UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant:	☒
Filed by a Party other than the Registrant:	☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

REDWOOD TRUST, INC.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

REDWOOD TRUST, INC.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Redwood Trust, Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders of Redwood Trust, Inc., a Maryland corporation, to be held on May 24, 2022 at 8:30 a.m., Pacific time, virtually via the Internet at www.meetnow.global/MZRAR64, as an alternative to an in-person meeting, for the following purposes:
1.To elect Greg H. Kubicek, Christopher J. Abate, Armando Falcon, Douglas B. Hansen, Debora D. Horvath, George W. Madison, Georganne C. Proctor, Dashiell I. Robinson, and Faith A. Schwartz to serve as directors until the Annual Meeting of Stockholders in 2023 and until their successors are duly elected and qualify;
2.To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2022;
3.To vote on a non-binding advisory resolution to approve named executive officer compensation; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, stockholders will not receive paper copies of our proxy materials unless they specifically request them. We will send a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 14, 2022 to our stockholders of record as of the close of business on March 25, 2022. We are also providing access to our proxy materials over the Internet beginning on or about April 14, 2022. Electronic delivery of our proxy materials will reduce printing and mailing costs relating to our Annual Meeting.
The Notice contains instructions for accessing the proxy materials, including the Proxy Statement and our annual report, and provides information on how stockholders may obtain paper copies free of charge. The Notice also provides the date and time of the Annual Meeting; the matters to be acted upon at the Annual Meeting and the Board’s recommendation with regard to each matter to be acted upon; and information on how to attend the Annual Meeting and vote online.
Our Board of Directors has fixed the close of business on March 25, 2022 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting.

YOUR VOTE IS IMPORTANT.
PLEASE PROMPTLY AUTHORIZE A PROXY TO CAST YOUR VOTES THROUGH THE INTERNET FOLLOWING THE VOTING PROCEDURES DESCRIBED IN THE NOTICE OR, IF YOU HAVE REQUESTED AND RECEIVED PAPER COPIES OF THE PROXY MATERIALS, BY TELEPHONE OR BY SIGNING, DATING AND RETURNING THE PROXY CARD SENT TO YOU.
To participate in the virtual Annual Meeting, stockholders of record (or “registered stockholders”) will need the control number included on your Notice, your proxy card, or on the instructions that accompanied your proxy materials.

If your stock is held through a broker, bank or other nominee (commonly referred to as being held “in street name”), you are a “beneficial stockholder” and your broker, bank or other nominee is considered the “stockholder of record” of those shares. In such case, you have the right to direct your broker, bank or other nominee how to vote your shares and will receive in the mail (or electronically, if you so elected) a voting instruction form with a control number from such broker, bank or other nominee. Beneficial stockholders can attend the virtual Annual Meeting in two ways:

•Pre-Registration with Legal Proxy. Beneficial stockholders may attend and vote at the virtual meeting by following the same standard pre-registration process that would have applied to an in-person meeting. To pre-register, send an email to legalproxy@computershare.com before 5:00 p.m. Pacific Time on May 16, 2022 and include your mailing address and an image of a legal proxy in your name from the broker, bank or other nominee that holds your shares. In order to obtain a legal proxy, you should, as soon as possible: (1) log into the voting site listed on the voting instruction form you received from your broker, bank or other nominee and click on “Vote in person at the meeting” or (2) request one through your bank, broker or other nominee. After you transmit the legal proxy to the foregoing email address, you will receive a control number from Computershare, our virtual meeting provider, to access the virtual meeting website as a “stockholder.”

◦Note that once you request a legal proxy, all control numbers you previously received from your broker (as described in the next paragraph) and any votes that you have previously cast will be invalidated. Thus, in order to vote your shares, you would need to attend the Annual Meeting with the new control number from Computershare and vote your shares during the Annual Meeting.

•Direct Access with Broker Control Number. Many beneficial stockholders may access the virtual meeting website as a “stockholder” using the control number directly provided by their broker, bank or other nominee on their voting instruction form, without the need for pre-registration with a legal proxy. If your shares are held in street name and your voting instruction form or notice indicates that you may vote those shares through either www.proxyvote.com or www.proxypush.com, then you may access, participate in and vote at the Annual Meeting by entering into the log-in page of the virtual meeting website the control number provided on your voting instruction form.

◦If your voting instruction form or notice directs you to a voting platform other than the two websites noted above, then it means that your broker, bank or other nominee is not a participant in this new service and therefore, you must follow the “Pre-Registration with Legal Proxy” process in order to participate in the virtual Annual Meeting as a “stockholder.”

We would like your shares to be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we respectfully request that you authorize your proxy over the Internet following the voting procedures described in the Notice. In addition, if you have requested or received a paper or email copy of the proxy materials, you can authorize your proxy over the telephone or by signing, dating and returning the proxy card sent to you. We encourage you to authorize your proxy by any of these methods even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

By Order of the Board of Directors,
/s/ Andrew P. Stone
Secretary
March 30, 2022

- i -

REDWOOD TRUST, INC.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2022

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Redwood Trust, Inc., a Maryland corporation (“Redwood,” the “Company,” “we,” or “us”), for exercise at the “virtual” Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 24, 2022 at 8:30 a.m., Pacific time, via the Internet, and at any adjournment or postponement thereof.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice of internet availability of proxy materials. All stockholders will have the ability to access proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this Proxy Statement available on the Internet on or about April 14, 2022 and to mail the Notice to all stockholders entitled to vote at the Annual Meeting on or about April 14, 2022. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials on or about April 14, 2022 or within three business days of such request.

The address and telephone number of our principal executive office are as set forth above and our website is www.redwoodtrust.com. Information on our website is not a part of this Proxy Statement.

INFORMATION ABOUT THE ANNUAL MEETING

Who May Attend the Annual Meeting

Only stockholders who own our common stock as of the close of business on March 25, 2022, the record date for the Annual Meeting, will be entitled to attend the Annual Meeting. In the discretion of management, we may permit certain other individuals to attend the Annual Meeting, including members of the media and our employees.

Who May Vote

Each share of our common stock outstanding on the record date for the Annual Meeting entitles the holder thereof to one vote. The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 25, 2022. As of March 25, 2022, there were 120,272,089 shares of common stock issued and outstanding. You can attend and vote at the virtual Annual Meeting or vote by authorizing a proxy. You may authorize your proxy through the Internet by following the voting procedures described in the Notice or, if you have requested and received paper copies of the proxy materials, by telephone or by signing, dating, and returning the proxy card sent to you. To use a particular voting procedure, follow the instructions on the Notice or the proxy card that you request and receive by mail or email.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If your shares are not registered in your own name and you plan to cast your votes at the virtual Annual Meeting, you should contact your broker or agent to obtain a broker’s proxy card in order to vote at the virtual Annual Meeting.

Voting by Proxy; Board of Directors’ Voting Recommendations

You may authorize your proxy over the Internet or, if you request and receive a proxy card by mail or email, over the phone or by signing, dating and returning the proxy card sent to you. If you vote by proxy, the individuals named on the proxy, or their substitutes, will cast your votes in the manner you indicate. If you date, sign, and return a proxy card without marking your voting instructions, your votes will be cast in accordance with the recommendations of Redwood’s Board of Directors, as follows:
•For the election of each of the nine nominees to serve as directors until the Annual Meeting of Stockholders in 2023 and until their successors are duly elected and qualify;
•For the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2022;
•For the approval of the non-binding advisory resolution approving the compensation of our named executive officers; and
•In the discretion of the proxy holder on any other matter that properly comes before the Annual Meeting.
You may revoke or change your proxy at any time before it is exercised by submitting a new proxy through the Internet or by telephone, delivering to us a signed proxy with a date later than your previously delivered proxy, by attending and voting at the Annual Meeting, or by sending a written revocation of your proxy addressed to Redwood’s Secretary at our principal executive office.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce printing and mailing costs relating to our Annual Meeting.

Quorum Requirement

The presence, by attendance at the virtual Annual Meeting or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Other Matters

Our Board of Directors knows of no other matters that may be presented for stockholder action at the Annual Meeting. If other matters properly come before the Annual Meeting, however, it is intended that the persons named in the proxies will vote on those matters in their discretion.

Information About the Proxy Statement and the Solicitation of Proxies

Your proxy is solicited by our Board of Directors and we will bear the costs of this solicitation. Proxy solicitations will be made by mail, and also may be made by our directors, officers, and employees in person or by telephone, facsimile transmission, e-mail, or other means of communication. Banks, brokerage houses, nominees, and other fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of shares of our common stock entitled to be voted at the Annual Meeting and to obtain authorization for the execution of proxies on behalf of beneficial owners. We will, upon request, reimburse those parties for their reasonable expenses in forwarding proxy materials to their beneficial owners.

In addition, we have retained MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018, to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and to contact brokerage houses and other nominees, fiduciaries and custodians to request that such entities forward soliciting materials to beneficial owners of our common stock. For these services, we will pay MacKenzie Partners, Inc. a fee not expected to exceed $15,000, plus expenses.

Annual Report

Our 2021 Annual Report, consisting of our Annual Report on Form 10-K for the year ended December 31, 2021, is being made available to stockholders together with this Proxy Statement and contains financial and other information about Redwood, including audited financial statements for our fiscal year ended December 31, 2021. Certain sections of our 2021 Annual Report are incorporated into this Proxy Statement by reference, as described in more detail under “Information Incorporated by Reference” at the end of this Proxy Statement. Our 2021 Annual Report is also available on our website.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Notice, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing and mailing costs.

Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of this document for your household, please contact our transfer agent, Computershare Trust Company, N.A., either in writing at: Computershare Investor Services, 150 Royall Street, Canton, MA 02021; or by telephone at: (888) 472-1955.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of this document in the future, please contact Computershare as indicated above.

Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

CORPORATE GOVERNANCE

Corporate Governance Standards

Our Board of Directors has adopted Corporate Governance Standards (“Governance Standards”). Our Governance Standards are available on our website as well as in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office. The Governance Standards contain general principles regarding the composition and functions of our Board of Directors and its committees.

Process for Nominating Potential Director Candidates

Identifying and Evaluating Nominees for Directors.  Our Board of Directors nominates director candidates for election by stockholders at each annual meeting and elects new directors to fill vacancies on our Board of Directors between annual meetings of the stockholders. Our Board of Directors has delegated the selection and initial evaluation of potential director nominees to the Governance and Nominating Committee with input from the Chief Executive Officer and President. The Governance and Nominating Committee makes the final recommendation of candidates to our Board of Directors for nomination. Our Board of Directors, taking into consideration the assessment of the Governance and Nominating Committee, also determines whether a nominee would be an independent director.

Stockholders’ Nominees.  Our Bylaws permit stockholders to nominate a candidate for election as a director at an annual meeting of the stockholders subject to compliance with certain notice and informational requirements, as more fully described below in this Proxy Statement under “Stockholder Proposals for the 2023 Annual Meeting.” A copy of the full text of our current Bylaws may be obtained by any stockholder upon written request addressed to Redwood’s Secretary at our principal executive office. Among other matters required under our Bylaws, any stockholder nominations should include the nominee’s name and qualifications for Board membership and should be addressed to Redwood’s Secretary at our principal executive office.

The policy of the Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for election to our Board of Directors. The Governance and Nominating Committee evaluates stockholder nominations in connection with its responsibilities set forth in its written charter and applies the qualification and diversity criteria set forth in the Governance Standards.

Director Qualifications.  Our Governance Standards contain Board membership criteria that apply to nominees for our Board of Directors. Each member of our Board of Directors must exhibit high standards of integrity, commitment, and independence of thought and judgment, and must be committed to promoting the best interests of Redwood. In addition, each director must devote the time and effort necessary to be a responsible and productive member of our Board of Directors. This includes developing knowledge about Redwood’s business operations and doing the work necessary to participate actively and effectively in Board and committee meetings.

Our Governance Standards also contain criteria that are intended to guide our Governance and Nominating Committee’s considerations of diversity in identifying nominees for our Board of Directors. In particular, our Governance Standards provide that the members of our Board of Directors should collectively possess a broad range of talent, skill, expertise, background, and life experience useful to effective oversight of our business and affairs and sufficient to provide sound and prudent guidance with respect to our operations and interests. Our Board of Directors considers diversity as broadly construed to mean a variety of identities, perspectives, personal and professional experiences and backgrounds. This can be represented in characteristics that include but are not limited to race, ethnicity, national origin, gender and sexual orientation. The self-assessments that are conducted each year by our Board of Directors and our Governance and Nominating Committee include an assessment of whether the Board’s then current composition represents the broad range of talent, skill, expertise, background, and life experience that is called for by our Governance Standards.

Two of our current directors, Richard D. Baum and Jeffrey T. Pero, are retiring from the Board of Directors, effective upon the conclusion of the Company’s 2022 Annual Meeting, at which time the Board of Directors will be reduced from eleven to nine members. Among our nine nominees for election to the Board, three nominees are women and another two nominees self-identify as individuals from an underrepresented community. For this purpose, an “individual from an underrepresented community” means an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender. This use of the term “individual from an underrepresented community” is consistent with the use of that term in California Assembly Bill 979.
A profile of the gender, racial and ethnic diversity of the nine nominees to Redwood’s Board of Directors is illustrated below:
We believe our directors have a well-rounded variety of diversity, skills, qualifications and experience, and represent an effective mix of deep company knowledge and outside perspectives. Additional information regarding the mix of experience, qualifications, attributes and skills of our directors is included under Item 1—Election of Directors on pages 13-20 of this Proxy Statement.

Director Independence

As required under Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual and our Governance Standards, on February 24, 2022 our Board of Directors affirmatively determined that none of the following directors have a material relationship (either directly or as a partner, shareholder, or officer of an organization that has a relationship) with us and that each of them qualifies as “independent” under Section 303A: Richard D. Baum, Greg H. Kubicek, Armando Falcon, Douglas B. Hansen, Debora D. Horvath, George W. Madison, Jeffrey T. Pero, Georganne C. Proctor, and Faith A. Schwartz. The Board of Directors’ determinations were made after consideration of, among other things, the relationships and related party transactions described below under “Additional Information About Directors and Executive Officers — Certain Relationships and Related Party Transactions” on page 94 of this Proxy Statement. Two members of our Board of Directors, Mr. Abate and Mr. Robinson, do not qualify as “independent” under Section 303A of the NYSE Listed Company Manual or our Governance Standards because they are Redwood’s Chief Executive Officer and President, respectively.

Board Leadership Structure

At Redwood, there is a separation of the board chair and chief executive officer roles. The Chair of the Board of Directors presides over meetings of the Board and serves as a liaison between the Board and management of Redwood. In addition, the Chair provides input regarding Board agendas, materials, and areas of focus, and may represent Redwood to external constituencies such as investors, governmental representatives, and business counterparties. The Chair is currently Richard D. Baum, who was elected Chair in September 2012 and who has served as an independent director of Redwood since 2001.

As discussed below under the heading “Board Tenure and Refreshment; Mandatory Retirement Age,” under our Governance Standards, an individual, including an incumbent director, is ineligible to stand for election or re-election to the Board after reaching age 75. In accordance with this retirement provision, Mr. Baum will be retiring from the Board of Directors, effective upon conclusion of the 2022 Annual Meeting of Stockholders. Upon Mr. Baum’s retirement, the Board will elect a new Chair.

Greg H. Kubicek, an independent director, currently serves as Vice Chair of the Board. The Vice Chair presides over meetings of the Board in the absence of the Chair and acts as a resource to management by providing strategic counsel and advice. Mr. Kubicek has served as an independent director of Redwood since 2002.

In addition, under the Governance Standards, each of the Audit Committee, Compensation Committee, and Governance and Nominating Committee of Redwood’s Board of Directors is comprised solely of independent directors.

The Board believes this leadership structure is appropriate for Redwood, as it provides for the Board to be led by, and its standing committees to be comprised of, independent directors. As an independent Chair of the Board, Mr. Baum brings nearly two decades of experience of serving on Redwood’s Board along with the important perspective of an independent director to this leadership position.

Executive Sessions

Pursuant to our Governance Standards, our non-employee directors (i.e., the nine of our eleven current directors who are not Redwood employees) meet in executive session at each regularly scheduled quarterly meeting of our Board of Directors and at such other times as determined by our Chair. In addition, if any non-employee director is not also an independent director, then, under our Governance Standards, our independent directors meet at least annually in executive session without any such non-independent directors.

Board of Directors’ Role in Risk Oversight

The Board of Directors takes a primary role in risk oversight. At its regular meetings, the Board of Directors reviews Redwood’s business and investment strategies and plans and seeks an understanding of the related risks as well as management’s approach to identifying and managing those risks. In carrying out its role in risk oversight, the Board of Directors receives and discusses quarterly reports from the Chief Executive Officer and Audit Committee, which also carries out a risk oversight function delegated by the Board of Directors.

Under its charter, the Audit Committee is specifically charged with (i) inquiring of management and Redwood’s independent registered public accounting firm about significant risks or exposures with respect to corporate accounting, reporting practices of Redwood, the quality and integrity of the financial reports and controls of Redwood, regulatory and accounting initiatives, and any off-balance sheet structures and (ii) assessing the steps management has taken to minimize such risks. In addition, the Audit Committee is specifically charged with regularly discussing with management Redwood’s policies with respect to risk assessment and risk management, including identification of Redwood’s major financial and operational risk exposures and the steps management has taken to monitor or control those exposures. For example, the Audit Committee receives quarterly reports from management regarding various financial risk management topics (such as interest rate risk, liquidity risk, and counterparty risk), and various operational risk management topics (such as cybersecurity, operations and regulatory compliance) and regularly discusses with management Redwood’s exposure to, and management of, financial and operational risks.

The Audit Committee carries out this function by, among other things, receiving a quarterly risk management report from Redwood’s Chief Executive Officer and other Redwood officers, and a quarterly internal audit report from Redwood’s head of internal audit, reviewing these reports, and discussing them by asking questions and providing direction to management. In addition, as noted below under “Audit Committee Matters — Audit Committee Report,” the Audit Committee also receives and discusses regular and required communications from

Redwood’s independent registered public accounting firm regarding, among other things, Redwood’s internal controls. In addition to discussion of these reports during Audit Committee meetings, as circumstances merit, the Audit Committee holds separate executive sessions with one or more of the Chief Executive Officer, Redwood’s head of internal audit, and representatives of Redwood’s independent registered public accounting firm to discuss any matters that the Audit Committee or these persons believe should be discussed in the absence of other members of management. Redwood’s head of internal audit and the Chair of the Audit Committee also regularly communicate between Audit Committee meetings.

In addition, when appropriate, the Board of Directors may delegate to the Compensation Committee and Governance and Nominating Committee risk oversight responsibilities with respect to certain matters or request that other committees review certain risk oversight matters. For example, the Compensation Committee has been delegated the responsibility for determining, on an annual basis, whether Redwood’s compensation policies and practices are reasonably likely to have a material adverse effect on Redwood. As another example, the Governance and Nominating Committee reports to the Board of Directors the results of its analysis of potential risks related to board leadership and composition, board structure, and executive succession planning.

The Board of Directors believes that this manner of administering the risk oversight function effectively integrates oversight into the Board of Directors’ leadership structure, because the risk oversight function is carried out both at the Board level as well as through delegation to the Audit Committee, which consists solely of independent directors, and when appropriate to the Compensation Committee and Governance and Nominating Committee, which also consist solely of independent directors.

Corporate Responsibility

Corporate responsibility and sustainability are foundational to Redwood’s ability to grow and deliver attractive risk-adjusted returns to stockholders over the long term. The sustainability of Redwood’s business depends on a broad array of factors, including a continuing focus on investments in our people, ethics and integrity, and corporate responsibility. Strong corporate governance, coupled with sound financial and operational risk management, are also essential pillars that support Redwood’s growth and sustainability. Redwood’s leaders and managers collaborate to develop and maintain corporate responsibility and sustainability initiatives, and metrics that measure their impact, and provide regular updates to Redwood’s Board of Directors and its standing committees. Additional information about Redwood’s corporate responsibility and sustainability programs and initiatives is included on Redwood’s corporate website at www.redwoodtrust.com under the heading “Corporate Responsibility.”

Board of Directors’ Role in ESG Oversight

Redwood’s management, under the oversight of the Board of Directors, formulates Redwood’s strategic and operational approach to environmental, social, and governance (“ESG”) matters and executes on specific ESG initiatives. The Board of Directors’ oversight of management’s approach to ESG matters is structured as follows, with the Board’s standing Committees playing primary roles and regularly providing reports to the full Board:
•Environmental Matters. As part of its oversight of financial risk, the Audit Committee reviews updates from management regarding environmental-related risk management and initiatives, including climate change-related risk.
•Social Matters. The Compensation Committee reviews updates from management regarding risk and opportunity related to social matters, including, among other things, human capital-related matters such as workforce inclusion and diversity initiatives and employee engagement efforts.
•Governance Matters. The Governance and Nominating Committee is responsible for overseeing corporate governance matters at Redwood, including, among other things, Board structure, Board composition and succession planning, the Board’s self-evaluation process, and the receipt, retention, and treatment of reported concerns related to potential violations of Redwood’s Code of Ethics.

Board of Directors’ Self-Evaluation Process

The Board believes it is important to periodically assess its own performance and effectiveness in carrying out its strategic and oversight role with respect to the Company. The Board evaluates its performance through annual self-assessments at the Board and Committee levels, as well as through annual individual director self-assessments that include one-on-one meetings conducted by the Board Chair with each of the other directors (or, with respect to the Board Chair, the Chair of the Governance and Nominating Committee). These self-assessments include analysis of the effectiveness of the Board, its Committees and its directors, how they are functioning and areas of potential improvement. The results of these performance reviews are also considered, among other things, by the Governance and Nominating Committee and the Board when considering whether to recommend a director for re-election and whether to consider new director candidates.

Board Tenure and Refreshment; Mandatory Retirement Age

Consistent with our Governance Standards, the Board is mindful that the composition of the Board, from a tenure and refreshment perspective, should reflect an appropriate mix of individuals with significant experience as a member of Redwood’s Board, together with individuals who are newer to service on Redwood’s Board, who bring fresh perspectives and additional diversity of thought. For example, given Redwood’s business model, which includes investing in long-term mortgage obligations and regularly accessing the mortgage finance markets, directors who have served on Redwood’s Board through multiple economic and financial market cycles are valued for the continuity and long-term perspectives they provide to other Board members and to management. At the same time, the business environment in which Redwood operates is constantly evolving – including from human capital and technological perspectives – and, therefore, Board refreshment is important to the continued effectiveness of the Board in the oversight of these and other evolving matters of importance to Redwood.

Board Refreshment Since 2016

January 2016
9 Directors
+ 7 Directors Added
− 7 Directors Departed*
May 2022*
*9 Directors

* Gives effect to the retirement of Mr. Baum and Mr. Pero upon conclusion of the 2022 Annual Meeting of Stockholders

At Redwood, refreshment of the composition of Redwood’s Board regularly occurs, for a variety of reasons, including the following:
•Director Retirement / Departure. Director departures and retirements, including in accordance with the mandatory retirement age set forth in our Governance Standards, prompt refreshment.
•Mandatory Retirement Age. Under our Governance Standards, an individual, including an incumbent director, generally is ineligible to stand for election or re-election to the Board after reaching age 75.
◦Effective as of the 2022 Annual Meeting of Stockholders, Mr. Baum and Mr. Pero will be retiring from the Board of Directors in accordance with the mandatory retirement provisions of our Governance Standards.
•Board Expansion. Redwood is permitted under its Charter to increase the size of the Board of Directors; expanding the size of the Board when merited enables Redwood to add new Board members to address emerging needs for Board-level expertise.
◦For example, in March 2021, Redwood announced that the size of the Board was increased from eight directors to 10, and Mr. Falcon and Ms. Schwartz were elected to serve on the Board; and in September 2021, Redwood announced that the size of the Board was increased from 10 directors to 11, and Mr. Robinson was elected to serve on the Board.
•Board’s Succession Planning / Self-Evaluation Process. The Board’s collective and individual self-assessment process (described further above under the heading “Board of Directors’ Self-Evaluation Process”) provides perspectives on Board composition that can prompt refreshment. In addition, Board refreshment results from the Board’s ongoing succession planning efforts, which include attracting new directors to replace directors who are expected to retire or otherwise depart from the Board.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with our Board of Directors by e-mail addressed to boardofdirectors@redwoodtrust.com. The Chair has access to this e-mail address and provides access to other directors as appropriate. Communications that are intended specifically for non-employee directors should be addressed to the Chair.

Director Attendance at Annual Meetings of Stockholders

Pursuant to our Governance Standards, Redwood’s directors are expected to attend annual meetings of stockholders in person or telephonically. All of Redwood’s directors attended last year’s annual meeting of stockholders, which was conducted solely as a “virtual” meeting, via a live webcast. We currently expect all directors nominated for election to attend telephonically or via webcast at this year's Annual Meeting.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to all of Redwood’s directors, officers, and employees. The Code of Ethics is available on our website as well as in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office.

We intend to post on our website and disclose in a Current Report on Form 8-K, to the extent required by applicable regulations, any change to the provisions of Redwood’s Code of Ethics and any waiver of a provision of the Code of Ethics.

STOCK OWNERSHIP REQUIREMENTS

Required Stock Ownership by Directors

Pursuant to our Governance Standards, non-employee directors are required to purchase from their own funds at least $50,000 of our common stock within three years from the date of commencement of their Board membership. Vested deferred stock units (“DSUs”) acquired by a director through the voluntary deferral of cash compensation that otherwise would have been paid to that director are counted towards this requirement. Any director whose status has changed from being an employee director to being a non-employee director is not subject to this requirement if that director held at least $50,000 of our common stock at the time of that change in status.

Additionally, non-employee directors are required to own common stock, including vested DSUs acquired through both voluntary and involuntary deferred compensation, equal to at least five times the annual cash retainer payable to non-employee directors (i.e., at least $450,000 in common stock based on the current annual cash retainer in effect) within five years from the date of commencement of their Board membership. Stock and DSUs acquired with respect to the $50,000 stock purchase requirement count toward the attainment of this additional stock ownership requirement. Compliance with these ownership requirements is measured on a purchase/acquisition cost basis.

As of the date of this Proxy Statement, all of our non-employee directors were in compliance with these requirements either due to ownership of the requisite number of shares and vested DSUs, or because the director was within the time period permitted to attain the required level of ownership.

Required Stock Ownership by Executive Officers

The Compensation Committee of our Board of Directors has set the following executive stock ownership requirements with respect to our executive officers:
•Each executive officer is required to own stock with a value at least equal to (i) six times current salary for the Chief Executive Officer, (ii) three times current salary for the President, and (iii) two times current salary for the other executive officers;
•Three years are allowed to initially attain the required level of ownership and three years are allowed to acquire additional incremental shares if promoted to a position with a higher requirement or when a salary increase results in a higher requirement (if not in compliance at the indicated times, then the executive officer is required to retain net after-tax shares delivered as compensation or from the Executive Deferred Compensation Plan until compliance is achieved);
•All shares owned outright are counted, including those held in trust for the executive officer and his or her immediate family, as well as vested DSUs and any other vested shares held pursuant to other employee plans; and
•Compliance with these requirements is measured on a purchase/acquisition cost basis, and includes DSUs acquired through both voluntary and involuntary deferred compensation.

As of the date of this Proxy Statement, all of Redwood’s executive officers were in compliance with these requirements either due to ownership of the requisite number of shares and vested DSUs, or because he or she was within the time period permitted to attain the required level of ownership. The chart below illustrates the stock ownership level (on a purchase/acquisition cost basis) relative to the applicable requirement for each of our executive officers as of December 31, 2021.

*	Ms. Carillo joined Redwood in May 2021 and has until May 31, 2024 to attain the level of ownership initially required for her role.

ITEM 1 — ELECTION OF DIRECTORS

Two of our current directors, Richard D. Baum and Jeffrey T. Pero, are retiring from the Board of Directors, effective upon the conclusion of the Company’s 2022 Annual Meeting, at which time the Board of Directors will be reduced from eleven to nine members. The nominees for those nine director positions are set forth below. In the event we are advised prior to the Annual Meeting that any nominee will be unable to serve or for good cause will not serve as a director if elected at the Annual Meeting, the proxies will cast votes for any person who shall be nominated by the present Board of Directors to fill such directorship.

Vote Required

If a quorum is present, the election of each nominee as a director requires a majority of the votes cast with respect to such nominee at the Annual Meeting. For purposes of the election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee for election as a director exceeds the number of votes cast “against” that nominee. Cumulative voting in the election of directors is not permitted. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote in the election of directors. In accordance with Redwood’s Bylaws and its Policy Regarding Majority Voting, any incumbent nominee for director must offer to resign from the Board if he or she fails to receive the required number of votes for re-election.

Nominees to Board of Directors

Name	Current Position with Redwood
Greg H. Kubicek	Vice Chair of the Board
Christopher J. Abate	Director and Chief Executive Officer
Armando Falcon	Director
Douglas B. Hansen	Director
Debora D. Horvath	Director
George W. Madison	Director
Georganne C. Proctor	Director
Dashiell I. Robinson	Director and President
Faith A. Schwartz	Director

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES IDENTIFIED ABOVE.

Set forth below are summaries of the self-identified diversity characteristics, and the experience, qualifications, attributes and skills, of each of the nominees for election at the Annual Meeting, as well as certain biographical information regarding each of these individuals.

For each nominee for election as a director, set forth on the following pages is biographical information regarding the nominee, as well as factors supporting the Board of Directors’ conclusion to nominate the nominee for election to continue to serve as a director.

Greg H. Kubicek, age 65, has been a director of Redwood since 2002 and Vice Chair of the Redwood Board of Directors since December 2020. Mr. Kubicek is President of The Holt Group, Inc., a real estate company and associated funds that purchase, develop, own, and manage real estate properties. Mr. Kubicek has also served as Chair of the Board of Cascade Corporation, an international manufacturing corporation. Mr. Kubicek holds an A.B. in Economics from Harvard

College.
The Board of Directors concluded that Mr. Kubicek should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes
•Management and entrepreneurial experience
•Expertise and experience in the real estate development industry
•Experience and expertise in the property management business
•Professional and educational background

Christopher J. Abate, age 42, has served as Chief Executive Officer since May 2018 and as a director since December 2017. Mr. Abate has been employed with Redwood since April 2006, previously serving as Redwood’s President from July 2016 to May 2018, Chief Financial Officer from March 2012 to August 2017, and Controller from January 2009 to March 2013. From October 2019 to December 2021, Mr. Abate served as Chair of the Board of Structured Finance

Association. Before joining Redwood, Mr. Abate was employed by PricewaterhouseCoopers LLP. He holds a B.A. in accounting and finance from Western Michigan University, an M.B.A. from the University of California at Berkeley and Columbia University.

The Board of Directors concluded that Mr. Abate should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience, including experience as Chief Executive Officer, President, Chief Financial Officer, and Controller of Redwood
•Skill and experience in managing balance sheet exposures and managing risks
•Skill and experience in executing capital markets transactions
•Finance and accounting expertise and experience
•Professional and educational background

Armando Falcon, age 61, has been a director of Redwood since March 2021. Mr. Falcon is CEO of Falcon Capital Advisors LLC, a management consulting firm based in Washington, DC, that provides strategic advice and technical assistance to financial services companies, mortgage industry companies, and government agencies on matters involving process reengineering, project management, regulatory compliance, and data analytics, which he founded in 2007. He previously served as the Director of the Office of Federal Housing Enterprise Oversight, and as the General Counsel for the Committee on Banking and Financial Services of the U.S. House of Representatives. Mr. Falcon currently serves on the Board of Directors of the American Stock Transfer and Trust Company and of the Structured Finance Association. Mr. Falcon also serves as an advisor to the Board of Directors of the National Association of Hispanic Real Estate Professionals. Mr. Falcon holds a B.A. from St. Mary’s University, an M.P.P. from Harvard University, and a J.D. from the University of Texas.

The Board of Directors concluded that Mr. Falcon should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience
•Experience in government service and financial regulation
•Expertise and experience in the real estate finance and financial services industries
•Expertise and experience relating to corporate and institutional governance
•Professional and educational background

Douglas B. Hansen, age 64, is a founder of Redwood, and served as Redwood’s President from 1994 through 2008. Mr. Hansen retired from his position as President of Redwood at the end of 2008. Mr. Hansen has been a director of Redwood since 1994. Mr. Hansen serves on the Board of Directors of Four Corners Property Trust, Inc., a publicly traded real estate investment trust. Mr. Hansen also serves on the board of River of Knowledge, a not-for-profit institution. Mr. Hansen holds an A.B. in Economics from Harvard College and an M.B.A. from Harvard Business School.
The Board of Directors concluded that Mr. Hansen should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience, including experience as President of Redwood Trust since its founding in 1994 through 2008
•Skill and experience in investing in real estate-related assets and managing portfolios of such investments
•Skill and experience in managing balance sheet exposures and managing risks
•Skill and experience in executing capital markets transactions
•Experience in finance and accounting matters
•Professional and educational background

Debora D. Horvath, age 67, has been a director of Redwood since 2016. Ms. Horvath is Principal of Horvath Consulting LLC, which she founded in 2010. From 2008 to 2010, Ms. Horvath served as an Executive Vice President for JP Morgan Chase & Co. Ms. Horvath served as an Executive Vice President and Chief Information Officer for Washington Mutual, Inc. from 2004 to 2008. Ms. Horvath, a 25-year veteran from General Electric Company (“GE”), served 12 years as a Senior

Vice President and Chief Information Officer for the GE insurance businesses. Ms. Horvath has been a Director of StanCorp Financial Group, Inc. since 2013. She was a director of the Federal Home Loan Bank of Seattle from 2012 to January 2014. Ms. Horvath holds a B.A. from Baldwin Wallace University.

The Board of Directors concluded that Ms. Horvath should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience
•Experience as a chief information officer
•Expertise and experience relating to information technology and technology risk management, including cybersecurity
•Accounting and finance experience
•Expertise and experience relating to institutional governance
•Professional and educational background

George W. Madison, age 68, has been a director of Redwood since July 2020. Mr. Madison is currently the sole member of Madison Governance Advisors LLC, a private corporate governance advisory business. Mr. Madison also currently serves on the Boards of Directors of HSBC North America Holdings Inc. (HNAH), an intermediate bank holding company of HSBC Holdings plc, and of HSBC Bank USA, N.A. (HBUS). Mr. Madison retired in March 2020, after serving as a partner at Sidley Austin LLP for six years, where he focused on financial institutions regulation and corporate governance issues on behalf of domestic and foreign financial firms and technology companies. Between April 2009 and June 2012, Mr. Madison served as the 30th General Counsel and chief law officer of the US Department of the Treasury and as a senior policy advisor and senior counselor to Treasury Secretary Timothy F. Geithner. Prior to April 2009, Mr. Madison served as Executive Vice President and General Counsel of TIAA-CREF and Executive Vice President, General Counsel and Corporate Secretary at Comerica Incorporated. Before working at TIAA and Comerica, Mr. Madison was a partner at Mayer Brown, LLP, and was the first African-American partner in the then 120-year history of the firm. Earlier in his career, Mr. Madison was associated with the law firm of Shearman & Sterling LLP in New York and served as a law clerk to the Honorable Nathaniel R. Jones at the U.S. Court of Appeals for the Sixth Circuit in Cincinnati. Mr. Madison holds a B.S. from New York University’s Stern School of Business, an M.B.A. from Columbia Business School, and a J.D. from Columbia Law School, where he was the 2011 keynote commencement speaker.

The Board of Directors concluded that Mr. Madison should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience
•Experience in government service and financial regulation
•Expertise and experience relating to corporate and institutional governance
•Expertise and experience in the banking, insurance, and investment management industries
•Professional and educational background

Georganne C. Proctor, age 65, has been a director of Redwood since March 2006. Ms. Proctor is the former Chief Financial Officer of TIAA-CREF, and served in that position from June 2006 to July 2010. Additionally, Ms. Proctor served jointly as Chief Financial Officer and Executive Vice President for Enterprise Integration at TIAA-CREF from January 2010 to July 2010. From July 2010 to October 2010, she continued to serve as Executive Vice President for Enterprise

Integration at TIAA-CREF from January 2010 to July 2010. From July 2010 to October 2010, she continued to serve as Executive Vice President for Enterprise Integration at TIAA-CREF. From 2003 to 2005, Ms. Proctor was Executive Vice President of Golden West Financial Corporation, a thrift institution. From 1994 to 1997, Ms. Proctor was Vice President of Bechtel Group, a global engineering firm, and also served as its Senior Vice President and Chief Financial Officer from 1997 to 2002 and as a director from 1999 to 2002. From 1991 to 1994, Ms. Proctor served as finance director of certain divisions of The Walt Disney Company, a diversified worldwide entertainment company. Ms. Proctor currently serves on the Board of Directors of Blucora, Inc., serving as Blucora’s Board Chair. Ms. Proctor previously served on the Board of Directors of Sculptor Capital Management, Inc. from 2011-2021, Kaiser Aluminum Corporation from 2006 to 2009 and SunEdison, Inc. from 2013 to 2017. Ms. Proctor holds a B.S. in Business Management from the University of South Dakota and an M.B.A. from California State University East Bay.

The Board of Directors concluded that Ms. Proctor should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Management experience
•Experience as a chief financial officer
•Expertise and experience in the banking, insurance, and investment management industries
•Professional and educational background

Dashiell I. Robinson, age 42, has served as Redwood’s President since December 2017 and as a director since August 2021. Prior to joining Redwood in September 2017, Mr. Robinson was employed at Wells Fargo Securities, serving as the Head of Mortgage Finance within the Asset-Backed Finance Group. In that role, Mr. Robinson led a team of banking professionals responsible for financing and distributing an array of residential mortgage products, and serving a broad suite of the firm’s operating and investing clients. Prior to his employment at Wells Fargo, Mr. Robinson was employed within the Structured Credit Products Group at Wachovia Capital Markets from 2001 to 2008, serving in banking, structuring and risk mitigation roles. Mr. Robinson holds a B.A. in English from Georgetown University.

The Board of Directors concluded that Mr. Robinson should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience, including experience as President and Executive Vice President of Redwood
•Expertise and experience in the real estate finance and financial services industries
•Skill and experience investing in mortgages and other real estate-related assets and managing portfolios of such investments
•Skill and experience in executing capital markets and structured finance transactions
•Professional and educational background

Faith A. Schwartz, age 61, has been a director of Redwood since March 2021. Ms. Schwartz is the President of Housing Finance Strategies, LLC, a professional services and advisory practice focusing on capital markets, rating agencies, and mortgage modernization and innovation, which she founded in 2016. Ms. Schwartz currently serves on the Board of Directors of Gateway First Bank, as well as on the boards of several other privately held mortgage industry-focused companies, including Class Valuation LLC. From 2013 to 2016, Ms. Schwartz served as Senior Vice President of Federal Practice of CoreLogic, Inc., a provider of property information, insight, analytics and data-enabled solutions. She is also the founder of HOPE NOW Alliance, a public-private initiative launched in 2007 to seek solutions for American families facing foreclosure during the Great Recession. Ms. Schwartz also previously served as Senior Vice President of Government, Housing, and Industry at Option One Mortgage Corporation, a subsidiary of H&R Block, from 2003 to 2007 and as Director of Alternative Markets and Director of National Sales at Freddie Mac between 1997 and 2003. As of October 2021, Ms. Schwartz serves on the Consumer Advisory Board for the Consumer Finance Protection Bureau (CFPB). She previously served on the Federal Reserve Board’s Consumer Advisory Council and in 2010 she founded HOPE LoanPort, a technology non-profit organization that helps families reach and sustain their goal of homeownership. She started her career at Dominion Bancshares Mortgage Company as Vice President of Capital Markets and Wholesale Lending. Ms. Schwartz holds a B.S. from Shippensburg State College and an M.B.A. from the University of Pittsburgh.

The Board of Directors concluded that Ms. Schwartz should be nominated to continue to serve as a director on account of, among other things, the following experience, qualifications, attributes, and skills:
•Leadership attributes and management experience
•Expertise and experience in the real estate finance industry and the use of technology within this industry
•Expertise and experience in the banking and financial services industries
•Professional and educational background

Current Directors - Retiring on May 24, 2022 / Not Standing for Re-Election

Richard D. Baum, age 75, is Chair of the Board and has been a director of Redwood since 2001. Between 2001 and 2020, Mr. Baum served as President and Managing Partner of Atwater Retirement Village LLC (a private company). From 2008 to mid-2009, Mr. Baum served as Executive Director of the California Commission for Economic Development. He also served as the Chief Deputy Insurance Commissioner for the State of California from 1991 to 1994 and 2003 to 2007. Mr. Baum served from 1996 to 2003 as the President and CEO of Care West Insurance Company, and prior to 1991 as Senior Vice President of Amfac, Inc., a diversified operating company engaged in various businesses, including real estate development and property management. Mr. Baum holds a B.A. from Stanford University, an M.A. from the State University of New York, and a J.D. from George Washington University, National Law Center.

On February 24, 2022, Mr. Baum notified the Board of Directors that he is retiring from the Board of Directors, effective upon conclusion of the 2022 Annual Meeting of Stockholders, and will not stand for reelection at the 2022 Annual Meeting of Stockholders. Mr. Baum’s retirement follows more than 20 years of service as a member of the Board of Directors, including 9 years as Chair of the Board.

Jeffrey T. Pero, age 75, has been a director of Redwood since November 2009. Mr. Pero retired in October 2009, after serving as a partner for more than 23 years, from the international law firm of Latham & Watkins LLP. At Latham & Watkins LLP, Mr. Pero’s practice focused on advising clients regarding corporate governance matters, debt and equity financings, mergers and acquisitions, and compliance with U.S. securities laws; Mr. Pero also served in various firm management positions. Mr. Pero served on the Board of Directors of BRE Properties, Inc. from 2009 to 2014. Mr. Pero holds a B.A. from the University of Notre Dame and a J.D. from New York University School of Law.

On February 24, 2022, Mr. Pero notified the Board of Directors that he is retiring from the Board of Directors, effective upon conclusion of the 2022 Annual Meeting of Stockholders, and will not stand for reelection at the 2022 Annual Meeting of Stockholders. Mr. Pero’s retirement follows more than 12 years of service as a member of the Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors currently consists of 11 directors. On February 24, 2022, Richard D. Baum and Jeffrey T. Pero notified the Board of Directors that they are retiring from the Board of Directors, effective upon conclusion of the 2022 Annual Meeting of Stockholders. Following the conclusion of the Annual Meeting, our Board of Directors will be reduced from eleven directors to nine directors.
Our Board of Directors has established three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The membership of each Committee and the function of each Committee are described below. Each of the Committees has adopted a charter and the charters of all Committees are available on our website and in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office.
Our Board of Directors held a total of 13 meetings during 2021. The non-employee directors of Redwood met in executive session at four meetings during 2021. Mr. Baum presided at executive sessions of the non-employee directors during 2021, all of whom qualified as “independent” under Rule 303A of the NYSE Listed Company Manual. No director attended fewer than 75% of the meetings of the Board of Directors and the Committees on which he or she served and all of our then-incumbent directors attended last year’s annual meeting of stockholders, which was conducted solely as a “virtual” meeting, via a live webcast.

Audit Committee. We have a separately designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee’s function includes providing oversight regarding accounting, auditing, risk management, and financial reporting practices of Redwood. The Audit Committee consists solely of non-employee directors, all of whom our Board of Directors has determined are independent within the meaning of the listing standards of the NYSE and the rules of the SEC. Our Board of Directors has determined that all members of the Audit Committee are “financially literate” within the meaning of the applicable regulations and standards and has designated each of Ms. Horvath and Ms. Proctor as an “audit committee financial expert” within the meaning of the applicable regulations and standards. The Audit Committee met eight times in 2021 in order to carry out its responsibilities, as discussed below under “Audit Committee Matters — Audit Committee Report.”

Compensation Committee. The Compensation Committee’s function includes reviewing and approving Redwood’s compensation philosophy, reviewing the competitiveness of Redwood’s compensation practices, as well as risks that may arise from those practices, determining and approving the annual base salaries and incentive compensation paid to our executive officers, approving the terms and conditions of proposed incentive plans applicable to our executive officers and other employees, approving and overseeing the administration of Redwood’s employee benefit plans, and reviewing and approving hiring and severance arrangements for our executive officers. The Compensation Committee also oversees risk and opportunity related to social matters, which at Redwood includes, among other things, human capital-related matters such as workforce inclusion and diversity initiatives and employee engagement efforts. The Compensation Committee consists solely of non-employee directors, each of whom our Board of Directors has determined is independent within the meaning of the listing standards of the NYSE and are “non-employee directors” within the meaning of the rules of the SEC. The Compensation Committee met nine times in 2021 in order to carry out its responsibilities, as discussed below under “Executive Compensation — Compensation Discussion and Analysis.”

Governance and Nominating Committee. The Governance and Nominating Committee’s function includes reviewing and considering corporate governance guidelines and principles, evaluating potential director candidates and recommending qualified candidates to the full Board, reviewing executive succession planning, and evaluating executives in connection with succession planning, and overseeing the self-evaluation of the Board of Directors. The Governance and Nominating Committee also carries out responsibilities related to the receipt, retention, and treatment of reported concerns related to potential violations of Redwood’s Code of Ethics. The Governance and Nominating Committee consists solely of non-employee directors, each of whom our Board of Directors has determined is independent within the meaning of the listing standards of the NYSE. The Governance and Nominating Committee met six times in 2021 in order to carry out its responsibilities.

Committee Members

The current members of each of the three standing committees are listed below, with the Chair appearing first.

Audit	Compensation	Governance and Nominating
Greg H. Kubicek	Georganne C. Proctor	Jeffrey T. Pero
Debora D. Horvath	Richard D. Baum	Richard D. Baum
George W. Madison	Armando Falcon	Armando Falcon
Georganne C. Proctor	Debora D. Horvath	George W. Madison
Faith A. Schwartz	Greg H. Kubicek	Faith A. Schwartz
Jeffrey T. Pero

DIRECTOR COMPENSATION

Information on our non-employee director cash compensation paid (or currently scheduled to be paid) during the annual periods commencing in May 2020, May 2021, and May 2022, is set forth in the tables below. Non-employee director cash compensation is paid quarterly, in arrears.

Non-Employee Director Cash Compensation
	Annual Period Commencing May 1,
	2020	2021 and 2022
Annual Retainer *	$85,000	$90,000
Retainer for Service as a Committee Member (per Committee)**	$12,500	$12,500
————
* The Chairs of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee each currently receive an additional annual cash retainer of $20,000, and the additional annual cash retainer payable to the Chair of the Board of the Directors is currently $120,000.
**For the annual periods commencing at or after May 2020, non-employee directors who are members of Board Committees receive a retainer for their service on each Committee and do not receive committee meeting attendance fees. In cases where a non-employee director is formally invited to participate in a committee meeting of which he or she is not a member, he or she will be paid $2,000 per meeting for in-person attendance and $1,000 per meeting for telephonic attendance.
After submission of appropriate documentation on a timely basis, non-employee directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings, as well as for their and, in some cases, their guests’ attendance at other Redwood-related meetings or events. Non-employee directors may also be reimbursed for out-of-pocket expenses incurred in attending conferences or educational seminars that relate to their Board service and are approved by the Chair of the Governance and Nominating Committee.
Non-employee directors are also granted deferred stock units (“DSUs”), or comparable equity-based awards, each year at the time of the annual meeting of stockholders. The number of DSUs granted is determined by dividing the dollar value of the grant by the closing price of Redwood’s common stock on the NYSE on the day of grant (and rounding to the nearest whole share amount). In May 2021, non-employee directors received an annual DSU award valued at $110,000 and, as discussed below, in August 2021, non-employee directors received a supplemental DSU award valued at $15,000, bringing the aggregate equity retainer for the May 2021 to May 2022 annual period to $125,000.
On the 2022 Annual Meeting date, non-employee directors who are re-elected will receive an annual grant of vested DSUs for the May 2022 to May 2023 annual period determined by dividing $125,000 by the closing price of Redwood’s common stock on the meeting date. Non-employee directors may also be granted equity-based awards upon their initial election to the Board. These initial and annual DSU grants are fully vested upon grant, and they are generally subject to a mandatory three-year holding period. Dividend equivalent rights on DSUs are generally paid in cash to directors on each dividend distribution date.
In August 2021, following a review of director compensation by the Compensation Committee and Governance and Nominating Committee, with the assistance of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), the Board of Directors approved certain changes to the compensation program for non-employee directors. In connection with these changes, FW Cook conducted an independent review of Redwood’s non-employee director compensation program at the request of the Compensation Committee. The review conducted by FW Cook included benchmarking against non-employee director compensation at the companies that comprise Redwood's executive compensation benchmarking peer group. The changes for the program effective beginning with the May 2021 to May 2022 annual period are intended to keep Redwood’s total average annual compensation for non-employee directors at or near the compensation benchmarking peer group median. Further details regarding the executive compensation benchmarking peer group and benchmarking practices are provided on pages 48-50 of this Proxy Statement under the heading “Executive Compensation — Compensation Benchmarking for 2021.” In particular, the Board approved the following changes, in each case effective beginning with the May 2021 to May 2022 annual period: an increased cash retainer for Board service from $85,000 to $90,000; an increased annual equity retainer for Board service from $110,000 to $125,000 (which resulted in a supplemental equity award grant to each non-employee director in August 2021 with a grant date fair value of $15,000); and an increased annual cash retainer for service as Board Chair from $75,000 to $120,000.
Each director may elect to defer receipt of cash compensation or dividend equivalent rights through Redwood’s Executive Deferred Compensation Plan. Cash balances in the Executive Deferred Compensation Plan are unsecured liabilities of Redwood and are utilized by Redwood as available capital to fund investments and operations. Based on each director’s election, deferred compensation can either be deferred into a cash account and earn a rate of return that is equivalent to 120% of the applicable long-term federal rate published by the IRS compounded monthly or be deferred into deferred stock units which will, among other things, entitle them to receive dividend equivalent rights related to those units.
Each year the Compensation Committee and Governance and Nominating Committee review Redwood’s compensation of non-employee directors with the assistance of the Compensation Committee’s independent compensation consultant, FW Cook. Any changes to non-employee director compensation recommended by these Committees are subject to review and approval by the Board. For the May 2022 to May 2023 annual period, these Committees intend to review Redwood’s non-employee director compensation in mid-2022, when updated benchmarking data will become available to FW Cook. Any changes to non-employee director compensation that are approved by the Board following this mid-2022 review may increase or decrease non-employee director compensation for the May 2022 to May 2023 annual period from the amounts set forth in the "Non-Employee Director Cash Compensation" table on the preceding page.

Non-Employee Director Compensation — 2021

The following table provides information on non-employee director compensation for the 2021 calendar year. Director compensation is set by the Board and is subject to change. Directors who are employed by Redwood do not receive any compensation for their Board activities.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Richard D. Baum	$215,719	$124,980	—	$340,699
Armando Falcon(4)	$86,820	$135,733	—	$222,553
Douglas B. Hansen	$96,072	$124,980	—	$221,052
Debora D. Horvath	$113,072	$124,980	—	$238,052
Greg H. Kubicek	$133,072	$124,980	—	$258,052
George W. Madison	$113,072	$124,980	—	$238,052
Jeffrey T. Pero	$133,072	$124,980	—	$258,052
Georganne C. Proctor	$133,072	$124,980	—	$258,052
Faith A. Schwartz(4)	$86,820	$135,733	—	$222,553
(1)Fees earned are based on the non-employee director compensation policy in place for 2021: (i) annual cash retainer of $85,000 from January 1, 2021 to May 20, 2021, and $90,000 from May 21, 2021 onward; (ii) additional annual retainer for the Chair of the Board of $75,000 from January 1, 2021 to May 20, 2021, and $120,000 from May 21, 2021 onward; (iii) additional annual retainer for Audit Committee Chair, Compensation Committee Chair, and Governance and Nominating Committee Chair of $20,000; (iv) invitational committee fees of $2,000 (in person) and $1,000 (telephonic); and (v) an annual committee retainer of $12,500 per committee.
(2)Stock awards consisted of grants of vested DSUs. The value of DSUs awarded was determined in accordance with FASB Accounting Standards Codification Topic 718. The value of dividend equivalent rights associated with DSUs was taken into account in establishing the value of these DSUs and previously granted DSUs. Therefore, dividend equivalent rights payments made during 2021 to non-employee directors are not considered compensation or other amounts reported in the table above. Information regarding the assumptions used to value our non-employee directors’ DSUs is provided in Note 18 to our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on February 25, 2022.
(3)As of December 31, 2021, the aggregate number of stock awards outstanding for each then-serving non-employee director was as follows: Richard D. Baum had 30,518 vested DSUs; Armando Falcon had 19,041 vested DSUs, Douglas B. Hansen had 30,518 vested DSUs; Debora D. Horvath had 30,518 vested DSUs; Greg H. Kubicek had 292,387 vested DSUs; George W. Madison had 39,654 vested DSUs; Jeffrey T. Pero had 46,240 vested DSUs; Georganne C. Proctor had 141,591 vested DSUs; and Faith A. Schwartz had 19,041 vested DSUs.
(4)Mr. Falcon and Ms. Schwartz were elected to Redwood’s Board on March 30, 2021 and, at that time, each received a prorated grant of 1,028 DSUs. In addition, during 2021 each of Mr. Falcon and Ms. Schwartz elected to defer all $86,820 of their fees earned in cash into 6,756 DSUs through Redwood’s Executive Deferred Compensation Plan.

The following table provides information on stock unit distributions in common stock to non-employee directors from our Executive Deferred Compensation Plan in 2021. Stock units distributed represent compensation previously granted in prior years and were reported as director or executive compensation in those prior years.

Name	DSUs Distributed (#)(1)	Aggregate Value of DSUs Distributed ($)(2)
Richard D. Baum	6,016	$65,454
Douglas B. Hansen	6,016	$65,454
Debora Horvath	6,016	$65,454
Jeffrey T. Pero	9,001	$100,000

(1)DSUs distributed in 2021 were generally originally granted in 2018. Mr. Pero’s 2021 DSU distribution included compensation earned in 2019, which he elected to defer into Redwood’s Executive Deferred Compensation Plan.
(2)The aggregate value of DSUs distributed is calculated by multiplying the number of DSUs distributed by the fair market value of Redwood common stock on the date of distribution.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Executive officers of Redwood as of March 25, 2022 are listed in the table below.

Name	Position with Redwood as of March 25, 2022	Age
Christopher J. Abate	Chief Executive Officer	42
Dashiell I. Robinson	President	42
Brooke E. Carillo	Chief Financial Officer	35
Andrew P. Stone	Executive Vice President, Chief Legal Officer and Secretary	50
Sasha G. Macomber	Chief Human Resource Officer	53
For purposes of this Proxy Statement, each of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, Ms. Macomber, and Collin L. Cochrane (who served as Chief Financial Officer for a portion of 2021), are Named Executive Officers (“NEOs”). Biographical information regarding these executive officers and Mr. Cochrane is set forth below.

Christopher J. Abate, age 42, serves as Chief Executive Officer and as a director of Redwood. Mr. Abate has been employed with Redwood since April 2006, previously serving as Redwood’s President from July 2016 to May 2018, Chief Financial Officer from March 2012 to August 2017, and Controller from January 2009 to March 2013. From October 2019 to December 2021, Mr. Abate served as Chair of the Board of the Structured Finance Association. Before joining Redwood, Mr. Abate was employed by PricewaterhouseCoopers LLP. He holds a B.A. in accounting and finance from Western Michigan University, an M.B.A. from the University of California at Berkeley and Columbia University.

Dashiell I. Robinson, age 42, serves as President of Redwood and as a director of Redwood. He joined the Company as Executive Vice President in September 2017. Prior to joining Redwood in September 2017, Mr. Robinson was employed at Wells Fargo Securities, serving as the Head of Mortgage Finance within the Asset-Backed Finance Group. In that role, Mr. Robinson led a team of banking professionals responsible for financing and distributing an array of residential mortgage products, and serving a broad suite of the firm’s operating and investing clients. Prior to his employment at Wells Fargo, Mr. Robinson was employed within the Structured Credit Products Group at Wachovia Capital Markets from 2001 to 2008, serving in banking, structuring and risk mitigation roles. Mr. Robinson holds a B.A. in English from Georgetown University.

Brooke E. Carillo, age 35, serves as Chief Financial Officer of Redwood. Prior to joining Redwood in May 2021, Ms. Carillo was employed at Annaly Capital Management, Inc., most recently serving as the Head of Corporate Development and Strategy. In that role, Ms. Carillo led the corporate strategy, capital markets and investor relations departments, and served on the firm’s Operating Committee. Prior to joining Annaly in 2010, Ms. Carillo worked in investment banking within the Financial Institutions Group at Bank of America Merrill Lynch. Ms. Carillo holds a B.S. in Economics from Duke University.

Andrew P. Stone, age 50, serves as Executive Vice President, Chief Legal Officer and Secretary of Redwood. Mr. Stone has been employed by Redwood since December 2008. Prior to joining Redwood, he served as Deputy General Counsel of Thomas Weisel Partners Group, Inc. from 2006 to 2008 and, between 1996 and 2006, he practiced corporate and securities law at Sullivan & Cromwell LLP and Brobeck, Phleger & Harrison LLP. Mr. Stone holds a B.A. in mathematics and history from Kenyon College and a J.D. from New York University School of Law.

Sasha G. Macomber, age 53, serves as Chief Human Resource Officer of Redwood. Prior to joining Redwood in April 2018, Ms. Macomber spent 11 years with Peet’s Coffee in the San Francisco Bay Area, leading various aspects of human resources including talent acquisition, talent management, HR business partnerships, employee engagement, and leadership communications. Ms. Macomber has also held HR leadership roles within consumer goods and technology companies, including The North Face, Room & Board, and QRS Corporation. Ms. Macomber has a B.A. degree in English Literature from Mills College and an M.S. in Organizational Development from the University of San Francisco.

Collin L. Cochrane, age 45, serves as Chief Accounting Officer of Redwood. Mr. Cochrane also served as Redwood’s Chief Financial Officer from September 2017 to May 2021. From March 2013 to September 2017, he served as Controller and Managing Director. Prior to joining Redwood in 2013, Mr. Cochrane served as Chief Accounting Officer and Controller for iStar Financial Inc., where he was employed from 2001 to March 2013. Prior to joining iStar Financial, Mr. Cochrane was employed as an auditor by Ernst & Young LLP from 1999 to 2001. Mr. Cochrane is a certified public accountant (inactive) and holds a B.S. in Accounting from the Leventhal School of Accounting at the University of Southern California.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information, as of March 25, 2022, about the beneficial ownership of our common stock by our current directors and executive officers, our NEOs and by all of our current directors, executive officers, and NEOs as a group. As indicated in the notes, the table includes common stock equivalents held by these individuals through Redwood-sponsored plans and benefits programs. Except as otherwise indicated and for such power that may be shared with a spouse, each person has sole investment and voting power with respect to the shares shown to be beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC.

Executive Officers and NEOs	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(2)
Christopher J. Abate(3)	373,131	*
Dashiell I. Robinson(4)	207,585	*
Brooke Carillo(5)	20,500	*
Andrew P. Stone(6)	151,026	*
Sasha G. Macomber(7)	49,263	*
Collin L. Cochrane(8)	98,788	*
Non-Employee Directors
Richard D. Baum(9)	83,927	*
Armando Falcon(10)	19,041	*
Douglas B. Hansen(11)	387,192	*
Debora D. Horvath(12)	55,657	*
Greg H. Kubicek(13)	400,754	*
George W. Madison(14)	39,654	*
Jeffrey T. Pero(15)	133,488	*
Georganne C. Proctor(16)	141,591	*
Faith A. Schwartz(17)	19,041	*
All directors, executive officers, and NEOs as a group (15 persons)(18)	2,180,638	1.80%

* Less than 1%.
(1)Represents shares of common stock outstanding and common stock underlying performance stock units and deferred stock units that have vested or will vest within 60 days of March 25, 2022.
(2)Based on 120,272,089 shares of our common stock outstanding as of March 25, 2022.
(3)Includes 197,989 shares of common stock and 175,142 deferred stock units that have vested or will vest within 60 days of March 25, 2022.
(4)Includes 52,375 shares of common stock and 155,210 deferred stock units that have vested or will vest within 60 days of March 25, 2022.
(5)Includes 20,500 shares of common stock as of March 25, 2022.
(6)Includes 99,920 shares of common stock, and 51,106 deferred stock units that have vested or will vest within 60 days of March 25, 2022.
(7)Includes 1,072 shares of common stock, and 48,191 deferred stock units that have vested or will vest within 60 days of March 25, 2022.
(8)For purposes of this Proxy Statement, Mr. Cochrane (who served as Chief Financial Officer for a portion of 2021) is a Named Executive Officer for 2021. Includes 57,309 shares of common stock, and 41,479 deferred stock units that have vested or will vest within 60 days of March 25, 2022.

(9)Includes 53,409 shares of common stock, and 30,518 deferred stock units.
(10)Includes 19,041 deferred stock units.
(11)Includes 356,674 shares of common stock, and 30,518 deferred stock units.
(12)Includes 25,139 shares of common stock and 30,518 deferred stock units.
(13)Includes 106,455 shares of common stock held in direct ownership, living trusts and through an unaffiliated pension plan, 1,912 shares held of record by Mr. Kubicek’s spouse, and 292,387 vested deferred stock units.
(14)Includes 39,654 deferred stock units.
(15)Includes 87,249 shares of common stock and 46,240 vested deferred stock units.
(16)Includes 141,591 deferred stock units.
(17)Includes 19,041 deferred stock units.
(18)Includes 1,060,003 shares of common stock, and 1,120,635 vested deferred stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of the dates noted below, with respect to shares of our common stock owned by each person or entity known by us to be the beneficial owner of approximately 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(1)
BlackRock, Inc.(2)	20,373,065	16.9%
The Vanguard Group(3)	12,095,033	10.1%
FMR LLC(4)	9,304,912	7.7%

(1)Based on 120,272,089 shares of our common stock outstanding as of March 25, 2022.
(2)Address: 55 East 52nd Street, New York, New York 10055. The information in the above table and this footnote concerning the shares of common stock beneficially owned by BlackRock, Inc. (BlackRock) is based on the amended Schedule 13G filed by BlackRock with the SEC on February 7, 2022, which indicates that BlackRock and certain other subsidiary entities make aggregate reports on Schedule 13G and that such entities, in the aggregate, have sole dispositive power with respect to 20,373,065 shares and sole voting power with respect to 19,664,585 shares.
(3)Address: 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The information in the above table and this footnote concerning the shares of common stock beneficially owned by The Vanguard Group (Vanguard) is based on the amended Schedule 13G filed by Vanguard with the SEC on February 10, 2022, which indicates that Vanguard and certain other subsidiary entities make aggregate reports on Schedule 13G and that such entities, in the aggregate, have sole dispositive power with respect to 11,908,860 shares, shared dispositive power with respect to 186,173 shares, and shared voting power with respect to 91,271 shares.
(4)Address: 245 Summer Street, Boston, Massachusetts 02210. The information in the above table and this footnote concerning the shares of common stock beneficially owned by FMR LLC (FMR) is based on the amended Schedule 13G filed by FMR with the SEC on February 9, 2022, which indicates that FMR and certain other subsidiary entities make aggregate reports on Schedule 13G and that such entities, in the aggregate, have sole dispositive power with respect to 9,304,912 shares and sole voting power with respect to 1,619,775 shares.

EXECUTIVE COMPENSATION

Table of Contents

Executive Summary of Compensation Discussion and Analysis	32
Compensation Discussion and Analysis (CD&A)	38
Section I - Introduction	38
Named Executive Officers	38
Compensation Committee	38
Redwood’s Business Model and Internal Management Structure	39
Overall Compensation Philosophy and Objectives	40
Outreach to Stockholders	41
“Say-on-Pay” Support from Stockholders	43
Section II - Executive Compensation in 2021	44
Redwood’s 2021 Performance	44
Elements of Compensation in 2021	45
Process for Compensation Determinations for 2021	48
Compensation Benchmarking for 2021	48
2021 Base Salaries	50
2021 Performance-Based Annual Bonus Compensation	51
Performance-Based Annual Bonuses Earned for 2021	55
2021 Long-Term Equity-Based Incentive Awards	59
Vesting and Mandatory Holding Periods for 2021 Long-Term Equity-Based Incentive Awards	63
Pay-for-Performance Outcomes from Long-Term Equity-Based Incentive Awards	64
Section III - Other Compensation, Plans and Benefits	66
Deferred Compensation	66
Employee Stock Purchase Plan	66
401(k) Plan and Other Matching Contributions	67
Other Compensation and Benefits	67
Severance and Change of Control Arrangements	67
Section IV - Compensation-Related Policies and Tax Considerations	69
Mandatory Executive Stock Ownership Requirements	69
Prohibition on Use of Margin, Pledging, and Hedging in Respect of Redwood Shares	69
Clawback Policy	70
Tax Considerations	70
Accounting Standards	70
Section V - Conclusion	71
Certain Compensation Determinations Relating to 2022	71
Compensation Committee Report	72
Executive Compensation Tables	73
Compensation Risks	91
CEO Pay Ratio	91

COMPENSATION DISCUSSION & ANALYSIS (CD&A) - EXECUTIVE SUMMARY
➢ Introductory Remarks of the Compensation Committee Chair
We thank you for the time you take to read the CD&A that follows as you prepare for Redwood’s 2022 Annual Meeting of Stockholders. This Executive Summary provides a review of key factors the Committee considered in evaluating the structure of the executive compensation program and the effective application of pay-for-performance principles at Redwood in 2021. As in past years, the Committee has continued to directly engage with stockholders and take into account the perspectives and feedback you provide. We appreciate and value your input.

Redwood’s executive team began 2021 with the majority of its target compensation at risk and subject to pay-for-performance realization. With industry-wide results now broadly disclosed and available, it is clear that Redwood’s 2021 performance was truly outstanding from the perspective of total shareholder return (“TSR”), earnings, and dividend growth, as well as across a broad spectrum of other financial and operational metrics.
TSR Outperformance in 2021 ▪Redwood Trust (NYSE: RWT): 60% ▪S&P 500: 29% ▪S&P SmallCap 600 Financials: 27% ▪Russell 3000: 26%

A more in-depth review of the results Redwood delivered in 2021 – and the linkage between those results and compensation outcomes – can be found within the pages that follow. As an example, return on equity (“ROE”) is a key financial return metric that links pay to performance within Redwood’s compensation program. Redwood’s 2021 ROE was among the highest it has ever reported and annual bonus realization by the executive team was commensurate with these results.

ROE Outperformance in 2021(1) ▪Redwood Trust: 25% ▪mREIT Peers(2) median: 10% ▪S&P SmallCap 600 Financials median: 12%
The strength of Redwood’s 2021 returns stands out when compared to other small cap financial firms and the mortgage REITs within the peer group to which we have regularly compared Redwood’s performance over recent years (“mREIT Peers”). In short, Redwood’s 2021 performance not only significantly exceeded the Committee’s ROE-based target for the year, but also, on a relative basis, meaningfully outperformed compared to firms in these peer and comparator groups (many of which also had very strong years).

Fundamentally, Redwood’s 2021 performance was driven by continued execution and implementation of management’s long-term strategic plans – initiated pre-COVID – for expanding the company’s footprint in housing finance. It also reflected the effective implementation of the operational and strategic repositioning management initiated in mid-2020 (and carried into 2021) in response to the onset of the COVID-19 pandemic. Within this operational and strategic framework, Redwood’s overall 2021 performance was not the result of any one single factor, but rather was supported by record levels of business within both of its mortgage loan operating platforms, as well as robust returns from its investment portfolio. Importantly, Redwood’s 2021 performance was executed within an appropriate financial and operational risk profile overseen by the Board – most notably, with lower levels of recourse debt leverage than historically employed at Redwood pre-COVID.
Overall, the Committee believes the structure of the executive compensation program has supported Redwood’s strategic growth plans and financial, operating and sustainability/ESG goals. In particular, as Redwood continues forward on its path to achieving transformative scale, the Committee has sought to ensure that compensation at Redwood enables the company to incentivize, attract and retain key leadership talent with skills and experience sought after not only in the mortgage industry, but also across a broad spectrum of public and private financial institutions and investment-focused firms.
Georganne C. Proctor,
Chair – Compensation Committee

Endnotes are set forth on page 37, following the conclusion of this Executive Summary.

REDWOOD’S 2021 PERFORMANCE
➢ Redwood’s 2021 Performance – Outperformance on an Absolute and Relative Basis
Redwood’s business includes two mortgage loan operating platforms – Residential and Business Purpose – that originate and/or transact in mortgage loans. Through these operating platforms Redwood generates mortgage banking revenue and creates accretive investments to hold as portfolio assets. These investments Redwood creates, together with other mortgage- and housing-related assets Redwood invests in, comprise the investment portfolio that Redwood manages to generate interest income and gains.
Based on this business model, the Committee has viewed the following financial, return and operational metrics as highly relevant to assessing Redwood’s absolute and relative performance and driving pay-for-performance compensation outcomes. As described in the full CD&A that follows, measurement of Redwood’s performance using each of these metrics is structurally incorporated into Redwood’s executive compensation program.

2021 Outperformance – Financial, Return and Operational Metrics
Total Shareholder Return (TSR) – 2021	Book Value TSR (bvTSR) – 2021
Redwood’s 2021 TSR meaningfully outpaced broad-based indices, as well as the FTSE NAREIT Mortgage REITs index and Redwood’s mREIT Peers.(3)	Redwood’s 2021 bvTSR, which represents the change in book value plus cash dividends, was meaningfully above these same indices and the mREIT Peers.(4)

Total Shareholder Return

60%
16%
7%
29%
27%
26%
RWT
mREIT NAREIT
mREIT Peers
S&P 500
S&P 600 Small Cap Financials
Russell 3000

Book Value TSR

30%
7%
4%
10%
7%
7%
RWT
mREIT NAREIT
mREIT Peers
S&P 500
S&P 600 Small Cap Financials
Russell 3000

Return-on-Equity (ROE) – 2021	Portfolio and Operational Performance – 2021
Redwood’s 2021 ROE was very strong on both an absolute and relative basis compared to these same indices and the mREIT Peers.(5)

ROE
25%
9%
10%
18%
12%
7%
RWT
mREIT NAREIT
mREIT Peers
S&P 500
S&P 600 Small Cap Financials
Russell 3000

▪Residential Mortgage Loans. In 2021, achieved a record level of transaction volume in residential loans, capping an 18% compounded annual growth rate (CAGR) in volume over the last 5 years.(6)
▪Business Purpose Mortgage Loans. In 2021, achieved a record level in volume of business purpose loans funded, capping a 50% CAGR in volume since 2019, when Redwood acquired 5 Arches and CoreVest.(7)
▪Investment Portfolio. Delivered a 26% return on capital invested in our portfolio over 2021, a very strong annual result supported by our ability to retain assets we create through our residential and business purpose mortgage banking platforms.(8)

Endnotes are set forth on page 37, following the conclusion of this Executive Summary.

2021 PAY-PER-PERFORMANCE COMPENSATION REALIZATION - FOCUS ON CEO
➢ Summary of 2021 Pay-for-Performance Compensation Realization
Against the backdrop of Redwood’s very strong 2021 performance, key compensation determinations and results for Redwood’s CEO for 2021 are summarized below.

CEO’s 2021 Annual Bonus
Funding of the CEO’s 2021 annual bonus was predominantly driven by a pre-established formula based on ROE. For 2021, Redwood’s exceptionally strong ROE – on both an absolute and relative basis – supported a $6.5 million bonus for the CEO, the maximum under the compensation program.

Turn to page 51 to review a further discussion of the alignment between Redwood’s annual financial performance and the CEO’s annual bonus over the past five years.

CEO’s Target Annual Compensation - 2021

LTI awards continued to be the predominant form of target compensation awarded to the CEO, representing 72% of his overall 2021 target compensation.
▪The overall value of the CEO’s year-end LTI awards totaled $6.0 million.
▪Realization of this 2021 LTI award value will depend on book value, dividend and/or TSR performance over 3- and 4-year performance/vesting/ holding periods.
▪Consistent with prior practice, the CEO’s 2021 LTI award continued to be provided as 50% performance-based stock units (PSUs) and 50% deferred stock units (DSUs).

Turn to page 51 to review a further discussion of the CEO’s 2021 target compensation.

Endnotes are set forth on page 37, following the conclusion of this Executive Summary.

COMPENSATION PHILOSOPHY; BEST PRACTICES AND RISK MITIGATIONS
➢ Performance-Based Executive Compensation
Redwood’s pay-for-performance compensation program is administered by the independent Compensation Committee of the Board of Directors and is designed to:
▪Incentivize attainment of short- and long-term business and stockholder return objectives, including:
◦Generating attractive returns-on-equity (“ROEs”) that support sustainable and growing dividends and increasing book value; and
◦Meeting annual strategic, operational, sustainability/ESG, and risk-management goals.
▪Align the interests of executives with those of long-term stockholders in achieving strong stockholder returns, in absolute terms and relative to other mortgage REITs and small-cap financial services firms.
▪Enable Redwood to hire and retain executives with needed mortgage, investment and financial services expertise in a competitive marketplace.
◦Market-based benchmarking is used to evaluate compensation relative to peer companies.
▪Avoid incentivizing inappropriate risk taking.
➢ Best Practices and Risk Mitigants
The Committee seeks to incorporate best practices into Redwood’s executive compensation program and directly engages Frederic W. Cook & Co., Inc. (“FW Cook”), a nationally recognized independent compensation consultant, to advise it. A summary of key best practices and risk mitigants that are part of the compensation program are set forth below.

Executive Compensation – Key Practices & Risk Mitigants
What Redwood Does		What Redwood Does Not Do
✓	Directly links annual bonuses to Redwood’s financial and operating performance, as well as to ESG and risk-management goals	×	No uncapped annual bonuses, with individual performance component and total bonus amounts each subject to caps
✓	Uses profitability- and return-based financial metrics, including TSR, to support alignment with stockholders	×	No revenue- or volume-based financial metrics are used in a manner that could incentivize inappropriate risk taking
✓	Imposes three- or four-year performance/ vesting/holding periods on annual equity grants of DSUs and PSUs	×	No above-target vesting of PSUs if TSR over the three-year performance measurement period is negative
✓	Provides the Compensation Committee discretion to reduce annual bonus amounts	×	No “single-trigger” change-in-control severance or equity award acceleration
✓	Maintains robust stock ownership requirements for executives	×	No excise tax gross-ups for any change-in-control related payments
✓	Subjects incentive compensation to a “clawback” policy if fraud or misconduct results in a financial restatement	×	No margin, pledging, or hedging transactions permitted with respect to Redwood common stock

STOCKHOLDER ENGAGEMENT - OUTREACH AND FEEDBACK
Engagement with stockholders regarding Redwood’s executive compensation philosophy and practices is an important part of the Committee’s annual process. Direct outreach to stockholders regarding executive compensation during early 2022 and over the past several years has provided Redwood’s Compensation Committee Chair with the opportunity to discuss and receive valuable stockholder feedback regarding Redwood’s philosophy and views on executive compensation and specific compensation practices.
➢ “Say-on-Pay” Support from Stockholders
Stockholders have consistently supported “Say-on-Pay” at Redwood, with average annual voting support of 90% since voting began in 2011.
▪Last year, during the 2021 Annual Meeting of Stockholders, more than 90% of votes cast supported the non-binding “Say-on-Pay” resolution to approve executive officer compensation.
➢ Consistent Outreach and Engagement with Stockholders
Redwood has continued its long-standing commitment to outreach and engagement with stockholders regarding executive compensation. The Committee Chair generally leads Redwood’s efforts, which were most recently conducted exclusively by teleconference in light of the ongoing pandemic.
▪In both 2021 and in early 2022, Redwood made outreach efforts to most of its top 30 institutional stockholders, which, at the time of each such outreach effort, held in the aggregate more than a majority of the outstanding shares of Redwood’s common stock.
◦Over the course of these outreach efforts, the Committee Chair engaged directly with stockholders which held, in the aggregate, approximately 40% of the outstanding shares of Redwood’s common stock.
Over the course of this regular engagement process the Committee Chair has received important direct feedback from stockholders on executive compensation, which was shared with the full Committee and Board of Directors and has impacted subsequent Committee determinations.
A further discussion of outreach to, engagement with, and feedback from our stockholders regarding our executive compensation program is set forth within the full CD&A beginning on page 41 under the heading “Outreach to Stockholders.”

[END OF EXECUTIVE SUMMARY]

Endnotes to Executive Summary of CD&A:
The following endnotes accompany the foregoing Executive Summary, organized by section heading and title of sub-section or graphic element that corresponds to endnote:
COMPENSATION DISCUSSION & ANALYSIS (CD&A) – EXECUTIVE SUMMARY –
INTRODUCTORY REMARKS OF THE COMPENSATION COMMITTEE CHAIR:

(1)
2021 ROE for the S&P SmallCap 600 Financials and for the mREIT Peers, as set forth within the table, reflects the median of the component companies each of such index or peer group, based on the most recently available data on Bloomberg as of March 21, 2022.

(2)	“mREIT Peers” is the following group of publicly-traded mortgage REITs (listed alphabetically using stock tickers): AGNC; ARR; CIM; DX; IVR; MFA; MITT; NLY; NRZ; NYMT; PMT; and TWO.
REDWOOD’S 2021 PERFORMANCE –
2021 OUTPERFORMANCE – FINANCIAL, RETURN AND OPERATIONAL METRICS:

(3)
“mREIT NAREIT” refers to the FTSE NAREIT Mortgage REITs index; “S&P 600 Small Cap Financials” refers to the S&P SmallCap 600 Financials. 2021 TSR for the mREIT Peers reflects the median of the 2021 TSRs of the mREIT Peers through December 31, 2021 (based on Bloomberg data).

(4)
Book value TSR, or bvTSR, for a designated period represents the change in book value over that period plus cash dividends declared during that period. 2021 bvTSR for each of the mREIT NAREIT, the S&P 500, the S&P SmallCap 600 Financials, and the Russell 3000 reflects the median bvTSR of the component companies of each such index or peer group, based on the most recently available data on Bloomberg as of March 21, 2022.

(5)
2021 ROE for each of the mREIT NAREIT, the mREIT Peers, the S&P 500, the S&P SmallCap 600 Financials, and the Russell 3000 reflects the median ROE of the component companies of each such index or peer group, based on the most recently available data on Bloomberg as of March 21, 2022.

(6)	Five-year residential loan transaction volume CAGR calculated based on residential loan locks for full year 2016 ($7.1 billion) and residential loan locks for full year 2021 ($16.1 billion).

(7)
Business purpose loan transaction volume CAGR calculated based on business purpose loans funded (including loan acquisitions) for full year 2019 ($1.0 billion, comprising fundings following our closing of the respective acquisitions of 5 Arches (March 1, 2019) and CoreVest (October 15, 2019)), and business purpose loans funded for full year 2021 ($2.3 billion).

(8)	The 26% return on capital invested in our Investment Portfolio segment reflects 2021 net contribution from our Investment Portfolio segment divided by capital utilized by this segment in 2021.
2021 PAY-FOR-PERFORMANCE COMPENSATION REALIZATION – FOCUS ON CEO –
CEO’S 2021 ANNUAL BONUS:

(9)
Non-GAAP Adjusted ROE is further described on page 52 within the full CD&A and is reconciled to ROE based on GAAP financial results in Annex A to this Proxy Statement. Target annual bonuses for the CEO role at Redwood over the 2017 to 2021 period were as follows, as established at the outset of each year – 2017, 2018 & 2019: $1,312,500; and 2020 & 2021: $1,480,000

* For 2020, both ROE and Adjusted ROE were impacted by disruptions from the onset of the COVID pandemic and were negative on a full year basis (and are not shown to scale in the graph associated with this endnote).

2021 PAY-FOR-PERFORMANCE COMPENSATION REALIZATION – FOCUS ON CEO –
CEO’S TARGET ANNUAL COMPENSATION – 2021:

(10)
The CEO’s target annual compensation for 2021 was comprised of the following elements: base salary of $800,000; target 2021 annual bonus of $1.48 million; estimated $49,000 value of standard benefits; DSUs awarded on December 14, 2021 with a grant date value of $3.0 million; and PSUs awarded on December 14, 2021 with a grant date value of $3.0 million.

Compensation Discussion and Analysis (CD&A)

In accordance with SEC regulations, this CD&A is focused on the compensation of Redwood’s Named Executive Officers (“NEOs”) for 2021, although it also provides some general discussion and analysis of aspects of Redwood’s compensation programs, plans, and practices that apply to all of Redwood’s officers and employees.

Section I - Introduction

➢	Named Executive Officers

➢	Compensation Committee

➢	Redwood’s Business Model and Internal Management Structure

➢	Overall Compensation Philosophy and Objectives

➢	Outreach to Stockholders

➢	“Say-on-Pay” Support from Stockholders

Named Executive Officers
Under SEC regulations, Redwood had six NEOs for 2021, who are listed below together with each NEO’s current title at Redwood.

Named Executive Officers
•Christopher J. Abate, Chief Executive Officer
•Dashiell I. Robinson, President
•Brooke E. Carillo, Chief Financial Officer
◦Ms. Carillo joined Redwood as Chief Financial Officer on May 31, 2021.
•Andrew P. Stone, Executive Vice President, Chief Legal Officer, and Secretary
•Sasha G. Macomber, Chief Human Resource Officer
•Collin L. Cochrane, Chief Accounting Officer
◦Mr. Cochrane served as Redwood’s Chief Financial Officer for a portion of 2021, from January 1, 2021 to May 31, 2021.

Compensation Committee
The Committee is committed to providing disclosure within this CD&A that gives insight into the process by which it arrives at executive compensation determinations and the underlying rationales. Among other things, this CD&A describes:
•The Committee’s process for reviewing and determining the elements of the compensation of the Chief Executive Officer (“CEO”) and of the other NEOs.
•The rationale for the different elements of the NEOs’ compensation and Redwood’s compensation philosophy, objectives, and methodology for competitive benchmarking.
•The metrics and goals used for performance-based compensation and factors taken into account in the Committee’s determination of whether those metrics and goals were satisfied.

•The severance and change of control payments that NEOs may become entitled to receive under certain circumstances.
•The role of the Committee’s independent compensation consultant.
The Committee generally meets at least four times annually and, over the course of an annual period, reviews Redwood’s compensation philosophy and its executive compensation plans and programs. After taking into account various factors and analyses, including those described in this CD&A, input from its independent compensation consultant, feedback from stockholders obtained during ongoing outreach efforts, and the outcome of recent stockholder advisory votes on executive compensation (commonly referred to as “Say-on-Pay” votes), the Committee makes compensation determinations it believes are appropriate in light of its executive compensation objectives.

Redwood’s Business Model and Internal Management Structure
Redwood is a specialty finance company structured as an internally-managed real estate investment trust (“REIT”). The nature of Redwood’s business model and internally-managed structure are key factors the Committee has considered in designing Redwood’s executive compensation program and determining appropriate metrics and setting targets and goals for performance-based compensation.
Under the Internal Revenue Code, REITs are required to distribute as dividends at least 90% of the income earned under their REIT status. As a result, like other REITs, Redwood is limited in its ability to grow book value and its equity capital base through the reinvestment of retained earnings, and a key element of returns to stockholders is the level of dividends paid on shares of Redwood’s common stock.
Redwood’s primary sources of income are net interest income from its investments and non-interest income from the mortgage banking activities it conducts through its operating platforms. Net interest income consists of the interest income earned on investments less the interest expense incurred on borrowed funds and other liabilities. Income from mortgage banking activities is generated through the origination and acquisition of loans, and their subsequent sale, securitization, or transfer to Redwood’s investment portfolios. Additional details regarding Redwood’s business model include:

•Key Aspects of Redwood’s Business Model. Redwood’s business model occupies a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not well served by government programs. Redwood delivers customized housing credit investments to a diverse mix of investors through its best-in-class securitization platforms, whole-loan distribution activities and its publicly-traded securities. Redwood’s aggregation, origination and investment activities have evolved to incorporate a diverse mix of residential, business purpose and multifamily assets. Redwood operates its business in three segments: Residential Mortgage Banking, Business Purpose Mortgage Banking, and Investment Portfolio.

◦Residential Mortgage Banking. Through its Residential mortgage loan platform, Redwood operates a mortgage loan conduit that acquires residential mortgage loans (e.g., private sector jumbo mortgages on owner-occupied housing) originated by third-party firms (banks and independent mortgage companies) for subsequent sale, securitization through Redwood’s Sequoia private-label securitization program, or transfer into Redwood’s investment portfolio. Redwood does not originate residential mortgages and does not generally transact in mortgages guaranteed by Fannie Mae/Freddie Mac or the Federal government. Through its Investment Portfolio segment (described below), Redwood also invests in assets created within its Residential Mortgage Banking segment, primarily securities retained from securitization transactions.

◦Business Purpose Mortgage Banking. Through its Business Purpose Lending (“BPL”) platform, Redwood originates and acquires business purpose mortgage loans for investor-

owned housing (e.g., single-family rental housing) for subsequent securitization, sale, or transfer into our investment portfolio. Redwood originates and acquires single-family rental and bridge (rehabilitation/construction) mortgage loans and typically distributes most of these single-family rental mortgage loans through its CAFL private-label securitization program, or through whole loan sales, and generally transfers most of these bridge mortgage loans to its Investment Portfolio where they are either retained for investment or securitized. Single-family rental loans are business purpose mortgage loans to investors in single-family (primarily 1-4 unit) rental properties. Bridge loans are business purpose mortgage loans to investors rehabilitating and subsequently reselling or renting residential and small-balance multifamily properties.
•Investment Portfolio. Redwood’s Investment Portfolio includes investments sourced through Redwood’s Residential and Business Purpose Mortgage Banking segments (including securities retained from our residential and business purpose mortgage loan securitization activities and residential and small-balance multifamily bridge loans that Redwood acquired or originated), as well as investments sourced from third-parties (including securities issued by third parties, investments in multifamily mortgage loan securitizations and reperforming mortgage loan securitizations, servicer advance investments, home equity investments, and other housing-related investments). The assets that Redwood invests in are generally not guaranteed by Fannie Mae/Freddie Mac or the Federal government.

Redwood’s business model and internally-managed REIT structure inform the Committee’s selection of performance metrics and goals used in its performance-based compensation plans. In addition to total stockholder returns (“TSR”), the Committee believes that return-on-equity (“ROE”), book value total stockholder return (“bvTSR”), and other operational and profit-based measures are highly relevant metrics for determining annual bonuses and measuring longer-term performance because: (i) these financial performance measures should correlate with Redwood’s ability to increase book value and pay attractive levels of sustainable and growing dividends; (ii) management has “line-of-sight” into how its strategic and operational decisions impact these financial and operational performance measures; and (iii) over the long-term, strong results under these financial and operational performance measures should correlate with strong TSR. Redwood’s approach to using leverage to finance its business and investments, as well as its approach to managing liquidity and operational risks, are factored in when the Committee sets financial and operational performance goals.

Overall Compensation Philosophy and Objectives
Redwood maintains a performance-based compensation philosophy and program for its executive officers that seeks to provide incentives to achieve both short- and long-term business and stockholder return objectives, align the interests of executive officers with those of long-term stockholders, and enable it to hire and retain talented individuals in a competitive marketplace. The Committee is responsible for evaluating Redwood’s executive compensation programs, plans, and practices to ensure that they provide proper incentives and appropriately support Redwood’s business model and performance objectives without creating risks that are likely to have a material adverse effect on Redwood.
Redwood’s executive compensation objectives are as follows:
•Motivate executives to enhance the overall performance and profitability of Redwood, both on a short- and a long-term basis, including by:
◦Generating attractive ROEs that support payment of sustainable and growing dividends and increasing book value; and
◦Meeting annual strategic, operational, sustainability/ESG, and risk-management goals;

•Align the interests of executives with those of long-term stockholders in achieving strong stockholder returns, on both an absolute and relative basis;
•Ensure that compensation opportunities are competitive to enable Redwood to attract and retain highly qualified executives with mortgage, investment and financial services expertise in a competitive marketplace; and
•Avoid incentivizing inappropriate risk taking.
Consistent with prior years, during 2021, the Committee, with input and guidance from its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), engaged in a review of the structure of Redwood’s executive compensation program. This included a review of the elements of executive compensation, the mix of annual and long-term compensation, the compensation benchmarking peer group, the overall competitiveness of target levels of cash and equity-based compensation, and the mechanisms through which Redwood’s pay-for-performance philosophy is implemented. In following this process each year, the Committee seeks to incorporate evolving best practices and risk mitigants into Redwood’s executive compensation program, including those outlined below.

Executive Compensation – Key Practices & Risk Mitigants
What Redwood Does		What Redwood Does Not Do
✓	Directly links annual bonuses to Redwood’s financial and operating performance, as well as to ESG and risk-management goals	×	No uncapped annual bonuses, with individual performance component and total bonus amounts each subject to caps
✓	Uses profitability- and return-based financial metrics, including TSR, to support alignment with stockholders	×	No revenue- or volume-based financial metrics are used in a manner that could incentivize inappropriate risk taking
✓	Imposes three- or four-year performance/ vesting/holding periods on annual equity grants of DSUs and PSUs	×	No above-target vesting of PSUs if TSR over the three-year performance measurement period is negative
✓	Provides the Compensation Committee discretion to reduce annual bonus amounts	×	No “single-trigger” change-in-control severance or equity award acceleration
✓	Maintains robust stock ownership requirements for executives	×	No excise tax gross-ups for any change-in-control related payments
✓	Subjects incentive compensation to a “clawback” policy if fraud or misconduct results in a financial restatement	×	No margin, pledging, or hedging transactions permitted with respect to Redwood common stock

Outreach to Stockholders
Outreach to stockholders regarding executive compensation during 2021 and early 2022, as well as over the past several years has provided Redwood with the opportunity to discuss and receive stockholder feedback regarding Redwood’s philosophy and views on executive compensation and specific compensation practices.
•Independent Committee Chair Active in Ongoing Outreach to Stockholders. The Chair of the Committee generally leads Redwood’s stockholder outreach and engagement efforts, with members of Redwood’s management also participating. In 2021 and early 2022, outreach primarily took the form of teleconferences with institutional stockholders. In-person meetings did not take place due to the pandemic.
•Outreach Efforts. In both 2021 and early 2022, Redwood made outreach efforts to most of its top 30 institutional stockholders, which, at the time of each such outreach effort, held in the aggregate more than a majority of the outstanding shares of Redwood’s common stock.
◦Engagement Response. Over the course of these outreach efforts, Redwood received a response from institutional stockholders of a total of more than 65% of Redwood’s outstanding common stock. Engagement responses included teleconferences in 2021 and early 2022 between the Chair of the Committee and institutional stockholders which held, in the aggregate, approximately 40% of the outstanding shares of Redwood’s common stock. (Certain stockholders responded to these outreach efforts by indicating that previous disclosures by, or engagements with, Redwood continued to provide the information needed to support their understanding of Redwood’s executive compensation program.)
◦Feedback from Stockholders. Feedback provided to the Chair of the Committee during stockholder engagement in 2021 and early 2022 included commentary that the Committee’s executive compensation program appeared to be well-structured and designed such that it could deliver pay-for-performance results over both the short- and long-term across both the 2020 and 2021 timeframes, when company financial performance varied widely. Other examples of executive compensation topics discussed during stockholder engagement included:

•The operating and financial performance metrics that should drive performance-based compensation determinations, including the relative merits of using annual financial performance and return metrics as compared with the use of operational metrics.
•The use of absolute performance measures as compared with the use of relative performance measures, particularly with respect to the metrics that drive pay realization for performance-based long-term incentives.
•The ability of the in-place compensation program to be effective when recruiting executive and senior leadership level talent to Redwood and the perspectives the Committee gains when Redwood negotiates on-boarding arrangements for these types of recruits.
•How environmental, social, and governance (“ESG”) topics are addressed in Redwood’s current executive compensation program and the extent to which performance-based compensation is tied to specific ESG metrics or goals; and review of related emerging practices among publicly-traded companies.
•The procedures, mechanisms, processes and structural components of the executive compensation program that are in place to ensure that the program does not inappropriately incentivize risk-taking and/or place undue incentivizes for short-term performance to the detriment of long-term value creation.
•The policies and procedures stockholders follow, and the data points stockholders use, in analyzing Redwood’s executive compensation program and how their analysis impacts their “Say-on-Pay” vote at Redwood’s annual meetings.
•Consistent Outreach and Feedback Over Multiple Years. Outreach to stockholders regarding executive compensation has been a consistent practice at Redwood. Over past years, the Chair of the Committee has met in person and telephonically with institutional stockholders both following the publication of Redwood’s annual proxy statement (i.e., during “proxy season”) and outside of “proxy season,” which often allows for more extensive and in-depth discussions. Additional outreach by the Chair of the

Committee to institutional stockholders is contemplated for the future, including in-person meetings when practicable and appropriate.
◦Feedback provided to the Chair of the Committee during stockholder engagement has impacted the Committee’s approach to executive compensation, including the following recent decisions:
▪The decision in 2021 to more explicitly identify individual ESG-related goals within the performance-based compensation program – particularly within the annual goals that relate to the individual performance component of annual bonuses.
▪The decision in 2020 to continue delivering a majority of the CEO’s target annual compensation in the form of long-term incentive awards, with half of long-term equity-based awards in the form of PSUs.
▪The decision in 2020 to continue to use relative TSR as a key performance-based vesting metric in long-term incentive structures.
▪The decision in 2018 to update the structure of performance-based equity awards to include bvTSR as a primary performance metric, along with relative TSR as a secondary performance metric.
The Committee believes that this ongoing stockholder outreach process results in a more detailed understanding of recent “Say-on-Pay” voting results and provides a forum for valuable feedback from stockholders regarding their views on Redwood’s executive compensation philosophy, practices and disclosures.

“Say-on-Pay” Support from Stockholders
Last year, more than 90% of stockholder votes cast at the May 2021 Annual Meeting of Stockholders supported the non-binding “Say-on-Pay” resolution to approve executive compensation, consistent with Redwood’s average of 90% support since the inception of “Say-on-Pay” voting in 2011.

Section II - Executive Compensation in 2021

➢	Redwood’s 2021 Performance

➢	Elements of Compensation in 2021

➢	Process for Compensation Determinations for 2021

➢	Compensation Benchmarking for 2021

➢	2021 Base Salaries

➢	2021 Performance-Based Annual Bonus Compensation

➢	Performance-Based Annual Bonuses Earned for 2021

➢	2021 Long-Term Equity-Based Incentive Awards

➢	Vesting and Mandatory Holding Periods for 2021

➢	Pay-for-Performance Outcomes from Long-Term Equity-Based Incentive Awards

Redwood’s 2021 Performance

As noted within the preceding “Executive Summary of CD&A” beginning on page 32 of this Proxy Statement, Redwood’s 2021 performance was outstanding from the perspective of total shareholder return (“TSR”), earnings, and dividend growth, as well as across a broad spectrum of other financial and operational metrics. As an example, return on equity (“ROE”) is a key financial return metric that links pay to performance within Redwood’s compensation program. Redwood’s 2021 ROE was among the highest it has ever reported and annual bonus realization by NEOs was commensurate with these results. Key annual financial and stockholder return metrics are set forth below, together with key 2021 operational metrics.

Redwood’s 2021 Performance
•2021 Annual Financial Performance
◦Return-on-equity (“ROE”) was 25% (based on 2021 GAAP financial results).
◦GAAP net income per diluted common share was $2.37 for the full year 2021.
◦Redwood paid $0.78 per share in dividends in 2021, a 7.6% increase from dividends paid in 2020.
•2021 Annual Stockholder Returns
◦Total Stockholder Return (“TSR”) was 60%.
° Book Value Total Stockholder Return (“bvTSR”) was 30%.
•2021 Annual Segment/Operational Performance
◦Residential Mortgage Banking – In 2021, achieved a record level of transaction volume in residential loans, with residential loan locks of $16.1 billion and maintained long-standing and diversified acquisition and distribution channels.
◦Business Purpose Mortgage Banking – In 2021, achieved a record level in volume of $2.3 billion of business purpose loans funded (originated and acquired) and used innovative distribution structures in this emerging sector.
◦Investment Portfolio – Delivered a 26% return on capital invested in Redwood’s Investment Portfolio segment over 2021, supported by our ability to retain assets we create through our residential and business purpose mortgage banking platforms.

Elements of Compensation in 2021

In 2021, cash compensation for Redwood’s NEOs included a base salary and a performance-based annual bonus. Annual bonuses for 2021 were primarily determined based on company financial performance, with individual performance a secondary determinant. For each NEO, the Committee established a target annual bonus amount at the beginning of 2021 (or, in the case of Ms. Carillo, at the time she joined Redwood in May 2021) that would be earned if Redwood’s financial performance met a Committee-established target and the NEO’s performance merited target-level payment. In particular, one portion of each NEO’s annual bonus was determined based on company financial performance (referred to in this CD&A as the company performance component of target bonus or company performance bonus), and another portion of each NEO’s annual bonus was determined based on individual performance (referred to in this CD&A as the individual performance component of target bonus or individual performance bonus). With respect to Ms. Carillo, in connection with the commencement of her employment with Redwood, the Company contractually agreed to the following initial compensation terms: (i) a minimum annual bonus amount for 2021; (ii) a minimum year-end equity award for 2021; (iii) hire date cash and equity-based compensation awards; and (iv) a relocation allowance. These initial compensation terms were negotiated to induce Ms. Carillo to join Redwood in May 2021 and to forgo compensation from her former employer that she did not receive, or she forfeited, upon acceptance of employment at Redwood. No pay-related commitments were made to Ms. Carillo beyond 2021, with the exception of her base salary and target bonus opportunity, which are set forth in her employment agreement.

The Committee generally intends that the base salary and annual bonus target for each NEO to be appropriate in comparison to a market-based median benchmark, after taking into account factors such as the NEO’s role and responsibilities, competitive factors, and internal equity. In addition, the Committee believes that performance-based bonuses for each NEO should have adequate upside so that total annual compensation actually earned may reach the top-quartile of the market-based benchmark for strong performance.

The market-based benchmarks used by the Committee during 2021 were determined with the assistance of the Committee’s independent compensation consultant, FW Cook. The process included reviewing compensation practices of peer companies selected by the Committee (referred to in this CD&A as the compensation benchmarking peer group) as well as other market-based benchmark data provided to FW Cook by Aon plc (formerly referred to as McLagan), a third-party firm that is nationally recognized as qualified to provide such data. Further details regarding the compensation benchmarking peer group and benchmarking practices are provided on pages 48-50 within this CD&A under the heading “Compensation Benchmarking for 2021.”

For 2021, the Committee established the company performance component of the annual bonus for each NEO so that it would not be paid at an above-target level unless Redwood’s adjusted return-on-equity (Adjusted ROE) exceeded 9.0%. Adjusted ROE is a non-GAAP performance measure that is defined and described on pages 51-52 within this CD&A under the heading “2021 Performance-Based Annual Bonus Compensation.”

With respect to long-term equity-based compensation, the Committee generally makes annual awards to NEOs in amounts, and subject to terms and vesting conditions, that provide an incentive to create long-term stockholder value and align the interests of NEOs with the interests of long-term stockholders. These awards are intended to provide performance-based compensation opportunities at levels that will be effective in retaining valued and productive executives. In determining the size of annual long-term equity-based compensation opportunities, the Committee uses the same or similar considerations as are applied when setting salaries and target annual bonus opportunities, with the value actually delivered a result of subsequent performance. For 2021, the value of annual long-term equity-based compensation granted at year-end to NEOs was determined after taking into account the Committee’s philosophy that:

•Competitive pressure on NEO compensation levels from higher-paying related market sectors should be addressed through the value of long-term equity-based awards. Annual target cash compensation amounts are generally intended to be appropriate in comparison to a median range of the compensation benchmarking peer group, while long-term equity-based awards may be targeted above the median when justified by performance, experience, or the scope of the individual’s role.

•The terms and vesting conditions of long-term equity-based awards should result in realized compensation for NEOs that correlates with long-term stockholder value creation (through dividend distributions and share-price growth) over a minimum of three years. The value of long-term equity-based awards should also take into account Redwood’s overall performance and each NEO’s individual performance.

In addition, in connection with the commencement of her employment with Redwood in May 2021, the Committee reviewed the factors noted above and determined, at that time and in connection with inducing her to join Redwood, to contractually agree to a minimum amount of Ms. Carillo’s 2021 year-end long-term equity award.

NEOs also receive cash and equity-based compensation when long-term incentive awards granted in prior years vest and are delivered and NEOs are provided with other benefits that are also available to all eligible employees of Redwood on a substantially similar basis. These benefits, which are further described below on pages 66-67 within this CD&A, include standard health and welfare benefits and the ability to participate in Redwood’s tax-qualified 401(k) plan and Employee Stock Purchase Plan. In addition, NEOs may participate in Redwood’s Executive Deferred Compensation Plan.
The graph and accompanying text on the following page illustrates and describes the elements of target annual compensation for Redwood’s CEO for 2021.

Elements of CEO’s 2021 Target Compensation Structure
The Committee structured the 2021 target compensation for Redwood’s CEO, Mr. Abate, as follows:

➢ 2021 Fixed Compensation –
Represented 10.2% of the CEO’s 2021 target annual compensation and included an $800,000 base salary and standard benefits with a value of approximately $49,000.

➢ 2021 Target Annual Bonus –
The CEO’s 2021 target annual bonus was $1.48 million, with 75% based on achievement of an annual ROE-based performance goal and the remainder linked to his individual contributions to strategic, operational, sustain-ability/ESG, and risk management goals.

➢ 2021 Annual Long-Term Incentive (LTI) Awards –
Long-term equity-based incentive awards granted at year end:

•Performance Stock Units (PSUs) – PSUs with a three-year performance measurement/vesting period represented 50% of the value of the CEO’s 2021 year-end annual LTI award.
◦Vesting/realization of value for PSUs is based on attainment of book value TSR goals established at the time of grant and the level of relative TSR performance compared to the component companies of the FTSE NAREIT Mortgage REITs Index.
•Deferred Stock Units (DSUs) – DSUs with a four-year vesting/holding period represented 50% of the value of the CEO’s 2021 year-end annual LTI award.
◦Although vesting occurs pro-rata over time, DSUs are required to be held through the fourth anniversary of grant, at which time half are settled in shares of Redwood common stock and half are settled in cash.

Process for Compensation Determinations for 2021
Each year the Committee makes determinations regarding the compensation of Redwood’s NEOs. The process is dynamic and the Committee has the authority to re-examine and adjust the compensation program or process to take into account changing circumstances throughout the year. As in prior years, during 2021 the Committee directly engaged and used the services of a nationally recognized compensation consultant, FW Cook, to assist it in determining the elements of compensation and providing benchmarking analyses. FW Cook reports directly to the Committee and acts as the Committee’s consultant regarding director and executive officer compensation-related matters. FW Cook is not retained by Redwood or its management in any other capacity and the Committee has the sole authority to establish and terminate the relationship with FW Cook. In addition, the Committee conducted an assessment of the independence of FW Cook and concluded that no conflict of interest currently exists or existed in 2021 that would result in FW Cook not being able to provide independent advice to the Committee.
On an annual basis, FW Cook reviews the compensation program for Redwood’s executive officers with the Committee and assesses the competitiveness of compensation levels and targets to determine whether it is aligned with Redwood’s compensation philosophy and is externally competitive. In addition, FW Cook assists the Committee in determining the form and structure of the elements of Redwood’s executive compensation program. FW Cook also provides the Committee with data regarding compensation practices among the compensation benchmarking peer group. FW Cook’s analysis covers all elements of direct compensation, including base salary, annual incentives, and long-term incentives. Benefit and perquisite offerings at Redwood are also reviewed, as is Redwood equity ownership by each NEO. FW Cook’s analysis assists the Committee in understanding the extent to which different elements of each NEO’s compensation are above or below market levels and in understanding the year-to-year changes in awarded, accumulated, and potential NEO compensation. FW Cook also provided assistance, analysis and advice to the Committee in connection with the determinations the Committee made with respect to the compensation terms for Ms. Carillo, including those set forth within Ms. Carillo’s employment agreement, when Redwood recruited Ms. Carillo to join the Company in May 2021.

As part of its year-end process for making compensation determinations for NEOs, in December 2021, the Committee also considered the following:
•The executive officers’ collective self-assessment of their individual contributions and performance over the year;
•Mr. Abate’s recommendations with respect to the compensation of the other NEOs; and
•FW Cook’s directional recommendations regarding the elements of compensation for the CEO, and its opinion on the recommendations developed by the CEO for the other NEOs. These recommendations and opinions were based on peer comparisons, other supplemental benchmarking data, and Redwood’s compensation philosophy.
Compensation Benchmarking for 2021
As in prior years, in 2021 the Committee asked FW Cook to conduct a market pay analysis with respect to the compensation of Redwood’s NEOs. FW Cook’s market pay analysis relied on publicly disclosed executive compensation data from the compensation benchmarking peer group, as well as supplemental data provided to FW Cook by Aon plc. The supplemental data was obtained because not all of the compensation benchmarking peer group companies publicly disclose information for officers with responsibilities comparable to Redwood’s NEOs. In addition, the supplemental data provided insight into executive compensation practices at competitors that are externally managed and, therefore, do not generally disclose comprehensive compensation data for their named executive officers, as well as private companies and divisions of larger public companies for which individual compensation data are not publicly disclosed. Certain of the publicly-traded REITs that Redwood competes with for mortgage-industry talent are externally managed and do not disclose comprehensive executive compensation information.

The supplemental data provided by Aon was reviewed and analyzed by FW Cook, who advised the Committee that the information could reasonably be relied upon for its intended purpose. Aon and its affiliates also provided Redwood with compensation-related data and consulting services, including compensation benchmarking data for employees below the NEO level, as well as limited other services, including regulatory compliance advisory services related to a subsidiary of Redwood.
The Committee considers the use of a market-based compensation analysis important for validating competitive positioning in attracting and retaining executive talent. Each year, as part of the competitive pay analysis, the Committee, after consultation with FW Cook, designates a compensation benchmarking peer group using a pre-defined process and objective industry and size criteria that is intended to include companies with which Redwood competes for business or for executive talent. The process and objective criteria used to select the 2021 compensation benchmarking peer group is detailed below.

Step 1:
Begin with a broad screening process intended to identify publicly traded, U.S.-based companies that are internally managed (externally-managed companies generally have not disclosed comprehensive compensation data and are therefore excluded)

Step 2:	Identify REITs and other companies most similar to Redwood (i.e., direct peers), including:
	•	Mortgage REITs, which are considered “direct peers” along with real estate development and financial services companies with a focus on mortgage servicing or mortgage-related assets
	•	Exclude all companies with market capitalization values outside of a 0.25-4.0x range compared to Redwood, subject to reasonable exceptions for key business competitors and after consideration of both current and 24-month average market capitalization

Step 3:	Identify other relevant business and labor-market competitors:
	•	Financial services companies with both market capitalization value and net income in a 0.5-2.0x range compared to Redwood and after consideration of both current and 24-month average market capitalization
	•	Exclude bank holding companies and companies in the cash advance/pawn broker businesses, due to fundamental differences in the underlying business model

Step 4:	Select 15 to 25 companies for inclusion in the compensation benchmarking peer group:
	•	Generally include all companies identified in Step 2
	•	Generally include companies identified in Step 3 if they: (1) are included in the prior year’s compensation benchmarking peer group or (2) have been identified as a peer of Redwood’s most-direct peers (e.g., a peer of another mortgage REIT identified in Step 2)
	•	Add additional companies identified in Step 3 to: (1) ensure that the sample size is sufficient and (2) position Redwood closer to the median on key size measures, focusing primarily on market capitalization and secondarily on total assets

The Committee recognizes that the compensation benchmarking peer group does not include generally higher-paying externally-managed REITs, mortgage-focused divisions of large publicly-traded financial institutions, private equity firms, and hedge funds with which Redwood competes for executive talent. These organizations are not included because they have different business economics and pay models from Redwood, and because comprehensive compensation data for their executives are generally not publicly available.
The Committee reviews the compensation benchmarking peer group and the selection process and criteria on an annual basis to confirm that it continues to reflect relevant business and labor market competitors for whom comprehensive data is available. Accordingly, the companies included as peers may change from year to year as a result of updates to the selection process and criteria and changes in the real estate and capital markets.

2021 Compensation Benchmarking Peer Group. Based on the above-described methodology, the compensation benchmarking peer group designated by the Committee in March 2021, and updated in June 2021, for use in the competitive pay analysis prepared by FW Cook consisted of the following 18 companies:

•	Arbor Realty Trust, Inc.	•	BrightSphere Investments Group, Inc.
•	Capstead Mortgage Corporation	•	Chimera Investment Corporation
•	Essent Group Ltd.	•	Dynex Capital, Inc.
•	iStar Financial Inc.	•	Granite Point Mortgage, Inc.
•	MFA Financial, Inc.	•	Ladder Capital Corp.
•	New York Mortgage Trust, Inc.	•	Mr. Cooper Group, Inc.
•	PennyMac Financial Services, Inc.	•	NMI Holdings, Inc.
•	Victory Capital Holdings, Inc.	•	Radian Group, Inc.
•	Walker & Dunlop, Inc.	•	Vitrus Investment Partners, Inc.

Changes to Compensation Benchmarking Peer Group. As noted above, the companies included in the benchmarking peer group may change from year to year. The following changes were made to Redwood’s compensation benchmarking peer group from 2020 to 2021, generally due to a company’s failure to continue to meet the above-described selection criteria:

	Additions:		Removals:
•	BrightSphere Investments Group, Inc.	•	AllianceBernstein Holding L.P.
•	Dynex Capital, Inc.	•	Cohen & Steers, Inc.
•	Granite Point Mortgage, Inc.	•	Federated Investors, Inc.
•	Mr. Cooper Group, Inc.	•	Hannon Armstrong Sustainable Infrastructure Capital, Inc.
•	Radian Group, Inc.	•	Main Street Capital Corporation
•	Victory Capital Holdings, Inc.	•	Stifel Financial
•	Virtus Investment Partners, Inc.
•	Walker & Dunlop, Inc.
Subsequent to the Committee’s designation of the benchmarking peer group in March 2021, Capstead Mortgage Corporation completed a merger with Franklin Benefit Street Partners Realty Trust on October 19, 2021.
2021 Base Salaries
Base salary is a traditional element of executive compensation. The Committee annually establishes base salaries for NEOs after reviewing the market data for similar executives, as well as the experience, skills, and responsibilities of each NEO. The Committee may adjust salaries at other times throughout the year, including at the time of a promotion.
In December 2020, after consultation with FW Cook and review of its analysis, the Committee made determinations with respect to 2021 NEO base salaries as follows:
•Mr. Abate. The 2021 annual base salary for Mr. Abate, Redwood’s Chief Executive Officer, remained at its year-end 2020 level of $800,000.
•Mr. Robinson. The 2021 annual base salary for Mr. Robinson, Redwood’s President, was increased from $700,000 to $750,000.
•Ms. Carillo. The 2021 annual base salary for Ms. Carillo, Redwood’s Chief Financial Officer was $675,000, which the Committee established in connection with the hiring of Ms. Carillo in May 2021.
•Mr. Stone. The 2021 annual base salary for Mr. Stone, Redwood’s Executive Vice President and Chief Legal Officer, remained at its year-end 2020 level of $420,000.

•Ms. Macomber. The 2021 annual base salary for Ms. Macomber, Redwood’s Chief Human Resource Officer, was increased from $350,000 to $400,000.
•Mr. Cochrane. The 2021 annual base salary for Mr. Cochrane, Redwood’s Chief Accounting Officer, remained at its year-end 2020 level of $385,000.

2021 Performance-Based Annual Bonus Compensation
Redwood’s annual bonus program is designed to reward NEOs based on Redwood’s financial performance and each NEO’s individual performance. As an example, and as illustrated in the graph below, there has been significant variability in the performance-based annual bonuses paid to Redwood’s CEO over the last five years, reflecting the variations in Redwood’s compensation program and financial performance over the same period. (The graph below includes the 2017 annual bonus paid to Redwood’s prior CEO, Marty Hughes.)

CEO's Annual Bonus vs. ROE Performance Measures†

CEO's Performance-Based Annual Bonus (in $ millions)
$7
$6
$5
$4
$3
$2
$1
$0
30%
25%
20%
15%
10%
5%
0%
Redwood's ROE/Non-GAAP Adjusted ROE
2017 Mr. Hughes
2018 Mr. Abate
2019 Mr. Abate
2020 ‡ Mr. Abate
2021 Mr. Abate
Performance-Based Annual Bonus
Non-GAAP Adjusted ROE
GAAP ROE

Components of 2021 Annual Bonuses. In order to align their interests with the interests its stockholders, the Committee determined prior to the end of the first quarter of 2021, after consultation with FW Cook, that 2021 target annual bonuses for NEOs would continue to be weighted as follows:

•	75% on the achievement of a predetermined target level of a company financial performance metric; and
•	25% on individual contributions to the Company’s pre-established annual strategic, business, operational, sustainability/ESG, and risk management goals and objectives for 2021.

The weightings described above were used so that most of an NEO’s target annual bonus will depend directly on company financial performance, while also providing incentives for achievement of individual strategic, business, operational, sustainability/ESG and risk management goals that the Committee believes are in the interests of Redwood and its stockholders, but in some cases may be difficult to quantitatively link to company financial performance.
Financial Performance Metric for 2021 Annual Bonuses. During the first quarter of 2021, after a review of Redwood’s compensation program, and following consultation with FW Cook, the Committee determined to continue to use in 2021 the same type of financial metric to underlie the company performance bonus that was used in 2019 and prior years. As noted above, the company performance bonus is based on Adjusted ROE, which has historically been very closely correlated to Redwood’s ROE based on GAAP financial results, but differs in certain respects. Adjusted ROE is a non-GAAP financial performance measure that reflects GAAP earnings on average equity capital adjusted to exclude certain unrealized mark-to-market gains and losses from equity. In addition, Adjusted ROE for 2021 also reflects the exclusion of certain purchase accounting-related items related to acquisitions completed in 2019 – e.g., excludes amortization expense related to intangible assets acquired in these acquisitions. Because Adjusted ROE is a ratio of earnings to equity capital, the adjustment to exclude certain unrealized mark-to-market gains and losses from equity is made to enable the calculation of an “apples-to-apples” non-GAAP ratio of earnings to equity capital for purposes of evaluating financial performance.

•	For example, under GAAP, an unrealized loss recognized in equity capital but not recognized in earnings has the impact, all other factors being equal, of increasing the ratio of earnings to equity capital. Adjusted ROE addresses this by increasing equity capital by the amount of the unrealized loss, allowing for a non-GAAP calculation of a ratio using internally consistent earnings and equity capital amounts.

•	Conversely, under GAAP, an unrealized gain recognized in equity capital but not recognized in earnings has the impact, all other factors being equal, of decreasing the ratio of earnings to equity capital. Adjusted ROE addresses this by decreasing equity capital by the amount of the unrealized gain, allowing for a non-GAAP calculation of a ratio using internally consistent earnings and equity capital amounts.
The Committee believes that Adjusted ROE provides an appropriate measure of financial performance for a company like Redwood, whose primary source of earnings is income from investments in mortgage loans and other real estate-related assets, as well as from mortgage banking activities. It is also a performance metric that, over the long-term, should be correlated with long-term stockholder returns. Adjusted ROE is reconciled to ROE determined in accordance with GAAP in Annex A to this Proxy Statement.

Financial Performance Target for 2021 Annual Bonuses. For 2021, the Committee (in consultation with, and taking into account input from, management, FW Cook, and the Board of Directors) reviewed the process used in determining the company performance component of annual bonuses for executive officers. The Committee decided to continue its historical practice of using an Adjusted ROE financial performance target determined at the beginning of each year based on a risk-free interest rate plus an incremental premium determined by the Committee to be appropriate (each of which can vary from year to year). This decision continued to be premised, as it was in 2019, in large part on the nature of Redwood’s business model, which has had a significant focus on investing in residential mortgage loans and other real-estate related loans and debt instruments. Returns that Redwood can earn on new investments in residential mortgage loans and other real-estate related loans and debt investments are, to a certain extent, correlated with the market-driven interest rates for these and other types of loans and debt instruments (which rates depend on the perceived risk of these investments). These market-driven interest rates are typically analyzed as the risk-free interest rate for investment in U.S. Treasury obligations (or other debt backed by the full faith and credit of the U.S.) with a comparable duration plus an incremental risk premium above the risk-free rate.

The decision to use a target based on a risk-free interest rate plus an incremental premium was also premised on the fact that management believes that investors focused on investing in companies like Redwood, including companies that operate mortgage banking platforms, also compare return on equity to risk-free rates of return in evaluating Redwood’s financial performance and that the Adjusted ROE financial performance target should take into account stockholders’ return and dividend yield expectations. As a result, the

Committee also reviewed recent and historical dividend yields on Redwood’s common stock and determined a range of incremental premiums above the risk-free rate that would be supportive of those yields. In addition to its review of market returns Redwood could earn on new investments generated from mortgage banking operations, and the level of Adjusted ROE financial performance necessary to meet stockholders’ return and dividend yield expectations, the Committee reviewed the level of Adjusted ROE performance necessary to support the payment of regular quarterly dividends declared by the Board of Directors.

The Committee believes that setting an Adjusted ROE performance target at an appropriate level above the risk-free interest rate (by adding the incremental premium to the risk-free interest rate) establishes an incentive for executives to achieve attractive financial performance for Redwood (and aligns the interests of executives and stockholders in seeking this level of financial performance), without exposing Redwood to inappropriate risk. If risk-free interest rates were to rise significantly in future years, all other factors being equal, the company financial performance target used for determining the company performance component of annual bonuses for executive officers could be increased in recognition of the fact that accomplishing the same financial performance in a higher interest rate environment might only require lower risk investments. Conversely, if risk-free interest rates were to decline in future years, all other factors being equal, the company financial performance target used for determining the company performance component of annual bonuses for executive officers could be lowered in recognition of the fact that reaching for the same financial performance in a lower interest environment could necessitate taking greater investment or other risks. Overall, the Committee believes that the use of a performance target that varies from year to year provides the ability to adjust compensation incentives in a manner consistent with Redwood’s business model and the market environment in which Redwood operates.

Following this process for determining company performance bonuses, and after consultation with FW Cook, the Committee determined that: (i) with respect to the 2021 financial performance target, the risk-free interest rate for this purpose should be 1.5%, which represented the average interest rate during the prior two calendar years on ten-year U.S. Treasury obligations (after rounding), (ii) with respect to 2021 company performance bonuses for NEOs, target bonus amounts would be earned if Adjusted ROE equaled 9.0%; and (iii) with respect to 2021 company performance bonuses for NEOs, no bonuses would be earned if Adjusted ROE was 5.0% or less; bonuses below or at the target bonus amounts would be earned if Adjusted ROE was between 5.0% and 9.0%; and bonuses in excess of the target bonus amounts would not be earned unless Adjusted ROE was more than 9.0%.

The use of an initial performance threshold of greater than 5.0% Adjusted ROE for the payment of any portion of target company performance bonuses represents a determination by the Committee that financial performance below that threshold is not above the risk-free interest rate by a significant enough margin to merit payment of any portion of this component of annual bonuses. The payment of target company performance bonuses or a portion of target company performance bonuses for Adjusted ROE in the range between 5.0% and 9.0% reflects the determination by the Committee that financial performance within this range merits payment of below-target or target company performance bonuses as Adjusted ROE increases above the initial performance threshold of 5.0%.

The Committee also determined that for Adjusted ROE in excess of 9.0%, subject to the maximum total bonus opportunity for each NEO noted below and assuming the individual performance bonuses are earned at target level, the company performance bonus would be increased by a pro-rated amount above the target company performance bonus (based on a straight-line, mathematical interpolation) such that, for example, the total annual bonus for an NEO would be four times the total target bonus for that NEO when Adjusted ROE is 20%.

Additionally, the Committee determined prior to the end of the first quarter of 2021 that individual performance in 2021 for each NEO would be reviewed in the context of, among other things, the specific pre-determined goals and factors discussed below under “Performance-Based Annual Bonuses Earned for 2021 — Individual Performance Component of 2021 Annual Bonuses.” As in past years, during 2021 these individual factors and goals were subject to adjustment when circumstances warranted, at the discretion of the Committee. For 2021, the individual performance component of annual bonuses could be earned up to 200% of the target amount depending on the Committee’s assessment of individual performance.

With respect to the maximum annual bonus opportunity (i.e., the maximum sum of the two components of the annual bonus) that each executive officer can earn, in mid-2021 the Committee reviewed the maximum annual bonus opportunities that had been previously established as part of the executive compensation program. In undertaking this review, the Committee was cognizant that the maximum annual bonus opportunity for certain executive roles, including the role of CEO, had not been updated for more than 10 years and that a review of this aspect of the compensation program should be undertaken from time to time to ensure the program remained appropriately structured and effective in meeting its objectives of, among other things, attracting and retaining executive talent. In reviewing this aspect of the executive compensation program, the Committee reviewed the practices of benchmarking peer group companies, as well as other relevant analysis and information, including how the annual bonus opportunity was structured at Redwood, the historical practice relating to annual bonus opportunities at Redwood, and the intersection of the aspect of the compensation program with other structural elements of the program.

After consultation with FW Cook, the Committee determined to update the maximum annual bonus opportunities for certain of Redwood’s executive officers for 2021 and future years, as follows: for the CEO, the maximum was increased from $5 million to $6.5 million; for the President, the maximum was increased from $5 million to $5.75 million; for the CFO, the maximum was increased from $3 million to $4.75 million; and, for all other executive officers, the maximum was not changed and remained at $3 million. As described above, these updated maximum amounts were determined after consultation with FW Cook and were considered appropriate based on each executive officer’s position, responsibilities, required level of performance to reach the maximum, as well as benchmarking and competitive considerations.

NEOs’ 2021 Target Annual Bonus Amounts. At the end of 2020, the Committee made determinations with respect to each NEO’s target 2021 annual bonus (except with respect to Ms. Carillo, who did not join Redwood until May 2021), after consultation with FW Cook and consideration of market-based benchmarks for the position, competitive factors and the NEO’s role, experience, and performance at Redwood.
•Mr. Abate. In December 2020, the Committee determined that the 2021 target bonus percentage for Mr. Abate would remain unchanged from its 2020 level of 185% of base salary.
•Mr. Robinson. In December 2020, the Committee determined that the 2021 target bonus percentage for Mr. Robinson would remain unchanged from its 2020 level of 175% of base salary.
•Ms. Carillo. Ms. Carillo joined Redwood in May 2021, and at that time the Committee determined that the 2021 target bonus percentage for Ms. Carillo would be 165% of base salary.
•Mr. Stone. In December 2020, the Committee determined that the 2021 target bonus percentage for Mr. Stone would be remain unchanged from its 2020 level of 125% of base salary.
•Ms. Macomber. In December 2020, the Committee determined that the 2020 target bonus percentage for Ms. Macomber would be increased from 100% to 125% of base salary.
•Mr. Cochrane. In December 2020, the Committee determined that the 2020 target bonus percentage for Mr. Cochrane would remain at 125% of base salary.

	2021 Base Salary	2021 Target Annual Bonus	2021 Target Annual Bonus
NEO	(per annum)	(as % of Base Salary)	($)
Mr. Abate, Chief Executive Officer	$800,000	185%	$1,480,000
Mr. Robinson, President	$750,000	175%	$1,312,500
Ms. Carillo, Chief Financial Officer (1)	$675,000	165%	$1,113,750
Mr. Stone, Executive Vice President and Chief Legal Officer	$420,000	125%	$525,000
Ms. Macomber, Chief Human Resource Officer	$400,000	125%	$500,000
Mr. Cochrane, Chief Accounting Officer	$385,000	125%	$481,250
(1) Ms. Carillo’s 2021 Base Salary and 2021 Target Annual Bonus are presented on an annualized basis.

Form of Payment of 2021 Performance-Based Annual Bonuses. Performance-based annual bonuses paid to NEOs for 2021 were paid in cash. In previous years, the Committee had adopted a practice that in certain above-target performance circumstances (e.g., if the performance-based annual bonus earned by an NEO exceeded two times the target annual bonus opportunity designated for that NEO), a portion of the annual bonus would not be paid in cash, but would be paid, instead, in the form of vested DSUs with a mandatory three-year holding period. In 2021, the Committee reviewed this prior practice, considered the impact of this practice on the competitiveness of Redwood’s compensation program, including by reviewing whether, and to what extent, any of the benchmarking peer group companies followed a similar or comparable practice, and reviewed the impact of discontinuing this practice in the context of the overall structure of the executive compensation program, including in the context of the significant percentage of target level compensation delivered under the program in the form of long-term equity-based awards. After consultation with FW Cook, the Committee determined to discontinue this practice and, as noted above, to pay annual bonuses to NEOs in 2021 and future years fully in cash, consistent with general market practice for Redwood’s peers.

Performance-Based Annual Bonuses Earned for 2021
Annual performance-based bonuses earned by NEOs for 2021 consisted of both a company performance component and an individual performance component. A further discussion of each of these components is set forth below.

Company Performance Component of 2021 Annual Bonuses. Redwood’s Adjusted ROE for 2021 was 26.3%. Accordingly, the company performance component of annual bonuses earned for 2021 was above the target amount, as set forth in the table below. With respect to Mr. Abate, Mr. Robinson and Ms. Carillo, the annual bonus amounts earned set forth in the table below reflect the fact that the total annual bonus earned by of each these three officers for 2021 (company performance component plus individual performance component) reached the maximum annual bonus opportunity described above.

	Company Performance Component of 2021 Target Annual Bonus	2021 Company Performance Component of Annual Bonus Earned
NEO	($)	($)
Mr. Abate, Chief Executive Officer	$1,110,000	$6,130,000
Mr. Robinson, President	$984,375	$5,421,875
Ms. Carillo, Chief Financial Officer	$835,313(1)	$4,471,562
Mr. Stone, Executive Vice President and Chief Legal Officer	$393,750	$2,865,997
Ms. Macomber, Chief Human Resource Officer	$375,000	$2,729,521
Mr. Cochrane, Chief Accounting Officer	$360,938	$1,479,688
(1) Ms. Carillo’s Company Performance Component of 2021 Target Annual Bonus
is presented on an annualized basis.

Individual Performance Component of 2021 Annual Bonuses. For 2021, the individual performance components of annual bonuses were determined after a review of each NEO’s individual achievements and contributions to the collective achievements of the senior management team. The Committee reviewed the individual performance of each of the executive officers, which included a review of each executive officer’s self-assessment and the assessment by Mr. Abate of the other NEOs. Among other factors, the Committee considered each executive officer’s contribution to the achievement of the company-wide goals noted below in assessing each executive officer’s individual performance for 2021. With respect to each of these goals, the Committee took into account various factors in evaluating the level of attainment of the goal and each executive officer’s contribution to achieving the goal, including the principal factors described below and the related level of attainment (presented in italics after each listed goal). In considering these goals and factors, the Committee did not assign specific weightings to each factor and goal, but instead considered them together as part of a comprehensive qualitative review.

Goal: Invest in both of Redwood’s mortgage banking platforms – Residential and Business Purpose – with a view to enhancing their robust production capacities and supporting both current and future increases to the scale of Redwood’s operations. At the same time ensure that operational and capital efficiencies are consistent with financial and operational risk management parameters.
•The Committee evaluated achievement of this goal in the context of various factors, including that during 2021: Redwood invested in the talent, infrastructure and counterparty relationships that support its two mortgage banking operations, enabling the Company to provide a superior level of service to customers and counterparties and to achieve record levels of loan acquisition and origination volume. In particular, Redwood’s Residential mortgage banking platform had $16.1 billion of residential mortgage loan locks – a record level of volume for this platform; and Redwood’s Business Purpose mortgage banking platform had $2.3 billion of business purpose mortgage loan fundings – a record level for this platform. Achievement of this goal was enabled by effective use of technological innovation to drive operating efficiencies and maintain non-compensation operating expenses in line with budgeted amounts, while maintaining strong risk management practices; in addition, effective use of capital reduced exposure to financial risk while enhancing profitability.

Goal: In support of the Company’s long-term growth plans, support and expand Redwood’s strategic initiatives by executing on investments, joint ventures and partnerships that directly support Redwood’s mortgage banking platforms, as well as on those that represent an expansion of Redwood’s footprint in a broadly conceived housing finance market; formally launch Redwood’s venture investing platform, RWT Horizons™, and establish RWT Horizons as a key strategic investor in “fintech” and other early stage companies that support innovation in real estate and financial technology.
•The Committee evaluated achievement of this goal in the context of various factors, including the following achievements during 2021: Redwood evaluated various strategic investment opportunities – demonstrating both preparedness and discipline around its ability to respond to M&A opportunities – and made a strategic investment in a specialty finance company focused on real estate investment and financing (and also entered into business purpose loan acquisition and financing arrangements with it) and increased its strategic investment in Point Digital (while also renewing an arrangement to purchase home equity investment contracts (“HEIs”) from Point). In addition, Redwood publicly announced its RWT Horizons™ venture investing initiative, completed 15 RWT Horizons’ investments in companies with a nexus to Redwood’s operating platforms (with several already delivering technological and operational advantages to Redwood’s mortgage banking operations), and established a positive reputation both within the venture investing community and with many new start-up companies actively seeking the type of strategic capital that Redwood can provide.

Goal: Further enhance the Company’s brand identity, including by adopting new approaches to public relations, disclosure and marketing. Build on strong in-place investor relations infrastructure and showcase Redwood’s analytical, operational and technological initiatives across different public-facing platforms, media and public relations outreach opportunities.
•The Committee evaluated achievement of this goal in the context of various factors, including the following achievements during 2021: Various public speaking opportunities enhanced the Redwood and CoreVest brand identities, with senior leadership of both operating platforms regularly participating in industry conferences and being featured as panel speakers, including for several fintech-focused events. Technology initiatives – in particular, the Redwood Live counterparty app and the enhanced CoreVest customer portal – significantly enhanced the customer/counterparty experience and reinforced brand identity. RWT Horizons achieved recognition in the venture investing community through its outreach and investment efforts, which included the launch of its branded website, increasing capital deployment and its pipeline of investment opportunities. Engagement with media increased, including through interviews with industry-focused publications and the publication of several whitepapers related to significant developments in the mortgage finance industry. With respect to investor relations, Redwood hosted a successful Investor Day event in September 2021 that was well attended, featured panel discussions by outside experts, and resulted in the publication of analyst research notes and several media articles about Redwood’s strategic progress. In addition, during 2021 Redwood more regularly published press releases about its business and investment initiatives – e.g., first use of blockchain in RMBS and first securitization of home equity appreciation options – resulting in positive exposure for the Redwood and CoreVest brands. Enhanced disclosure and investor relations efforts during 2021 also included publication of a robust and regularly updated quarterly investor presentation to complement The Redwood Review and regular publication of quarterly operating updates in advance of quarterly earnings releases.

Goal: Continue to foster positive employee experiences and employee engagement across the Redwood enterprise, particularly as the workplace evolves in response to the COVID pandemic. Cultivate and promote key values firmwide, including by progressing Redwood’s Diversity, Equity, Inclusion and Belonging

(“DEIB”) initiatives. Further develop workforce skill sets and identify and future and emerging talent needs to meet business objectives across the organization; assess talent risks and ensure workforce planning meets the strategic and operational needs of the business.
•The Committee evaluated achievement of this goal in the context of various factors, including that during 2021: Redwood engaged in a regular workforce assessment and planning process, with a key focus on planning for present and future talent needs, identifying talent risk and designing employee retention strategies, and ongoing talent development initiatives. In particular, during 2021 the Company’s talent development initiatives included: skills and leadership courses for employees at all levels; a targeted women’s leadership program; DEIB specific training; and individualized coaching and development plans for rising leaders. Workforce development initiatives also included the establishment of a DEIB roadmap that includes short and long-term goals for creating a more diverse and inclusive workforce through the application of DEIB practices across the employee lifecycle. Employee engagement initiatives in 2021 included: frequent communications and employee events including firmwide “Town Hall” meetings; social and community events; and continued empowerment of three active employee resource groups that represent employees’ interests and regularly interact with management – namely, TogetHER (Redwood’s women’s leadership group), the Employee Diversity Council, and the Employee Foundation (Redwood’s community giving and volunteerism group). Overall, in 2021, the Company experienced low voluntary turnover compared to industry benchmarks, high engagement scores on a third-party administered workforce culture survey and the successful recruitment of more than 100 new employees. With respect to the firm’s COVID response, the Company navigated through a variety of federal, state and local ordinances related to health and safety and implemented several policies to protect the well-being of employees. The forgoing contributed to a safe return to in-office and hybrid in-person presence, a low incidence of COVID exposure and a high vaccination rate for Redwood’s workforce.

Goal: Execute on annual ESG goals, with a key focus on achieving 2021 milestones related to diversity, governance and disclosure.
•The Committee evaluated achievement of this goal in the context of various factors, including that during 2021: Redwood established a DEIB Steering Committee comprised of cross-functional leaders to oversee execution of the Company’s DEIB roadmap (described above) and other ongoing DEIB initiatives across the organization. In addition, the Employee Diversity Council was activated to work closely with a DEIB Steering Committee and advise on programs, practices, and employee sentiment. From the perspective of the composition of the Board and the executive team, both gender and ethnic diversity were enhanced, as the Company hired a female CFO and the Board recruited and on-boarded an independent female director and an independent Hispanic director. With respect to governance, among other things, management established a formal ESG Advisory Committee with representation across Redwood’s business segments and administrative functions and empowered a series of ESG working groups to focus on enhancing the Company’s ESG-related disclosures and initiatives. ESG disclosures were enhanced, with an updated ESG presentation published in connection with Redwood’s Investor Day in September 2021 and the introduction of certain SASB-responsive data within the offering materials for Redwood’s recent Sequoia securitization transactions. In addition, to support the communities in which Redwood does business, a portion of the firm’s annual corporate giving budget was earmarked for non-profit organizations working to establish racial/ethnic equality.

Based on the review described above, the individual performance components of annual bonuses for each NEO for 2021 were determined, as set forth in the table on the following page.

	Individual Performance Component of 2021 Target Annual Bonus	% of Individual Performance Component Earned	2021 Individual Performance Component of Annual Bonus Earned
NEO	($)	(%)	($)
Mr. Abate, Chief Executive Officer	$$370,000	100%	$$370,000
Mr. Robinson, President	$$328,125	100%	$$328,125
Ms. Carillo, Chief Financial Officer	$$278,438(1)	100%	$$278,438
Mr. Stone, Executive Vice President and Chief Legal Officer	$$131,250	100%	$$131,250
Ms. Macomber, Chief Human Resource Officer	$$125,000	100%	$$125,000
Mr. Cochrane, Chief Accounting Officer	$$120,312	100%	$$120,312
(1) Ms. Carillo’s Individual Component of 2021 Target Annual Bonus is presented on an annualized basis.

2021 Long-Term Equity-Based Incentive Awards

Equity ownership in Redwood provides an important link between the interests of stockholders and executives by rewarding long-term stockholder value creation. To meet this objective, officers, directors, key employees, and other persons expected to contribute to Redwood’s management, growth, and profitability are eligible to receive long-term equity-based awards. The Committee oversees the issuance of these awards to NEOs. The Committee, in consultation with FW Cook, determines the types and sizes of awards granted based upon a number of factors, including the NEO’s position, responsibilities, total compensation level, individual and company financial performance, competitive factors, and market-based benchmarks.

The Committee’s normal practice is to make long-term equity-based awards to NEOs at the regularly scheduled (pre-established) fourth quarter meeting of the Committee, which for 2021 occurred on December 14, 2021. On December 14, 2021, the Committee made 2021 year-end long-term equity-based awards to NEOs in three forms: DSUs (including cash-settled DSUs (“csDSUs”)) and PSUs, the key terms of which are summarized below.

•
The DSUs granted on December 14, 2021 will vest over four years, with 25% vesting on January 31, 2023, and an additional 6.25% vesting on the last day of each subsequent quarter (beginning with the quarter ending March 31, 2023), with full vesting occurring on December 14, 2025. Shares of Redwood common stock underlying these DSUs will be distributed to the recipients not earlier than December 14, 2025 and not later than December 31, 2025, unless electively deferred under the terms of Redwood’s Executive Deferred Compensation Plan. The number of DSUs granted to each officer was determined as a targeted dollar amount, divided by the closing price of Redwood’s common stock on the grant date.

•
The terms of the csDSUs granted on December 14, 2021 are generally consistent with the terms of the DSUs noted above, except that at settlement (four years following the grant), the value of the common stock referenced by the csDSUs on December 14, 2025 will be settled with a cash payment, rather than through the delivery of shares of common stock. The csDSUs granted on December 14, 2021 will vest over four years, with 25% vesting on January 31, 2023, and an additional 6.25% vesting on the last day of each subsequent quarter (beginning with the quarter ending March 31, 2023), with full vesting occurring on December 14, 2025. The number of csDSUs granted to each NEO was determined as a targeted dollar amount, divided by the closing price of Redwood’s common stock on the grant date.

•	The PSUs granted on December 14, 2021 are performance-based equity awards which provide for vesting to generally range from 0% to 250% of the target number of PSUs granted, with the target number of PSUs adjusted to reflect the value of any dividends declared on Redwood common stock during the vesting period (as further described below). Vesting of these PSUs will generally occur based on the performance metrics described below during a three-year measurement period and continued employment through January 1, 2025. Further detail on performance-based vesting of the PSUs granted in December 2021 is set forth below.

Performance-Based Vesting – PSUs Granted in December 2021. Performance-based vesting of the PSUs granted in December 2021 will generally occur as of January 1, 2025, after a three-year performance measurement period, based on a three-step process as described below.

•
First, the target number of PSUs granted (“Target PSUs”) are divided into three equal tranches of Target PSUs, with one tranche corresponding with each of calendar years 2022, 2023 and 2024. Baseline vesting for each tranche will range from 0% to 200% of the corresponding Target PSUs based on the level of Redwood’s bvTSR over the corresponding calendar-year, with 100% of the Target PSUs in each tranche vesting if bvTSR for the applicable calendar year is 7.7%, which, at target level vesting, equates to a cumulative three-year bvTSR of 25%.

◦ Baseline vesting for each tranche of PSUs for the corresponding annual period will be in accordance with the following table:

Annual Book Value TSR (“bvTSR”):	Equivalent Cumulative bvTSR Over Three-Year Period:*	% of Performance-Based Vesting:**
Less than 1.6% bvTSR	Less than 5% bvTSR	0%
1.6% bvTSR	5% bvTSR	50%
7.7% bvTSR	25% bvTSR	100%
13.2% or greater bvTSR	45% or greater bvTSR	200%

*	Equivalent cumulative bvTSR over three-year period is illustrative of annual bvTSR compounded over a three-year period.
**
If actual bvTSR is between two of the performance thresholds set forth in this table, the percentage of baseline vesting is determined based on a straight-line, mathematical interpolation between the applicable performance-based vesting percentages.

•bvTSR for the PSUs granted in December 2021 is defined as the percentage by which Redwood’s GAAP book value per share (after reversing the net impact of specified acquisition-related accounting items) has increased or decreased as of the last day of the applicable performance measurement period relative to the first day of such period, plus the value of cash dividends declared and/or paid during such period on Redwood common stock.

•	Second, at the end of the three-year vesting period, the aggregate vesting level of the three tranches, or the total baseline vesting, would then be increased or decreased by up to 50 percentage points based on Redwood’s three-year rTSR compared to the component companies of the FTSE NAREIT Mortgage REITs Index, with median rTSR performance correlating to no adjustment from the total baseline level of vesting.

•Adjustments to total baseline vesting of PSUs based on three-year rTSR will be in accordance with the following table:

Three-Year Relative TSR (“rTSR”):	Relative TSR Adjustment to Total Baseline Vesting:*
25th percentile or less	Minus 50 percentage points
50th percentile	No change
75th percentile or greater	Plus 50 percentage points

* If actual relative TSR is between two of the performance thresholds set forth in this table, the adjustment to baseline vesting is determined based on a straight-line, mathematical interpolation between the applicable percentage point adjustments.

•	Third, if the aggregate vesting level after steps one and two is greater than 100% of the Target PSUs, but Redwood’s absolute total shareholder return (“TSR”) is negative over the three-year performance period, performance-based vesting will be capped at 100% of Target PSUs.
◦    Absolute TSR is defined as the percentage by which the per share price of Redwood’s common stock has increased or decreased as of the last day of the three-year performance measurement period relative to the first day of such period, adjusted to reflect the reinvestment of all dividends declared and/or paid during such period on Redwood common stock.

Vested shares of Redwood common stock underlying these PSUs, if any, will be distributed to the recipients not later than 45 days following April 1, 2025, unless electively deferred under the terms of Redwood’s Executive Deferred Compensation Plan. Prior to vesting, no dividend equivalent rights are paid in respect of PSUs.

• At the time of vesting, the value of any dividends paid during the vesting period will be reflected in the PSUs by increasing the target number of PSUs granted by an amount corresponding to the incremental number of shares of Redwood common stock that a stockholder would have acquired between the grant date and the end of the three-year performance measurement period, had all dividends during that period been reinvested in Redwood common stock on the applicable dividend payment dates.

•    After the vesting of any of these PSUs on January 1, 2025, and until the delivery of the underlying shares of Redwood common stock, the underlying vested award shares will have attached dividend equivalent rights, resulting in the payment of dividend equivalents each time Redwood pays a common stock dividend.

Equity-Based Award Agreements. The terms of the DSUs, csDSUs and PSUs granted in December 2021 are established under a DSU award agreement, a csDSU award agreement, or a PSU award agreement, as applicable, and Redwood’s 2014 Incentive Plan. These terms include provisions relating to dividend equivalent rights, forfeiture, retirement, mandatory net settlement for income tax withholding purposes, and change-in-control.

NEOs’ 2021 Year-End Long-Term Equity-Based Incentive Award Values. The Committee made the following determinations with respect to the value of each NEO’s 2021 year-end long-term equity-based incentive awards after consultation with FW Cook, a review of market-based benchmarks for the position and consideration of competitive factors, and the NEO’s role, experience, and performance at Redwood.

• Mr. Abate. In December 2021, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Abate would total $6.0 million, with this award value granted as: $1.5 million in DSUs (25% of total value), $1.5 million in csDSUs (25% of total value), and $3.0 million in PSUs (50% of total value).

• Mr. Robinson. In December 2021, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Robinson would total $4.5 million, with this award value granted as: $1.125 million in DSUs (25% of total value), $1.125 million csDSUs (25% of total value), and $2.25 million in PSUs (50% of total value).

• Ms. Carillo. In December 2021, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Ms. Carillo would total $2.75 million, with this award value granted as: $687,500 in DSUs (25% of total value), $687,500 in csDSUs (25% of total value), and $1.375 million in PSUs (50% of total value).

◦In May 2021, in connection with the commencement of her employment with Redwood, Ms. Carillo was granted (i) a DSU hire date award with a grant date fair value of $500,000 and (ii) a csDSU hire date award with a grant date fair value of $500,000, each of which is subject to a one-year vesting period.

• Mr. Stone. In December 2021, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Stone would total $1.5 million, with this award value granted as: $375,000 in DSUs (25% of total value), $375,000 in csDSUs (25% of total value), and $750,000 in PSUs (50% of total value).

• Ms. Macomber. In December 2021, the Committee determined that the aggregate grant date fair value of year-end, long-term equity-based incentive awards granted to Mr. Macomber would total $1.5 million, with this award value granted as: $375,000 in DSUs (25% of total value), $375,000 in csDSUs (25% of total value), and $750,000 in PSUs (50% of total value).

•Mr. Cochrane. In December 2021, the Committee determined that the grant date fair value of the year-end, long-term equity-based incentive award granted to Mr. Cochrane would total $775,000, with this award value granted as DSUs.
◦As noted above, Mr. Cochrane ceased to be designated as an executive officer in mid-2021 in connection with Ms. Carillo joining Redwood to serve as CFO. Accordingly, Mr. Cochrane’s year-end long-term equity-based incentive award did not include csDSUs or PSUs, which are generally only awarded to executive officers.

The number and grant date fair value of DSUs, csDSUs and PSUs comprising the 2021 year-end long-term equity-based awards granted to each NEO in December 2021 are set forth in the table on the following page.

	Deferred Stock Units (“DSUs”)(1)		Cash Settled Deferred Stock Units (“csDSUs”)(1)		Performance Stock Units (“PSUs”)(1)
NEO	#	Aggregate Grant Date Fair Value	#	Aggregate Grant Date Fair Value	#	Aggregate Grant Date Fair Value
Mr. Abate, Chief Executive Officer	113,808	$1,500,000	113,808	$1,500,000	191,326	$3,000,000
Mr. Robinson, President	85,356	$1,125,000	85,356	$1,125,000	143,494	$2,250,000
Ms. Carillo, Chief Financial Officer	52,162	$687,500	52,162	$687,500	87,691	$1,375,000
Mr. Stone, Executive Vice President and Chief Legal Officer	28,452	$375,000	28,452	$375,000	47,831	$750,000
Ms. Macomber, Chief Human Resource Officer	28,452	$375,000	28,452	$375,000	47,831	$750,000
Mr. Cochrane, Chief Accounting Officer	58,801	$775,000	—	—	—	—

(1) Grant date fair value determined at the time the grant was made in accordance with FASB Accounting Standards Codification Topic 718. The value of dividend equivalent rights associated with DSUs and csDSUs and the value of any increase in the target number of PSUs to reflect dividends paid during the performance period were taken into account in establishing the grant date fair value of these DSUs, csDSUs and PSUs under FASB Accounting Standards Codification Topic 718 at the time the awards were granted. Therefore, dividend equivalent right payments and any increase in the target number of PSUs to reflect dividends paid during the performance period are not considered part of the compensation or other amounts reported in the summary table of NEO compensation under “Executive Compensation Tables — Summary Compensation,” or reported below under “Executive Compensation Tables — Grants of Plan-Based Awards.”

Vesting and Mandatory Holding Periods for 2021 Long-Term Equity-Based Incentive Awards
DSUs Granted in 2021. The DSUs granted to NEOs in December 2021 have the four-year vesting schedule described above on pages 59-60 within this CD&A under the heading “2021 Long-Term Equity-Based Incentive Awards.” Notwithstanding this vesting schedule, while continuously employed, the NEOs are subject to a mandatory four-year holding period with respect to these DSU awards, with the result that these DSU awards are not scheduled to be distributed to recipients in shares of Redwood common stock until four years following the respective grant dates (i.e., in December 2025). As noted above, the DSUs and csDSUs granted to Ms. Carillo upon her joining Redwood are subject to a mandatory one-year vesting/holding period.
csDSUs Granted in 2021. The cash-settled DSUs (“csDSUs”) granted to NEOs in December 2021 have the four-year vesting schedule described above on pages 60-61 within this CD&A under the heading “2021 Long-Term Equity-Based Incentive Awards.” Notwithstanding this vesting schedule, while continuously employed, the NEOs are subject to a mandatory four-year holding period with respect to these csDSU awards, with the result that these csDSU awards are not scheduled for settlement payments to recipients until four years following the respective grant dates (i.e., in December 2025).
PSUs Granted in 2021. The PSUs granted to NEOs in December 2021 have the three-year vesting schedule described above on pages 60-61 within this CD&A under the heading “2021 Long-Term Equity-Based Incentive Awards.” For any of the PSUs that vest, they will be distributed to recipients in shares of Redwood common stock not later than 45 days following April 1, 2025.

Pay-for-Performance Outcomes from Long-Term Equity-Based Incentive Awards
As described above, long-term equity-based awards, including awards in the form of DSUs and PSUs (collectively, “LTI Awards”), are a significant component of Redwood’s performance-based compensation program, and generally account for a majority of each executive officer’s annual target compensation. Most recently, in 2021, LTI Awards accounted for 72% of the CEO’s target compensation. These LTI Awards are a key component of the overall executive compensation program, as actual value delivery/realization from these LTI Awards aligns executive compensation with long-term shareholder return experiences over three- and four-year time spans.
In 2020, the impacts of the onset of the COVID-19 pandemic and of the contemporaneous financing market disruptions on Redwood were markedly negative. Despite Redwood’s subsequent strong outperformance in 2021, these COVID-related disruptions have diminished total returns to shareholders when measured over long-term periods that begin prior to COVID. In correlation with this shareholder return experience – and, by design, in a more pronounced manner – the realization of value by Redwood’s CEO and other executive officers from LTI Awards granted pre-COVID has, and continues to be, diminished as the end of long-term performance/vesting/holding periods for these awards are reached.
Two examples are illustrated on the following page, relating to the CEO’s year-end LTI Awards granted in December 2017 and December 2018. In particular, the robust performance goals embedded within the PSUs granted by the Committee, and the resulting strong alignment with shareholders, can be seen in these examples, which show how the negative impact of COVID-related disruptions on Redwood’s earnings and book value in 2020 resulted in Redwood’s CEO realizing substantially less than the originally awarded value of these pre-COVID LTI Awards, a key pay-for-performance outcome of Redwood’s performance-based compensation program – particularly because LTI Awards accounted for 50% or more of the CEO’s annual target compensation in these periods.

Realization Outcomes from Long-Term Incentive Awards
CEO’s 2017 LTI Awards		CEO’s 2018 LTI Awards
•	LTI Awards were 52% of target compensation in 2017 for the CEO (then Redwood’s President). ◦When granted in December 2017, these LTI Awards had a value of $1.5 million (50% in PSUs / 50% in DSUs).	•	LTI Awards were 58% of target compensation in 2018 for the CEO. ◦When granted in December 2018, these LTI Awards had a value of $2.5 million (50% in PSUs / 50% in DSUs)
•
Over the 4-year period following the grant of these LTI Awards, ending in December 2021, shareholders experienced a positive TSR of 18%.*
◦Based on the Committee’s performance goals and long-term alignment structure for these 2017 LTI Awards, at the end of this same 4-year period, the CEO realized only 56% of the total original grant value (i.e., a negative 44% realization level).**
•
Over the 3-year period that elapsed following the grant of these LTI Awards, ending in December 2021, shareholders experienced a positive TSR of 3%.†
◦Based on the Committee’s performance goals and long-term alignment structure for these 2018 LTI Awards, over this same 3-year period, the CEO has realized only 50% of the total original grant value (i.e., a negative 50% realization level).††

*	Four-year TSR of 18% is measured from December 13, 2017 (the grant date of the CEO’s 2017 LTI Awards) to December 31, 2021.	†	Three-year TSR of 3% is measured from December 12, 2018 (the grant date of the CEO’s 2018 LTI Awards) to December 31, 2021.
**	Negative 44% realization level reflects 0% performance-based vesting of PSUs; time-based vesting of DSUs over four years; and receipt of $194,000 of dividend value associated with these DSUs over the four-year vesting period.	††	Negative 50% realization level reflects 0% performance-based vesting of PSUs; full time-based vesting of DSUs; and receipt, through December 31, 2021, of $232,000 of dividend value associated with these DSUs over the ongoing vesting period.

Section III - Other Compensation, Plans and Benefits

➢	Deferred Compensation

➢	Employee Stock Purchase Plan

➢	401(k) Plan and Other Matching Contributions

➢	Other Compensation and Benefits

➢	Severance and Change of Control Arrangements

Deferred Compensation
Under Redwood’s Executive Deferred Compensation Plan, NEOs (and other eligible officers of Redwood) may elect to defer up to 100% of their cash compensation as well as dividend equivalent right payments on DSUs, csDSUs and vested PSUs and, under certain circumstances, can also elect to re-defer scheduled distributions of cash or stock from the plan. Additionally, delivery of shares of Redwood common stock underlying DSUs and PSUs granted under Redwood’s 2014 Incentive Plan may be deferred under the Executive Deferred Compensation Plan. Deferred amounts may be deferred until a date chosen by the participant in the plan at the time of the initial deferral (subject to certain restrictions) or until separation from service, at which time the balance in the participant’s account will be delivered in cash or common stock (as applicable), or paid out over a period of up to 15 years, depending upon deferral elections.
Cash amounts deferred under the Executive Deferred Compensation Plan are credited with interest at 120% of the long-term applicable federal rate as published by the IRS, which does not constitute above-market interest under IRS regulations. As an example, for December 2021, 120% of the long-term applicable federal rate was approximately 2.26% per annum. Cash balances deferred under the Executive Deferred Compensation Plan remain available to Redwood for general corporate purposes subject to the obligation to deliver the deferred amounts on the deferral date. The ability of participants to receive interest on deferred amounts is one incentive to participate in this Plan, and has the benefit of making the funds available for use by Redwood.
Redwood also matches 50% of cash compensation deferred by participants in the Executive Deferred Compensation Plan, provided that total matching payments and contributions made by Redwood to participants in the Executive Deferred Compensation Plan and Redwood’s 401(k) plan (discussed below) are limited to 6% of base salary. Participants are fully vested in all prior and all new matching payments after three years of employment. Redwood believes the Executive Deferred Compensation Plan provides a vehicle for executive officers and other participants to plan for retirement and supports tax planning flexibility.

Employee Stock Purchase Plan
Redwood offers all eligible employees (including NEOs) the opportunity to participate in a tax-qualified Employee Stock Purchase Plan (“ESPP”). Through payroll deductions, employees can purchase shares of Redwood’s common stock at a discount from fair market value on a quarterly basis. The purchase price per share is the lower of (a) 85% of the fair market value per share on the first day of each 12-month offering period (January 1st) and (b) 85% of the fair market value per share on the purchase date (the end of each calendar quarter, March 31st, June 30th, September 30th, and December 31st). An employee is eligible to participate in the ESPP at the beginning of the quarter following 90 consecutive days of employment. Employees are allowed to contribute up to 15% of their cash compensation, subject to a limit of $25,000 per offering period, which is equivalent to a calendar year.

401(k) Plan and Other Matching Contributions
During 2021, Redwood offered a tax-qualified 401(k) plan to all eligible employees (including NEOs) for retirement savings. Under this plan, during 2021, eligible employees, including NEOs, were allowed to contribute and invest up to 100% of their cash earnings, subject to the maximum 401(k) contribution amount under Federal law. Contributions can be invested in a diversified selection of mutual funds.
In order to encourage participation and to provide a retirement planning benefit to employees, during 2021 Redwood also generally provided a matching contribution of up to 50% of employees’ 401(k) plan contributions, provided that matching contributions to the 401(k) plan were limited to the lesser of 4% of an employee’s cash compensation or $9,750. Employees who are provided with matching contributions are fully vested in all prior and all new matching contributions after three years of employment. As noted above, for 2021, total matching payments made to participants in the Executive Deferred Compensation Plan (taken together with matching contributions to the 401(k) plan) were limited to 6% of base salary.

Other Compensation and Benefits
During 2021, Redwood also provided employees (including NEOs) with certain other health and welfare benefits, generally consisting of: medical, dental, vision, disability, and life insurance, a disability income continuation program (which can supplement disability insurance payments), a paid parental leave program, an employee assistance program (which is a standard package of assistance benefits such as counseling and legal and financial consultation and referral services), a fitness-related activity reimbursement program, a housing-related benefit program (which assists with mortgage insurance and renter’s insurance premiums) and a flexible spending account program. The provision of these types of benefits is important in attracting and retaining employees. These plans were available in 2021 to all eligible employees on a substantially similar basis. During 2021, Redwood paid a portion of all employees’ monthly premium for medical and dental coverage, as well as for basic long-term disability and life insurance provided through Redwood plans.
As described above, in connection with the commencement of Ms. Carillo’s employment with Redwood, the Company contractually agreed to a minimum annual bonus amount and minimum year-end equity award for her for 2021 (described above), as well as a hire date cash award of $500,000 and hire date awards of DSUs and csDSUs (described above) that are each subject to a one-year vesting period. In addition, the contractual agreement provided Ms. Carillo with a separate relocation allowance of $250,000 and payment of up to $15,000 of counsel fees related to negotiating the terms of her employment. These contractual agreements with Ms. Carillo were negotiated to induce her to join Redwood in May 2021 and to forgo compensation from her former employer that she did not receive, or she forfeited, when she accepted employment at Redwood. No pay-related commitments were made to Ms. Carillo beyond 2021, with the exception of her base salary and target bonus opportunity, which are set forth in her employment agreement.
Severance and Change of Control Arrangements
For NEOs and other Redwood employees, the terms of outstanding long-term incentive award agreements include “change of control” double-trigger protection that provide for the acceleration of outstanding awards in the event of a termination without “cause” or a termination of employment with “good reason,” following a “change of control.”
In addition, certain of Redwood’s NEOs have entered into an employment agreement or a letter agreement with Redwood, which provide for severance payments and vesting of equity-related awards in the event Redwood terminates the executive’s employment without “cause” or, in certain cases, the executive terminates his or her employment for “good reason” outside of a change of control context. These employment agreements also provide for payments and vesting of equity-related awards in the event of the executive’s death or disability.
In the event of a “change of control,” these employment or letter agreements provide for vesting of long-term incentive awards only after a “double trigger” — meaning that no awards would vest unless the executive is terminated without “cause” or, in certain cases, terminates his or her employment with “good reason,” following such a “change of control.” In addition, under these employment agreements, following a “change of control,” if the surviving or acquiring corporation does not assume outstanding long-term incentive awards or substitute equivalent awards, then the long-term incentive awards will generally vest in full. These agreements were entered into in order to attract and retain these executives in the competitive marketplace for executive talent.
For all NEOs, under the award agreements governing outstanding PSUs and Long-Term Relative TSR Performance Vesting Cash Awards, in the event of a “change of control,” the per share price paid in connection with the change of control will be used to calculate TSR when determining the vesting of outstanding PSU awards. When applicable, absolute TSR performance goals will be annualized to reflect the number of days completed in the performance-measurement period (from the first day of the period through the closing date of the change of control).
The various levels of post-termination benefits for each of the NEOs were determined by the Committee to be appropriate based on that executive’s duties and responsibilities with Redwood and were the result of arm’s-length negotiations with these individuals. The different levels were also determined to be appropriate and reasonable when compared to post-termination benefits provided by Redwood’s peers to executives with similar titles and similar levels of responsibility. The levels of benefit were also intended to take into account the expected length of time and difficulty the executive may experience in trying to secure new employment. The amount of the severance is balanced against Redwood’s need to be responsible to its stockholders and also considers the potential impact the severance payments may have on other potential parties to a change in control transaction.
The terms of the executive severance and change of control arrangements that were in place with NEOs during 2021 are described in more detail below under “Potential Payments upon Termination or Change of Control.”
Redwood does not provide for excise tax gross-ups for change-in-control severance payments. Redwood does not have any agreements in place with any executive officer (or any other employee) that provide for an excise tax gross-up for a change-in-control severance payment, whether imposed under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or otherwise. The Committee does not intend to offer any such excise tax gross-up provisions in any future agreements.

Section IV - Compensation-Related Policies and Tax Considerations

➢	Mandatory Executive Stock Ownership Requirements

➢	Prohibition on Use of Margin, Pledging, and Hedging in Respect of Redwood Shares

➢	Clawback Policy

➢	Tax Considerations

➢	Accounting Standards

Mandatory Executive Stock Ownership Requirements
As described on pages 11-12 of this Proxy Statement under the heading “Stock Ownership Requirements — Required Stock Ownership by Executive Officers,” the Committee maintains mandatory stock ownership requirements with respect to Redwood’s executive officers, which the Committee believes foster long-term alignment between executives and stockholders. The Committee regularly conducts a review of the executive stock ownership requirements.

Mandatory Executive Stock Ownership Requirements
•The Chief Executive Officer, the President, and the other executive officers are required to own stock with a value at least equal to (i) six times current salary in the case of the Chief Executive Officer, (ii) three times current salary in the case of the President, and (iii) two times current salary in the case of the other executive officers;
•Executive officers are allowed three years to attain the required level of ownership and three years to acquire additional incremental shares if promoted to a position with a higher ownership requirement or when a salary increase results in a higher ownership requirement (if not in compliance at the compliance deadlines, the executive officer is required to retain net after-tax shares delivered as compensation from the 2014 Incentive Plan or from the Executive Deferred Compensation Plan until compliance is achieved);
•All shares owned outright are counted, including those held in trust for the executive officer and his or her immediate family, as well as vested DSUs and vested shares held pursuant to other employee plans; and
•For purposes of determining compliance, the purchase or acquisition price is used as the value of shares held.
As of the date of this Proxy Statement, all of Redwood’s executive officers were in compliance with these requirements either due to ownership of the requisite number of shares or because the time period during which the executive officer is permitted to attain the required level of ownership had not expired.

Prohibition on Use of Margin, Pledging, and Hedging in Respect of Redwood Shares
Under Redwood’s Insider Trading Policy, Redwood’s executive officers, employees and directors may not acquire securities issued by Redwood using borrowed funds, may not use margin in respect of the purchase of securities issued by Redwood, may not use margin accounts to hold Redwood securities, may not pledge or otherwise use as collateral securities issued by Redwood, and may not engage in hedging or other transactions with respect to their ownership of securities issued by Redwood (including short sales or transactions in puts, calls, or other derivative securities). The Committee believes these proscribed activities would be inconsistent with the purposes and intent of Redwood’s stock ownership requirements.

Clawback Policy
Redwood continues to maintain a “clawback” policy with respect to bonus, equity, and other incentive payments made to any executive officer whose fraud or misconduct resulted in a financial restatement. Pursuant to this policy, in the event of a significant restatement of Redwood’s financial results due to fraud or misconduct, the Board of Directors of Redwood will review all bonus and incentive compensation payments made on the basis of Redwood having met or exceeded specific performance targets during the period affected by the restatement. If any of the payments would have been lower if determined using the restated results, the Board of Directors will, in its discretion and to the extent permitted by law, seek to recoup from the executive officers whose fraud or misconduct materially contributed to the restatement the excess value or benefit of the prior payments made to those executive officers.

Tax Considerations
The Committee considers the anticipated tax treatment to Redwood and to executive officers when reviewing executive compensation levels and Redwood’s compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Committee’s control, also can affect the deductibility of compensation.
While the tax impact of any compensation arrangement is one factor considered by the Committee, that impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee will consider the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

Accounting Standards
Under GAAP, ASC Topic 718 requires Redwood to calculate the grant date “fair value” of certain long-term incentive awards using a variety of assumptions. ASC Topic 718 also requires Redwood to recognize an expense for the fair value of certain equity-based and other long-term incentive compensation awards. Grants of deferred stock units, cash-settled deferred stock units, restricted stock, restricted stock units, and performance stock units will be accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity incentive award plans and programs. As accounting standards change, the Committee may revise certain programs to align appropriately the accounting expense of equity awards with Redwood’s overall executive compensation philosophy and objectives.

Section V - Conclusion

➢	Certain Compensation Determinations Relating to 2022

➢	Compensation Committee Report

Certain Compensation Determinations Relating to 2022
In accordance with its normal practice, at its meeting in December 2021, the Committee made certain decisions relating to 2022 base salaries and 2022 targets for performance-based annual bonuses for Redwood’s executive officers, as further described below. The Committee retains the discretion to make adjustments to these decisions prior to the completion of its annual year-end review in December 2022.
2022 Base Salaries. In accordance with its above-described policy and practice relating to base salaries (see discussion above on pages 50-51 within this CD&A under the heading “2021 Base Salaries”), in December 2021 the Committee reviewed the base salaries of Redwood’s executive officers for 2022. The following table sets forth each of the current executive officer’s 2022 base salary rate per annum, together with a comparison to their 2021 rate per annum.

	Base Salary
Current Executive Officers	2021	2022
Mr. Abate, Chief Executive Officer	$800,000	$900,000
Mr. Robinson, President	$750,000	$825,000
Ms. Carillo, Chief Financial Officer	$675,000	$700,000
Mr. Stone, Executive Vice President and Chief Legal Officer	$420,000	$445,000
Ms. Macomber, Chief Human Resource Officer	$400,000	$425,000

2022 Targets for Performance-Based Annual Bonuses. In December 2021 the Committee established a 2022 target annual bonus for each of Redwood’s executive officers for 2022.
The table below sets forth the 2022 target annual bonuses for each of the current executive officers.

Current Executive Officers	2022 Base Salary	2022 Target Annual Bonus (%)	Change from 2021 Target Annual Bonus Percentage (%)(1)	Total 2022 Target Annual Bonus ($)
Mr. Abate, Chief Executive Officer	$900,000	200%	8.1%	$1,800,000
Mr. Robinson, President	$825,000	190%	8.6%	$1,567,500
Ms. Carillo, Chief Financial Officer	$700,000	175%	6.1%	$1,225,000
Mr. Stone, Executive Vice President and Chief Legal Officer	$445,000	150%	20%	$667,500
Ms. Macomber, Chief Human Resource Officer	$425,000	150%	20%	$637,500

(1)    Amounts set forth in the table under “Change from 2021 Target Annual Bonus Percentage (%)” reflect the increase, if any, in the 2022 Target Annual Bonus (%) from the 2021 Target Annual Bonus (%) in effect for each current executive officer at the end of 2021.

2022 Maximum Total Annual Bonuses. The Committee also determined that the maximum total annual bonus for 2022 will continue to be $6.5 million for the CEO, $5.75 million for the President, $4.75 million for the CFO, and $3 million for each of the other executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and Executive Summary of Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis and Executive Summary of Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Georganne C. Proctor, Chair
Richard D. Baum
Armando Falcon
Greg H. Kubicek
Debora D. Horvath
Jeffrey T. Pero

Executive Compensation Tables
Summary Compensation

The following table includes information concerning compensation earned by the NEOs for the years ended December 31, 2021, 2020, and 2019, as applicable.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Christopher J. Abate, Chief Executive Officer	2021	$800,000	—	$5,999,971	$6,750,000	$49,000	$13,598,971
	2020	$766,667	$986,667	$3,749,987	—	$49,000	$5,552,321
	2019	$750,000	—	$3,749,992	$2,253,335	$46,000	$6,799,327

Dashiell I. Robinson, President	2021	$750,000	—	$4,499,970	$5,956,250	$45,000	$11,251,220
	2020	$700,000	$816,667	$2,499,982	—	$42,000	$4,058,649
	2019	$600,000	—	$3,499,982	$1,761,533	$36,000	$5,897,515

Brooke Carillo, Chief Financial Officer(5)	2021	$396,346	$750,000	$3,749,971	$4,750,000	$9,323	$9,655,640

Andrew P. Stone, Executive Vice President and Chief Legal Officer	2021	$420,000	—	$1,499,985	$3,085,997	$26,188	$5,032,170
	2020	$420,000	$350,000	$1,049,981	—	$26,200	$1,846,181
	2019	$400,000	—	$1,049,997	$758,077	$25,000	$2,233,074

Sasha G. Macomber, Chief Human Resource Officer(6)	2021	$400,000	—	$1,499,985	$2,937,854	$9,750	$4,847,589
	2020	$350,000	$233,334	$1,099,989	—	$15,658	$1,698,981

Collin L. Cochrane, Chief Accounting Officer	2021	$385,000	—	$774,997	$1,600,000	$22,828	$2,782,825
	2020	$385,000	$320,834	$774,993	—	$22,250	$1,503,077
	2019	$375,000	—	$849,986	$715,159	$22,500	$1,962,645

(1)For all NEOs other than Ms. Carillo, these amounts are discretionary annual bonuses paid in cash in respect of 2020 (but paid early in the following year). Please refer to Note 5 below for additional details regarding the amount for Ms. Carillo.
(2)These amounts represent the grant date fair value of stock units awarded, as determined in accordance with FASB Accounting Standards Codification Topic 718. Information regarding the assumptions used to value stock awards is provided in Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K filed on February 25, 2022.
In 2021, Redwood’s NEOs received the following stock unit awards:
    -    All NEOs, with the exception of Mr. Cochrane, received an annual grant of deferred stock units, cash-settled deferred stock units and performance stock units on December 14, 2021. Mr. Cochrane received an annual grant of deferred stock units on December 14, 2021. These deferred stock units, cash-settled deferred stock units, and performance stock units were granted with the grant date fair values of $13.18, $13.18 and $15.68 per unit, respectively. The maximum potential value of the 2021 performance stock units granted to Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, and Ms. Macomber (assuming the maximum number of units vest and calculated based on the closing price of Redwood's common stock on the NYSE on the grant date) are $6,304,192, $4,728,127, $2,889,418, $1,576,031 and $1,576,031 respectively, assuming Redwood achieves the maximum performance goals during the performance period and that there is no adjustment to the target number of units to reflect the value of any dividends paid on Redwood common stock during the vesting period. Ms. Carillo also received a stock unit award at the time of hire in 2021, see Note 5 below for additional detail.
-    For additional details regarding these awards, see the following “Grants of Plan-Based Awards” table.
(3)These amounts are annual performance-based bonuses paid in cash for each year indicated with respect to performance during such year (but paid early in the following year). With respect to 2021, these amounts are further described on pages 55-59 of this Proxy Statement under the heading “Compensation Discussion and Analysis – Performance Based Annual Bonuses Earned for 2021.” Additionally, for certain NEOs, these amounts include payment of the portion of three-year vesting cash awards granted in mid-2020 that vested in mid-2021 in the following amounts: Mr. Abate $250,000, Mr. Robinson $206,250, Mr. Stone $88,750 and Ms. Macomber $83,333.
(4)For all NEOs the amounts include matching contributions to our 401(k) Plan and Executive Deferred Compensation Plan and amounts provided under our fitness-related activity reimbursement program. Additional details about these matching contributions and this reimbursement program are outlined on page 67 under headings “401(k) Plan and Other Contributions” and “Other Compensation and Benefits.” For Ms. Carillo this amount includes hire date cash bonus ad relocation allowance described in Note 5 below.
(5)Ms. Carillo joined Redwood as Chief Financial Officer in May 2021 with an annual base salary rate of $675,000. Actual base salary paid to Ms. Carillo in 2021 was $396,346. In addition to the stock unit awards described Note 2 above, at the time of hire, Ms. Carillo received grants of deferred stock units and cash-settled deferred stock units, each with a total grant date fair value of $500,000, and each with a grant date fair value per unit of $11.13. At the time of hire, Ms. Carillo also received a hire date cash bonus of $500,000 and a relocation allowance of $250,000. In connection with her hiring, Redwood paid $15,000 of fees for an attorney to assist with negotiating and structuring Ms. Carillo’s compensation terms.
(6)Compensation data for Ms. Macomber for 2019 is not provided, as she was not an NEO with respect to 2019.

Grants of Plan-Based Awards

The following table reflects estimated possible payouts to the NEOs for 2021 under Redwood’s performance-based bonus compensation program, as well as grants of plan-based awards made in 2021 under Redwood’s Incentive Plan. Actual bonus payments for 2021 are reflected in the “Summary Compensation” table above. As discussed above under “Compensation Discussion and Analysis — 2021 Performance-Based Annual Bonus Compensation,” 2021 target annual performance-based bonuses for 2021 were structured to be earned on a weighted basis based on Adjusted ROE (75%) and on individual contributions to the Company’s pre-established annual strategic, operational, sustainability/ESG, and risk management goals for 2021 (25%). For 2021, annual bonuses were subject to an overall maximum of $6.5 million for the CEO, $5.75 million for the President, $4.75 million for the CFO and $3 million for each of the other NEOs.

Name	Type of Award(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(5)			Estimated Possible Payouts Under Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock or Units (#) (8)	Grant Date Fair Value of Stock and Option Awards ($) (8)
			Threshold	Target	Maximum	Threshold	Target (6)	Maximum (7)
Christopher J. Abate	—	—	—	1,480,000	6,500,000	—	—	—	—	—
	DSU (2)	12/14/2021	—	—	—	—	—	—	113,808	1,499,989
	csDSU (2)	12/14/2021	—	—	—	—	—	—	113,808	1,499,989
	PSU (3)	12/14/2021	—	—	—	—	191,326	478,315	—	2,999,992
Dashiell I. Robinson	—	—	—	1,312,500	5,750,000	—	—	—	—	—
	DSU (2)	12/14/2021	—	—	—	—	—	—	85,356	1,124,992
	csDSU (2)	12/14/2021	—	—	—	—	—	—	85,356	1,124,992
	PSU (3)	12/14/2021	—	—	—	—	143,494	358,735	—	2,249,986
Brooke E. Carillo	—	—	—	1,113,750	4,750,000	—	—	—	—	—
	DSU (4)	5/31/2021	—	—	—	—	—	—	44,923	499,993
	csDSU (4)	5/31/2021	—	—	—	—	—	—	44,923	499,993
	DSU (2)	12/14/2021	—	—	—	—	—	—	52,162	687,495
	csDSU (2)	12/14/2021	—	—	—	—	—	—	52,162	687,495
	PSU (3)	12/14/2021	—	—	—	—	87,691	219,228	—	1,374,995
Andrew P. Stone	—	—	—	525,000	3,000,000	—	—	—	—	—
	DSU (2)	12/14/2021	—	—	—	—	—	—	28,452	374,997
	csDSU (2)	12/14/2021	—	—	—	—	—	—	28,452	374,997

	PSU (3)	12/14/2021	—	—	—	—	47,831	119,578	—	749,990
Sasha G. Macomber	—	—	—	500,000	3,000,000	—	—	—	—	—
	DSU (2)	12/14/2021	—	—	—	—	—	—	28,452	374,997
	csDSU (2)	12/14/2021	—	—	—	—	—	—	28,452	374,997
	PSU (3)	12/14/2021	—	—	—	—	47,831	119,578	—	749,990
Collin L. Cochrane	—	—	—	481,250	3,000,000	—	—	—	—	—
	DSU	12/14/2021	—	—	—	—	—	—	58,801	774,997

(1) DSU refers to deferred stock units, csDSU refers to cash-settled deferred stock units and PSU refers to performance stock units.
(2)     Each of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone and Ms. Macomber received a 2021 annual long-term equity-based incentive award in December 2021and received one-half of that award value divided equally in the form of deferred stock units and cash-settled deferred stock units on December 14, 2021 with a grant date fair value of $13.18 per unit, subject to a four-year vesting schedule (fully vesting on December 14, 2025).
(3)    Each of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone and Ms. Macomber received a 2021 annual long-term equity-based incentive award in December 2021 and received one-half of that award value in the form of a target number of performance stock units on December 14, 2021 with a grant date fair value of $15.68 per unit. Vesting of these performance stock units will generally occur, if at all, as of January 1, 2025 based on a three-step process, as described on pages 60-61 of this Proxy Statement under the heading “Compensation Discussion and Analysis – 2021 Long-Term Equity-Based Incentive Awards – Performance-Based Vesting – PSUs Granted in December 2021.”
(4) At the time of hire, Ms. Carillo received an equity-based incentive award and received that award value divided equally in the form of deferred stock units and cash-settled deferred stock units on May 31, 2021 with a grant date fair value of $11.13 per unit, subject to a one-year vesting schedule (fully vesting on May 31, 2022).
(5)    The amounts reported in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column reflect the target, threshold and maximum payouts for each of the NEOs under Redwood’s performance-based bonus compensation program, which were structured to be earned based on Redwood’s 2021 Adjusted ROE and individual contributions to the Company’s pre-established annual strategic, operational, sustainability/ESG, and risk management goals for 2021. See “Compensation Discussion and Analysis — 2021 Performance-Based Annual Bonus Compensation” beginning on page 51 for a more complete description of the Company’s performance-based annual bonus program. Actual bonus amounts awarded to NEOs for 2021 are reflected above in the “Summary Compensation” table.
(6)     Represents the target number of shares to be awarded upon the contingent vesting of performance stock units as discussed above in Note 3.
(7)    For awards of performance stock units, represents the maximum number of shares that could contingently vest, as discussed above in Note 3, subject to any adjustment of the target number of performance stock units granted to reflect the value of any dividends paid on Redwood common stock during the vesting period. The maximum potential value of the 2021 performance stock units granted to Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone and Ms. Macomber (assuming the maximum number of units vest and calculated based on the closing price of Redwood’s common stock on the NYSE on the grant date) are $6,304,192, $4,728,127, $2,889,418, $1,576,031 and $1,576,031, respectively, assuming the Company achieves the maximum performance goals during the performance period and that there is no adjustment to the target number of units to reflect the value of any dividends paid on Redwood common stock during the vesting period.
(8)    These awards were approved by the Compensation Committee of the Board of Directors and granted pursuant to Redwood’s 2014 Incentive Plan. The value of these awards is determined in accordance with FASB Accounting Standards Codification Topic 718 based on, among other things, the closing price of Redwood’s common stock on the grant date. Information regarding the assumptions used to value our NEOs’ stock units is provided in Note 18 to our consolidated financial statements included in Redwood’s Annual Report on Form 10-K filed on February 25, 2022.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding outstanding equity awards for each NEO as of December 31, 2021.

	Stock Awards
NEO	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, That Have Not Vested ($)(4)
Christopher J. Abate	532,291	$7,020,918	480,725	$6,340,763
Dashiell I. Robinson	410,386	$5,412,991	336,426	$4,437,459
Brooke Carillo	194,170	$2,561,102	87,691	$1,156,644
Andrew P. Stone	143,836	$1,897,197	128,862	$1,699,690
Sasha G. Macomber	130,021	$1,714,977	97,893	$1,291,209
Collin L. Cochrane	125,198	$1,651,362	61,998	$817,754

(1)Represents unvested deferred stock units and cash-settled deferred stock units as of December 31, 2021. The table below shows the vesting schedule for unvested deferred stock units and cash-settled deferred stock units as of December 31, 2021. Deferred stock units and cash-settled deferred stock units generally time-vest over four years as follows: 25% after the first year, and 6.25% every quarter thereafter. Deferred stock unit and cash-settled deferred stock unit awards relating to the schedule below were granted from May 2018 through December 2021.
[Table that accompanies this footnote (1) is set forth on the following page.]

Total DSUs Scheduled to Vest On:	Christopher J. Abate	Dashiell I. Robinson	Brooke Carillo	Andrew P. Stone	Sasha G. Macomber	Collin L. Cochrane
1/1/2022	12,870	12,761	—	3,823	3,777	3,155
1/31/2022	26,725	17,817	—	7,483	5,702	5,523
4/1/2022	19,553	17,216	—	5,695	5,201	4,536
4/29/2022	—	—	—	—	611	—
5/21/2022	940	376	—	—	—	—
5/31/2022	—	—	44,923	—	—	—
7/1/2022	18,611	16,838	—	5,694	4,589	4,536
10/1/2022	18,611	16,839	—	5,694	4,589	4,536
12/11/2022	4,828	3,862	—	1,834	—	1,545
1/1/2023	13,783	12,976	—	3,859	4,589	2,991
1/31/2023	28,452	21,339	13,041	7,113	7,113	14,701
4/1/2023	20,896	18,312	3,260	5,638	5,401	6,666
7/1/2023	20,896	18,312	3,261	5,637	5,401	6,666
10/1/2023	20,896	18,312	3,260	5,638	5,401	6,666
12/11/2023	7,102	8,523	—	1,989	1,136	1,610
1/1/2024	13,794	9,789	3,260	3,649	4,265	5,056
3/1/2024	—	—	—	—	1,062	—
4/1/2024	13,794	9,789	3,260	3,648	3,203	5,056
7/1/2024	13,794	9,789	3,260	3,648	3,203	5,055
10/1/2024	13,794	9,789	3,260	3,648	3,203	5,055
12/15/2024	6,681	4,454	—	1,870	1,425	1,380
1/1/2025	7,113	5,335	3,260	1,779	1,779	3,675
4/1/2025	7,113	5,335	3,260	1,779	1,779	3,675
7/1/2025	7,113	5,334	3,260	1,779	1,779	3,675
10/1/2025	7,113	5,334	3,260	1,778	1,778	3,674
12/13/2025	7,113	5,334	3,260	1,778	1,778	3,674
TOTAL	311,585	253,765	97,085	85,453	78,764	103,106

[Additional table that accompanies this footnote (1) is set forth on the following page.]

Total csDSUs Scheduled to Vest On:	Christopher J. Abate	Dashiell I. Robinson	Brooke Carillo	Andrew P. Stone	Sasha G. Macomber	Collin L. Cochrane
1/31/2022	26,725	17,817	—	7,483	5,702	5,523
4/1/2022	6,682	4,454	—	1,871	1,426	1,381
5/31/2022	—	—	44,923	—	—	—
7/1/2022	6,681	4,454	—	1,871	1,426	1,381
10/1/2022	6,681	4,454	—	1,871	1,426	1,381
1/1/2023	6,681	4,454	—	1,871	1,425	1,381
1/31/2023	28,452	21,339	13,041	7,113	7,113	—
4/1/2023	13,794	9,789	3,261	3,650	3,203	1,381
7/1/2023	13,794	9,789	3,260	3,649	3,203	1,381
10/1/2023	13,794	9,789	3,260	3,649	3,203	1,381
1/1/2024	13,794	9,789	3,260	3,649	3,203	1,381
4/1/2024	13,794	9,789	3,260	3,648	3,203	1,381
7/1/2024	13,794	9,789	3,260	3,648	3,203	1,380
10/1/2024	13,794	9,789	3,260	3,648	3,203	1,380
12/15/2024	6,681	4,454	—	1,870	1,425	1,380
1/1/2025	7,113	5,335	3,260	1,779	1,779	—
4/1/2025	7,113	5,335	3,260	1,779	1,779	—
7/1/2025	7,113	5,334	3,260	1,778	1,779	—
10/1/2025	7,113	5,334	3,260	1,778	1,778	—
12/13/2025	7,113	5,334	3,260	1,778	1,778	—
TOTAL	220,706	156,621	97,085	58,383	51,257	22,092
(2)    Assumes a common stock value of $13.19 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2021).
(3)    Represents unearned performance stock units as of December 31, 2021. Performance stock units are performance-based equity awards under which the number of underlying shares of Redwood common stock that vest and that the award recipient becomes entitled to receive at the time of vesting will generally range from 0% to 250% based on absolute, book value, and/or relative total shareholder return goals over the three-year performance period. Performance stock units are generally granted annually and vest, if at all, at the end of the three-year performance period. The table below shows the vesting schedule for unearned performance stock units as of December 31, 2021. The number of PSUs shown below is dependent on the interim performance of the respective PSU grants as of December 31, 2021. Grant(s) performing at below-target level on December 31, 2021 are reflected as target number of shares, and grant(s) performing at above-target level on December 31, 2021 are reflected as the maximum number of shares that can be earned. The performance stock unit awards relating to the schedule below were granted from December 2019 to December 2021.

PSUs Scheduled to Vest On:	PSUs Shown	Christopher J. Abate		Dashiell I. Robinson		Brooke Carillo		Andrew P. Stone		Sasha G. Macomber		Collin L. Cochrane
12/31/2022	Target	109,457		72,971		—		30,648		11,675		24,810
12/31/2023	Maximum	449,855		299,903		—		125,958		95,968		92,970
12/31/2024	Target	191,326		143,494		87,691		47,831		47,831		—
	TOTAL	750,638	—	516,368	—	87,691	—	204,437	—	155,474	—	117,780
(4)    Represents the applicable number of PSUs multiplied by a value per share of $13.19 (the closing price of Redwood common stock on the NYSE on December 31, 2021). Please refer to the preceding “Grants of Plan-Based Awards” table for additional detail on the vesting of PSUs.

Options Exercised and Stock Vested

The following table sets forth the value of accumulated deferred stock unit awards and performance stock unit awards that vested during 2021 for each NEO.

	Stock Awards
NEO	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Christopher J. Abate	88,220	$937,542
Dashiell I. Robinson	92,043	$968,921
Brooke Carillo	—	—
Andrew P. Stone	30,001	$323,968
Sasha G. Macomber	20,639	$222,753
Collin L. Cochrane	30,148	$321,449

(1) The value realized on vesting is calculated by multiplying the number of shares vesting by the fair market value of Redwood’s stock on the respective vesting date.

Non-Qualified Deferred Compensation

Our Executive Deferred Compensation Plan permits eligible employees to voluntarily defer receipt of a portion or all of their salary, bonus, and/or dividend equivalent right payments on a tax-deferred basis for distribution from the plan to the employee at a later date, and deferred stock units awarded to executives can also be deferred for distribution from the plan at a later date. Distributions of deferred stock units and voluntary cash amounts deferred under the Executive Deferred Compensation Plan are distributed according to the date provided in the Deferral Election Form, in accordance with the terms and conditions of the Executive Deferred Compensation Plan. The earliest permissible distribution date for deferred stock units is generally four years after the grant date, when they have vested in full. The earliest distribution date of voluntary cash amounts deferred is the May 1 that occurs sixteen months after the end of the plan year in which the deferral occurred. Most of our NEOs participate in our Executive Deferred Compensation Plan. Each of Mr. Abate, Mr. Robinson, Mr. Stone and Mr. Cochrane voluntarily deferred a portion of his cash earnings during fiscal year 2021.

Interest accrual in respect of cash amounts deferred in our Executive Deferred Compensation Plan is described above under “Compensation Discussion and Analysis — Deferred Compensation.” Our NEOs are also entitled to a Redwood matching contribution on all or a portion of their deferred cash compensation, subject to vesting requirements and a matching contribution limit, as described above under “Compensation Discussion and Analysis — Deferred Compensation.” As of December 31, 2021, with the exception of Ms. Carillo, all of our NEOs were fully vested in matching payments made under our Executive Deferred Compensation Plan.

The following table sets forth information with respect to our NEOs’ cash contributions, vested deferred stock unit contributions, cash and deferred stock unit withdrawals, earnings, and aggregate balances in our Executive Deferred Compensation Plan for the fiscal year ended December 31, 2021.

NEO	Executive Contributions in 2021	Redwood Matching Contributions in 2021	Aggregate Earnings in 2021(1)	Aggregate Withdrawals/ Distributions in 2021	Aggregate Balance at 12/31/2021(2)
Christopher J. Abate(3)	$1,014,042	$38,250	$5,487	$(746,633)	$1,399,080
Dashiell I. Robinson(4)	$1,039,421	$35,250	$4,993	$(716,781)	$1,429,658
Brooke Carillo	—	—	—	—	—
Andrew P. Stone(5)	$354,868	$15,438	$1,810	$(404,886)	$490,110
Sasha G. Macomber(6)	222,753	—	$444	$(15,550)	$288,294
Collin L. Cochrane(7)	$347,449	$13,000	$1,850	$(712,193)	$476,106

(1)Represents market rate interest earned on cash balances in our Executive Deferred Compensation Plan. “Market rate interest” is defined as 120% of long-term applicable federal rate compounded monthly, as published by the IRS.
(2)Reflects the value of vested deferred stock units, assuming a price of $13.19 per share (the closing price of Redwood common stock on the NYSE on December 31, 2021), and the cash balance in the Executive Deferred Compensation Plan, all of which has been previously reported as compensation in prior years.
(3)Mr. Abate’s contribution included $76,500 in voluntary cash deferrals from his 2021 compensation (reported as compensation in the “Summary Compensation” table above) and $937,542 as a result of vesting of previously awarded deferred stock units (reported as compensation in previous years). Mr. Abate received a distribution of 49,515 shares of common stock underlying deferred stock units awarded in 2017 and 2018.
(4)Mr. Robinson’s contribution included $70,500 in voluntary cash deferrals from his 2021 compensation (reported as compensation in the “Summary Compensation” table above) and $968,921 as a result of vesting of previously awarded deferred stock units (reported as compensation in previous years). Mr. Robinson received a distribution of 49,374 shares of common stock underlying deferred stock units awarded in 2017.
(5)Mr. Stone’s contribution included $30,900 in voluntary cash deferrals from his 2021 compensation (reported as compensation in the “Summary Compensation” table above) and $323,968 as a result of vesting of previously awarded deferred stock units (reported as compensation in previous years). Mr. Stone received a distribution of 28,053 shares of common stock underlying deferred stock units awarded in 2017 and 2018.

(6)     Ms. Macomber’s contribution included $222,753 as a result of vesting of previously awarded deferred stock units.
(7)    Mr. Cochrane’s contribution included $26,000 in voluntary cash deferrals from his 2021 compensation (reported as compensation in the “Summary Compensation” table above) and $321,449 as a result of vesting of previously awarded deferred stock units. Mr. Cochrane received a distribution of 57,621 shares of common stock underlying deferred stock units awarded in 2017 and 2018.

Potential Payments upon Termination or Change of Control

In 2021, each of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, and Ms. Macomber had an employment agreement in place with Redwood that provides for severance payments, vesting of long-term equity-based incentive awards and other long-term incentive awards, and other benefits in the event the executive is terminated without “cause” or the executive terminates employment for “good reason,” each as defined in the applicable agreement. The employment agreements provide for a one-year term of service ending on December 31 of each year and are subject to automatic one-year renewals if not terminated by either party.

The employment agreements with each of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, and Ms. Macomber provide for the applicable executive to receive severance payments in the event Redwood terminates the executive’s employment without “cause” or the executive terminates employment for “good reason.” The severance payments would be made in addition to payment of the executive’s base salary through the date of termination of the executive’s employment, as well as payment of the executive’s target annual bonus prorated through the date of termination of the executive’s employment and, in the event of a “change of control,” the executive’s actual performance-based annual bonus, prorated through the date of such change of control. If the executive’s employment is terminated without “cause” or by the executive for “good reason,” the amount of any additional severance payments would be as set forth in the table below.

Additional Cash Severance
	In Connection With a	Other Than in Connection With a
Name	Change of Control	Change of Control
Christopher J. Abate	2x the sum of Base Salary plus Target Annual Bonus (1)	1.5x the sum of Base Salary plus Target Annual Bonus
Dashiell I. Robinson	1.5x the sum of Base Salary plus Target Annual Bonus(2)	1x the sum of Base Salary plus Target Annual Bonus
Brooke E. Carillo	1.25x the sum of Base Salary plus Target Annual Bonus(3)	1x the sum of Base Salary plus Target Annual Bonus
Andrew P. Stone	1x the sum of Base Salary plus Target Annual Bonus(4)	0.75x the sum of Base Salary plus Target Annual Bonus(6)
Sasha G. Macomber	1x the sum of Base Salary plus Target Annual Bonus(5)	0.75x the sum of Base Salary plus Target Annual Bonus

(1)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus, cannot exceed $6.5 million
(2)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus cannot exceed $4 million
(3)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus cannot exceed $3.75 million
(4)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus cannot exceed $1.75 million
(5)	The total of the amount of the Additional Cash Severance in Connection With a Change of Control and the amount of the pro-rated target annual bonus cannot exceed $1.25 million.
(6)	Subject to a minimum of 2x Base Salary plus pro-rated Base Salary.

In addition, for Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, and Ms. Macomber upon either such type of termination: (i) all outstanding time-based long-term equity-based incentive awards and other time-based long-term incentive awards will vest in full; and (ii) all outstanding performance-based long-term equity-based incentive awards and other performance-based long-term incentive awards will remain outstanding and continue to be eligible to vest in full or in part based on the achievement of relevant performance goals. Additionally, these five executives would be entitled to receive all life insurance, disability insurance, and medical coverage fringe benefits for periods ranging from nine to 24 months following termination of employment, depending on the individual executive and the type of termination.

The employment agreements with Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, and Ms. Macomber provide that 75% of severance amounts due will be paid in a lump sum six months following termination and the remaining 25% will be paid in equal monthly installments over the succeeding six months.

The employment agreements with Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, and Ms. Macomber do not provide excise tax gross-ups with respect to any excise taxes that may be imposed on change-in-control severance payments. The agreements provide that in the event that any payments or benefits under the employment agreements constitute an “excess parachute payment” for purposes of Section 280G of the Code, the amounts otherwise payable and benefits otherwise due under these employment agreements will either (i) be delivered in full or (ii) be reduced or limited to the minimum extent necessary to ensure that no payments will be subject to the excise tax imposed under Section 4999 of the Code, taking into account applicable federal, state and local income and employment taxes, whichever results in the largest benefit to the executive on an after-tax basis, notwithstanding that all or some portion of such payments and/or benefits may be subject to the excise tax imposed under Section 4999 of the Code.

All severance benefits under each employment agreement with these five executives are contingent on the applicable executive executing a release of all claims against Redwood. Each of the executives is subject to non-solicitation restrictions for one year following a termination for which severance is paid.

“Cause” for purposes of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, and Ms. Macomber’s employment agreements is defined as (i) the executive’s material failure to substantially perform the reasonable and lawful duties of his or her position for Redwood, which failure shall continue for 30 days after notice thereof; (ii) acts or omissions constituting gross negligence, recklessness, or willful misconduct in the performance of the executive’s duties, fiduciary obligations or otherwise relating to the business of Redwood; (iii) the habitual or repeated neglect of the executive’s duties; (iv) the executive’s conviction of a felony; (v) theft or embezzlement, or attempted theft or embezzlement, of money, tangible, or intangible assets or property of Redwood or its employees; (vi) any act of moral turpitude by the executive injurious to the interest, property, operations, business, or reputation of Redwood; or (vii) unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining to Redwood’s business.

“Good reason” for purposes of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, and Ms. Macomber’s employment agreements is defined as the occurrence, without the executive’s written consent, of (i) a material reduction in the executive’s responsibilities, duties or title; (ii) a material reduction in the executive’s base salary or a material reduction by Redwood in the value of the executive’s total compensation package if such a reduction is not made in proportion to an across-the-board reduction of all senior executives of Redwood; (iii) the relocation of the executive’s principal office to a location more than 25 miles from its location as of the effective date of the agreement; (iv) a failure at any time to renew the employment agreement; (v) the complete liquidation of Redwood; or (vi) in the event of a merger, consolidation, transfer, or closing of a sale of all or substantially all the assets of Redwood, the failure of the successor company to affirmatively adopt the employment agreement.

In the event of a “change of control” (as defined below) in which the surviving or acquiring corporation does not assume outstanding long-term equity-based incentive awards and other long-term incentive awards or substitute equivalent awards, outstanding long-term equity-based incentive awards and other long-term incentive awards for all the NEOs will immediately vest and become exercisable.

In the event of a “change of control” in which outstanding long-term equity-based incentive awards and other long-term incentive awards are assumed or substituted, then acceleration only would occur upon a qualifying employment termination as specified in the award agreement for such award or the executives’ employment agreements. The number or amount of any outstanding performance-based long-term equity-based incentive awards or other long-term incentive awards eligible to vest will be determined by reference to the applicable performance goals for each such award, pro-rated on an annualized basis to reflect the shortened performance period.

In addition, in the event of a termination due to the executive’s death or disability, the employment agreements with Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, and Ms. Macomber provide for (i) the payment to the executive or his or her estate of (a) the executive’s base salary to the date of termination, and (b) the executive’s target annual bonus for the year, prorated to the date of termination, (ii) vesting in full of all long-term equity-based incentive awards and other long-term incentive awards with time-based vesting, and (iii) with respect to long-term equity-based incentive awards and other long-term incentive awards with performance-based vesting, such awards to remain outstanding and to continue to be eligible to vest and become payable based on the number of target shares or granted award value and the performance goals set forth in the applicable award agreement by which such awards are evidenced, in each case unless otherwise provided in the award agreement for the award.

With respect to the employment agreements with Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, and Ms. Macomber, “change of control” is defined as follows:
(a)    With respect to any long-term equity-based incentive award or other long-term incentive award granted prior to December 16, 2020, the occurrence of any of the following:
(1)    any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires ownership of stock of Redwood that, together with other stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of all stock of Redwood; or
(2)    any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Redwood possessing 30 percent or more of the total voting power of the stock of Redwood; or
(3)    during any 12-month period, a majority of the members of Redwood’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of Redwood’s Board of Directors prior to such appointment or election; or
(4)    any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Redwood that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Redwood immediately before such acquisition or acquisition; provided, that no change of control shall be deemed to occur when the assets are transferred to (x) a stockholder of Redwood in exchange for or with respect to its stock, (y) a person, or more than one person acting as a group (within the meaning of Section 409A of the Code), that owns, directly or indirectly, 50 percent or more of the total value or voting power of all of the outstanding stock of Redwood, or (z) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person that owns directly or indirectly 50 percent or more of the total value or voting power of all of the outstanding stock of Redwood, in each case with such persons status determined immediately after the transfer of assets.

(b)    With respect to any severance payment or benefit or any long-term equity-based incentive award or other long-term incentive award granted on or after December 16, 2020, the occurrence of any of the following:
(1)    a transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (a) and (b) of subsection (3) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than Redwood, any of its subsidiaries, an employee benefit plan maintained by Redwood or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Redwood) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Redwood possessing more than 30% of the total combined voting power of Redwood’s securities outstanding immediately after such acquisition; or
(2)    during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with Redwood to effect a transaction described in subsections (1) or (3) of this definition) whose election by the Board or nomination for election by Redwood’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(3)    the consummation by Redwood (whether directly involving Redwood or indirectly involving Redwood through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Redwood’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
a.    which results in Redwood’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Redwood or the person that, as a result of the transaction, controls, directly or indirectly, Redwood or owns, directly or indirectly, all or substantially all of Redwood’s assets or otherwise succeeds to the business of Redwood (Redwood or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and
b.    after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 30% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in Redwood prior to the consummation of the transaction.

For additional information related to the employment agreements with Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, and Ms. Macomber, please refer to Exhibits 10.23 through 10.28 to Redwood’s Annual Report on Form-K for the year ended December 31, 2021, filed on February 25, 2022.

With respect to Mr. Cochrane, in February 2020, Redwood entered into a letter agreement with Mr. Cochrane and agreed to provide Mr. Cochrane a $500,000 cash award, the payment of which was subject to continued employment through March 1, 2022 (which payment was subsequently made to Mr. Cochrane in accordance with the terms of the letter agreement following March 1, 2022). Redwood also agreed to provide Mr. Cochrane accelerated vesting of any DSUs and non-forfeiture of any PSUs that are outstanding but unvested as of February 28, 2020 in the event of his termination without “cause” prior to the otherwise scheduled vesting date for such equity-based awards.

Under the letter agreement with Mr. Cochrane, “cause” is defined as (i) commission of, indictment for, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (ii) with respect to Redwood or its business and operations, (A) any act or omission involving, or attempting, embezzlement, misappropriation, or fraud or (B) any act or omission involving dishonesty, misrepresentation or similar behavior, which, in the case of this clause (B) is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, Redwood or its business and operations in a manner that is significant, (iii) (A) breach of any Redwood policy (including any code of conduct or harassment policies) which is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, Redwood or any of its affiliates in a manner that is significant or (B) any significant breach of an agreement with Redwood or any of its affiliates, (iv) breach of any fiduciary duty or fiduciary obligation to Redwood or any of its affiliates which is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, Redwood or any of its affiliates, (v) any act of negligence, recklessness, or willful misconduct that has had or is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, Redwood or any of its affiliates or any of its or their business affairs, reputation, counterparties, employees, agents or vendors in a manner that is significant, (vi) failure to substantially perform one’s job or duties to Redwood or any of its affiliates as reasonably determined by Redwood, which failure shall continue for thirty (30) days after written notice thereof by Redwood, or (vii) unauthorized use or disclosure of trade secrets or confidential or proprietary information of Redwood or pertaining to Redwood’s business.

Any termination-related benefits for Mr. Cochrane under his letter agreement are contingent on his execution of a release of all claims against Redwood. For additional information related to the letter agreement with Mr. Cochrane, please refer to Exhibit 10.29 to Redwood’s Annual Report on Form-K for the year ended December 31, 2021, filed on February 25, 2022.

On August 4, 2021, Redwood issued a participation notice under Redwood’s Change in Control Severance Plan (the “CIC Severance Plan”) to Mr. Cochrane to designate him as a participant in the CIC Severance Plan. Mr. Cochrane’s participation notice became effective on March 2, 2022. As a participant in the CIC Severance Plan, Mr. Cochrane will be eligible to receive certain severance benefits, including a cash payment of 150% of his annual base salary in effect immediately prior to a “Qualifying Termination” plus an additional $10,000 if his employment with the Company is terminated without “cause” or for “good reason” and such termination is a Qualifying Termination related to a “Change-in-Control” (each, as defined below).

Under the CIC Severance Plan, “cause” is defined as the occurrence of any one or more of the following events: (a) failure to competently perform one’s job or duties to Redwood, or any of its subsidiaries or affiliates, as reasonably determined by Redwood, which failure shall continue for thirty (30) days after written notice thereof by Redwood; (b) any act of negligence or misconduct that has had or is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, Redwood, any of its subsidiaries or affiliates, or any of its or their business affairs, reputation, counterparties, employees, agents or vendors; (c) breach of any fiduciary duty or obligation to Redwood or any of its subsidiaries or affiliates; (d) (A) breach of any Redwood policy, or any policy of any of its subsidiaries or affiliates (including any code of conduct or harassment policies), which is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, Redwood or any of its subsidiaries or affiliates or (B) any breach of an agreement with Redwood or any of its subsidiaries or affiliates; (e) commission of, indictment for, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (f) theft, misappropriation, or embezzlement, or attempted theft, misappropriation, or embezzlement, of money or tangible or intangible assets or property of Redwood, any of its subsidiaries or affiliates, or any of its or their employees, customers, clients, or others having business relations with any of them; (g) any act of moral turpitude, dishonesty, or similar behavior injurious to the interests, property, operations, business or reputation of Redwood or any of its subsidiaries or affiliates; or (h) unauthorized use or disclosure of trade secrets or confidential or proprietary information of Redwood, any of its subsidiaries or affiliates, or pertaining to any of their business or operations.

Under the CIC Severance Plan, “good reason” is defined as the occurrence of any one or more of the following events, without the participant’s prior written consent: (a) a material reduction (at the direction of Redwood) in the value of the participant’s total compensation package (salary, wages, bonus opportunity, equity or other long-term incentive award opportunities, and benefits) if such a reduction is not linked to the performance of Redwood or one or more of its business units or subsidiaries or made in proportion to an across-the-board reduction for all similarly-situated employees of Redwood or the applicable business unit or employing subsidiary; or (b) the relocation of the participant’s principal office to a location more than 25 miles from its location as of the date of the participant’s participation notice, except for required travel on the Company’s business to the extent necessary to fulfill his obligations to Redwood or any of its subsidiaries or affiliates.

“Qualifying Termination” under the CIC Severance Plan is defined as a termination of the participant’s employment by Redwood without Cause, or by the participant for Good Reason.

“Change in Control” under the CIC Severance Plan is defined as the occurrence of any of the following:

(a) A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Redwood, any of its subsidiaries, an employee benefit plan maintained by Redwood or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Redwood) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Redwood possessing more than 30% of the total combined voting power of Redwood’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with Redwood to effect a transaction described in subsections (a) or (c) of this definition) whose election by the Board or nomination for election by Redwood’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by Redwood (whether directly involving Redwood or indirectly involving Redwood through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Redwood’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in Redwood’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Redwood or the person that, as a result of the transaction, controls, directly or indirectly, Redwood or owns, directly or indirectly, all or substantially all of Redwood’s assets or otherwise succeeds to the business of Redwood (Redwood or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 30% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in Redwood prior to the consummation of the transaction.

For additional information related to the CIC Severance Plan, please refer to Exhibit 10.3 to Redwood’s Annual Report on Form-K for the year ended December 31, 2021, filed on February 25, 2022.

Termination (No Change of Control)

If any of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, Ms. Macomber, or Mr. Cochrane had been terminated as of December 31, 2021 without “cause” or, if applicable, had terminated his or her employment as of that date for “good reason,” the approximate value of the severance benefits payable to him or her would have been as follows, as calculated in accordance with the terms of the respective agreements in place with each such NEO on December 31, 2021.

NEOs	Cash Severance Payment	Accelerated Vesting of Three-Year Vesting Cash Awards(1)	Accelerated Vesting of DSUs and csDSUs(2)	Benefits(3)	Total Value Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”
Christopher J. Abate	$4,900,000	$750,000	$7,020,918	$131,493	$12,802,411
Dashiell I. Robinson	$3,375,000	$618,750	$5,412,991	$87,066	$9,493,807
Brooke E. Carillo	$2,438,438	—	$2,561,102	$74,614	$5,074,154
Andrew P. Stone	$1,233,750	$266,250	$1,897,197	$57,132	$3,454,329
Sasha G. Macomber	$1,175,000	$166,667	$1,714,977	$69,211	$3,125,855
Collin L. Cochrane	$500,000	—	$292,986	—	$792,986

(1) The Three-Year Vesting Cash Awards granted to each of Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber in August 2020 provide for accelerated vesting of the unvested award amount in the event of a termination without “cause.” The employment agreements with Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber provide for accelerated vesting of the unvested award amount of the Three-Year Vesting Cash Awards granted to him or her in the event of a termination of employment for “good reason.”
(2) The value of acceleration of deferred stock units and cash-settled deferred stock units assumes a common stock price of $13.19 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2021). Although unvested performance stock units and other performance-based long-term incentive awards are not forfeited following a termination without “cause” (or, for Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, or Ms. Macomber following a voluntary termination for “good reason”), no value for unvested performance stock units and other performance-based long-term incentive awards was included due to the fact that under the applicable award agreements the performance stock units and other performance-based long-term incentive awards would vest, if at all, only at the end of the performance period and only to the extent the performance vesting threshold is met at the end of the performance period.
(3) Each of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, and Ms. Macomber is entitled to a continuation of health insurance, life insurance, and long-term disability insurance for the respective periods specified in their employment agreement (ranging from nine to 18 months depending on the individual executive) following a termination without “cause” or a voluntary termination for “good reason.”

Termination (Change of Control)

If a “change of control” occurred on December 31, 2021 and any of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, Ms. Macomber, or Mr. Cochrane had been terminated as of December 31, 2021 without “cause” or, in certain circumstances, had terminated his or her employment as of that date for “good reason,” the approximate value of the severance benefits payable to him or her would have been as reported in the table below, as calculated in accordance with the terms of the respective agreements in place on December 31, 2021.

NEOs	Cash Severance Payment(1)	Accelerated Vesting of Three-Year Vesting Cash Awards(2)	Accelerated Vesting of DSUs and csDSUs(3)	Accelerated Vesting of PSUs and Other Performance-Based Long-Term Incentive Awards(4)	Benefits(5)	Total Value Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” (6)
Christopher J. Abate	$6,040,000	$750,000	$7,020,918	$7,643,742	$175,325	$21,629,985
Dashiell I. Robinson	$4,000,000	$618,750	$5,412,991	$5,553,114	$130,599	$15,715,454
Brooke E. Carillo	$2,885,625	$—	$2,561,102	$—	$99,485	$5,546,212
Andrew P. Stone	$1,470,000	$266,250	$1,897,197	$2,181,519	$76,176	$5,891,142
Sasha G. Macomber	$1,250,000	$166,667	$1,714,977	$1,563,711	$95,281	$4,790,636
Collin L. Cochrane	$500,000	$—	$1,651,358	$735,765	$—	$2,887,123

(1)Excludes actual annual or pro-rated performance-based bonus amounts earned immediately prior to “change in control.” Mr. Robinson’s cash severance payment following a “change of control” is capped at $4 million.
(2)The Three-Year Vesting Cash Awards granted to each of Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber in August 2020 provide for accelerated vesting of the unvested award amount in the event of a termination without “cause.” The employment agreements with Mr. Abate, Mr. Robinson, Mr. Stone, and Ms. Macomber provide for accelerated vesting of the unvested award amount of the Three-Year Vesting Cash Awards granted to him or her in the event he or she terminates his or her employment for “good reason.”
(3)The value of acceleration of deferred stock units and cash-settled deferred stock units assumes a “change in control” price of $13.19 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2021).
(4)The number of performance stock units and other performance-based long-term incentive awards eligible for accelerated vesting is determined by reference to the attainment of the related performance goals through December 31, 2021, assuming a “change in control” price of $13.19 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2021). The value of outstanding performance stock units granted in 2019 and 2021 at a change of control price of $13.19 per share is estimated to be zero. Further details regarding the terms of performance stock units awarded in 2021 are provided on pages 60-61 of this Proxy Statement under the heading “Compensation Discussion and Analysis – 2021 Long-Term Equity-Based Incentive Awards – Performance-Based Vesting – PSUs Granted in December 2021”; further details regarding the terms of performance stock units granted in 2019 and 2020 are provided in the Company’s 2020 and 2021 annual proxy statements; and further details regarding the Long-Term Relative TSR Performance Vesting Cash Awards are provided in the Company’s 2021 annual proxy statement.
(5)Each of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, and Ms. Macomber is entitled to a continuation of health insurance, life insurance, and long-term disability insurance for the period specified in their employment agreement (ranging from 12 to 24 months depending on the executive) following a termination without “cause” or for “good reason.”
(6)In accordance with their employment agreement terms, if any payments made to Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, or Ms. Macomber in connection with a “change in control” would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments would be reduced if and to the extent that doing so would result in net after-tax payments and benefits for the executive officer that are more favorable than the net after-tax payments and benefits payable to the executive officer in the absence of such a reduction after the imposition of the excise tax. The figures reported in this table do not reflect any such reductions as a result of Code Section 280G limits. No executive officer is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).

Termination (Death or Disability)

If any of Mr. Abate, Mr. Robinson, Ms. Carillo, Mr. Stone, Ms. Macomber, or Mr. Cochrane, had his or her employment terminated as of December 31, 2021 as a result of death or disability, the approximate value of the severance benefits payable to him or her would have been as follows, as calculated in accordance with the terms of the respective agreements in place on December 31, 2021.

NEO	Cash Severance Payment	Accelerated Vesting of Three-Year Vesting Cash Awards(1)	Accelerated Vesting of DSUs and csDSUs(2)	Total Value Termination “Death or Disability”
Christopher J. Abate	$1,480,000	$750,000	$7,020,918	$9,250,918
Dashiell I. Robinson	$1,312,500	$618,750	$5,412,991	$7,344,241
Brooke E. Carillo	$649,688	—	$2,561,102	$3,210,790
Andrew P. Stone	$525,000	$266,250	$1,897,197	$2,688,447
Sasha G. Macomber	$500,000	$166,667	$1,714,977	$2,381,644
Collin L. Cochrane	—	—	$1,651,358	$1,651,358

(1)The Three-Year Vesting Cash Awards granted to each of Mr. Abate, Mr. Robinson, Mr. Stone, Ms. Macomber, and Mr. Stern in August 2020 provide for accelerated vesting of the unvested award amount in the event of death or disability.
(2)The value of acceleration of deferred stock units and cash-settled deferred stock units assumes a common stock price of $13.19 per share (the closing price of Redwood’s common stock on the NYSE on December 31, 2021). Although unvested performance stock units and other performance-based long-term incentive awards are not forfeited following death or disability, no value for unvested performance stock units or other performance-based long-term incentive awards was included due to the fact that under the applicable award agreements the performance stock units and other performance-based long-term incentive awards would vest, if at all, only at the end of the performance period and only to the extent the performance vesting threshold is met at the end of the performance period.

Compensation Risks

As noted above, the Compensation Committee reviews risks that may arise from Redwood’s compensation policies and practices. In particular, during the fourth quarter of 2021 and the first quarter of 2022, management, in consultation with FW Cook and the Compensation Committee, prepared a framework for performing a compensation risk assessment, which framework provided for assessment of risks relating to, among other things, components of compensation, performance metrics, performance-based compensation leverage, the timing of compensation delivery, equity-based incentive compensation, stock ownership requirements, stock trading policies, methods for assessing performance, and performance culture. Subsequently, management utilized the framework to prepare a compensation risk assessment for review and consideration by the Compensation Committee and the Audit Committee. Following the review and discussion of this assessment by those committees, as well as other reviews and discussions relating to risks that may arise from Redwood’s compensation policies and practices, the Compensation Committee determined, after consultation with FW Cook, that it does not currently believe that Redwood’s compensation policies and practices are reasonably likely to have a material adverse effect on Redwood.

CEO Pay Ratio

  As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of the SEC’s Regulation S-K, the following information is being provided regarding the ratio of the total compensation of Redwood’s median compensated employee to the total compensation of Redwood’s CEO during 2021.

For 2021, Redwood’s most recently completed fiscal year:

•Median Total Compensation – 2021. The annual total compensation of the employee who represents Redwood’s median compensated employee (excluding our CEO) was $148,581; and

•CEO’s Total Annual Compensation – 2021. The annual total compensation of Redwood’s CEO was $13,598,971.

Based on this information, for 2021, the estimated ratio of (x) the annual total compensation of Redwood’s CEO, to (y) the annual total compensation of Redwood’s median compensated employee, was 92 to 1. This pay ratio is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

Determining the Median Compensated Employee
•Employee Population
For purposes of determining the median compensated employee, Redwood determined that, as of December 31, 2021, its employee population, excluding the Chief Executive Officer, consisted of 298 individuals. Redwood’s employee workforce consists of full-time employees.
•Methodology for Determining Redwood’s Median Compensated Employee
To identify the median compensated employee from Redwood’s employee population, a review of the annual total compensation of each of Redwood’s employees was conducted. For purposes of measuring the annual total compensation of each employee, Redwood selected base salary, overtime pay and bonus as the most appropriate measure of compensation, which was consistently applied to all of Redwood’s employees. In identifying the median compensated employee, the compensation of all permanent employees who were new hires in 2021 was annualized.

•Compensation Measure and Annual Total Compensation of Median Compensated Employee
With respect to the annual total compensation of the median compensated employee, Redwood calculated the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $148,581.
•Annual Total Compensation of CEO
With respect to the annual total compensation of Redwood’s CEO, Redwood used the annual total compensation amount as reported in the “Summary Compensation Table” in the Proxy.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2021, with respect to compensation plans under which equity securities of the registrant are authorized for issuance.

Plan Category	Plan Name	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:	2014 Incentive Award Plan	5,478,231	(1)(2)	—	(3)	5,958,390
	2002 Employee Stock Purchase Plan	—		—		280,392
Equity compensation plan not approved by security holders:	Director Stock-in-lieu-of-Cash Plan	242,778	(4)	—	(3)	43,225
Total		5,721,009		—		6,282,007

(1)As of December 31, 2021, 5,478,231 shares of common stock may be issued pursuant to outstanding awards under the 2014 Incentive Award Plan, consisting of (i) 4,210,382 outstanding deferred stock units (DSUs) and restricted stock units (RSUs), and (ii) 1,267,849 outstanding performance stock units (PSUs) based on target number of shares awarded. The amount of shares listed does not include 28,141 shares of restricted stock where the restrictions have not yet lapsed, but which shares are issued and outstanding. For additional information regarding each category of equity award, please refer to Note 2 below.
(2)As of December 31, 2021, 4,210,382 outstanding DSUs and RSUs issuable under the 2014 Incentive Award Plan, consisting of 1,227,125 vested DSUs and 2,983,257 unvested DSUs and RSUs. As of December 31, 2021, there were no outstanding stock options under the 2014 Plan. As of December 31, 2021, all 1,267,849 PSUs were unearned and outstanding (based on the target number of shares to be awarded upon the contingent vesting of PSUs). PSUs are performance-based equity awards under which the number of shares of common stock that may be issued at the time of vesting will generally range from 0% to 250% of the number of PSUs granted based on the level of satisfaction of the applicable performance-based vesting condition over the vesting period, with the number of PSUs granted being adjusted to reflect the value of any dividends paid on shares of common stock during the vesting period.
(3)As of December 31, 2021, there were no outstanding stock options and under our equity compensation plans no exercise price is applicable to DSUs, RSUs and PSUs.
(4)As of December 31, 2021, 242,778 shares of common stock may be issued pursuant to the Director Stock-in-lieu-of-Cash provisions of Redwood’s Amended and Restated Executive Deferred Compensation Plan. Through this Plan, directors may elect to defer receipt of cash compensation and/or dividend equivalent rights, and instead acquire fully vested DSUs. For additional information, please refer to the Amended and Restated Executive Deferred Compensation Plan, as amended, in Exhibits 10.17, 10.18, and 10.19 to Redwood’s Annual Report on Form-K for the year-ended December 31, 2021 filed on February 25, 2022).

ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC within certain time periods following events giving rise to such filing requirements. Their initial report must be filed using the SEC’s Form 3 and subsequent stock purchases, sales, option exercises and other changes must be reported on the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on the SEC’s Form 5. Based solely on a review of the copies of such reports, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers, and stockholders were complied with during 2021.

Absence of Compensation Committee Interlocks and No Insider Participation on Compensation Committee

Our Compensation Committee currently consists of Ms. Proctor (the Chair), Mr. Baum, Mr. Falcon, Ms. Horvath, Mr. Kubicek, and Mr. Pero. No member of our Compensation Committee has served as an officer or employee of Redwood at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Certain Relationships and Related Transactions

Our Board of Directors monitors and reviews issues involving potential conflicts of interest and related party transactions. In this regard, the Board of Directors applies Redwood’s Code of Ethics, which provides that directors, officers, and all other employees are prohibited from taking actions, having interests, or having relationships that would cause a conflict of interest, and our directors, officers, and all other employees are expected to refrain from taking actions, having interests, or having relationships that would appear to cause a conflict of interest. Except as described below, there were no relationships or related party transactions between Redwood and any affiliated parties that are required to be reported in this Proxy Statement.

Relationship with Falcon Capital Advisors LLC: Mr. Falcon is the founder, owner, and CEO of Falcon Capital Advisors LLC and has been a director of Redwood since March 30, 2021. Falcon Capital Advisors LLC provided consulting services to Redwood until March 26, 2021. Between January 1, 2020 and March 26, 2021, Falcon Capital Advisors LLC earned consulting fees of approximately $300,000 from Redwood.

AUDIT COMMITTEE MATTERS
Audit Committee Report

The Audit Committee of the Board of Directors reports to and acts on behalf of the Board of Directors in providing oversight of the financial and risk management, independent registered public accounting firm, and financial reporting procedures of Redwood. Redwood’s management is responsible for internal controls and for preparing Redwood’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of Redwood’s consolidated financial statements in accordance with the Public Company Accounting Oversight Board (“PCAOB”) standards and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities by Redwood’s management and the independent registered public accounting firm, including responsibility for the appointment, compensation and oversight of the independent registered public accounting firm.

In this context, the Audit Committee met and held discussions during 2021 and 2022 with management and the independent registered public accounting firm (including private sessions with the independent registered public accounting firm and Redwood’s head of internal audit). During these meetings, the Audit Committee, among other things, reviewed and discussed with both management and the independent registered public accounting firm the quarterly and audited year-end financial statements and reports prior to their issuance. These meetings also included an overview of the preparation and review of these financial statements and a discussion of any significant accounting issues. Management and the independent registered public accounting firm advised the Audit Committee that these financial statements were prepared under generally accepted accounting principles in all material respects. The Audit Committee also discussed the quality, not just the acceptability, of the accounting principles used in preparing the financial statements, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB Auditing Standard No. 1301 “Communications with Audit Committees.”

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter regarding the firm’s independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The independent registered public accounting firm provided certain other services in 2021. These disclosures and other matters relating to the firm’s independence, including any provision of non-audit services and the fees billed for professional services by the independent registered public accounting firm, were reviewed by the Audit Committee and discussed with the independent registered public accounting firm.

The independent registered public accounting firm discussed the scope of its audit with the Audit Committee prior to the audit. The Audit Committee discussed the results of the audit with management and the independent registered public accounting firm. The Audit Committee also discussed with management and the independent registered public accounting firm the adequacy of Redwood’s internal controls, policies, and systems, and the overall quality of Redwood’s financial reporting.

The Audit Committee also considered the reappointment of the independent registered public accounting firm, including based on an assessment of the service provided by the independent registered public accounting firm and the effectiveness of the external audit process. The Audit Committee considered, among other factors, the independence and integrity of the independent registered public accounting firm and its controls and procedures; the performance and qualifications of the independent registered public accounting firm, including expertise related to Redwood’s business and operations; the quality and effectiveness of the independent registered public accounting firm's personnel and communications; and the appropriateness of fees for professional services.

Based on its review of the financial statements, and in reliance on its review and discussions with management and the independent registered public accounting firm, the results of internal and external audit examinations, evaluations by the independent registered public accounting firm of Redwood’s internal controls, and the quality of Redwood’s financial reporting, the Audit Committee recommended to the Board of Directors that Redwood’s audited financial statements be included in Redwood’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the Securities and Exchange Commission.

Audit Committee:
  Greg H. Kubicek, Chair
  Debora D. Horvath
  George W. Madison
Georganne C. Proctor
Faith A. Schwartz

Fees to Independent Registered Public Accounting Firm for 2021 and 2020

Grant Thornton LLP audited Redwood’s financial statements and otherwise acted as Redwood’s independent registered public accounting firm with respect to the fiscal years ended December 31, 2021 and 2020. The following is a summary of the fees billed to Redwood by Grant Thornton LLP for professional services rendered for 2021 and 2020:

	2021	2020
Audit Fees	$1,867,150	$1,498,060
Audit-Related Fees	37,450	26,750
Total Fees	$1,904,600	$1,524,810

Audit Fees were for the audits of our annual consolidated financial statements included in our Annual Report on Form 10-K, review of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, audits of our internal controls over financial reporting as required by Sarbanes-Oxley, audits of annual financial statements of certain of our subsidiaries, as well as other services in connection with statutory and regulatory filings or engagements.

Audit-Related Fees reflect fees for attestation services related to certain of our subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

It is the Audit Committee’s policy to review and pre-approve the scope, terms, and related fees of all auditing services and permitted non-audit services provided by the Independent Registered Accounting Firm, subject to de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the audit.

ITEM 2 — RATIFICATION OF APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as the independent registered public accounting firm to audit the books of Redwood and its subsidiaries for the year ending December 31, 2022, to report on the consolidated financial statements of Redwood and its subsidiaries, and to perform such other appropriate accounting services as may be required by our Board of Directors. The Board of Directors recommends that the stockholders vote in favor of ratifying the appointment of Grant Thornton LLP for the purposes set forth above. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will consider a change in auditors for the next year. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Redwood.

Grant Thornton LLP has advised the Audit Committee that they are independent accountants with respect to Redwood, within the meaning of standards established by the American Institute of Certified Public Accountants, the PCAOB, and the Independence Standards Board and federal securities laws administered by the SEC. A representative of Grant Thornton LLP will be present either telephonically or via webcast at the Annual Meeting, will have the opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

Vote Required

If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2022. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the results of the vote in ratifying the appointment of Grant Thornton LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS REDWOOD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

ITEM 3 — VOTE ON AN ADVISORY RESOLUTION TO
APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Each year, Redwood’s stockholders have an opportunity to vote on a resolution to approve, on an advisory (non-binding) basis, the compensation of Redwood’s Named Executive Officers (also referred to as NEOs) as disclosed in this Proxy Statement in the “Compensation Discussion and Analysis” section and the related executive compensation tables and narrative discussion. This proposal, commonly known as a “Say-on-Pay” proposal, gives Redwood’s stockholders the opportunity to express their views on the compensation of Redwood’s Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Redwood’s NEOs and the executive compensation philosophy, objectives, programs, plans, policies, and practices described in this Proxy Statement. Redwood’s NEOs are the officers listed in the various compensation tables of the “Compensation Discussion and Analysis” section of this Proxy Statement and the related executive compensation tables that follow the “Compensation Discussion and Analysis” section.
The Compensation Committee of Redwood’s Board of Directors acts on behalf of the Board of Directors in administering Redwood’s executive compensation plans and programs. As described in detail within the “Compensation Discussion and Analysis” section of this Proxy Statement, Redwood has a performance-based executive compensation philosophy and program that seeks to provide incentives to achieve both short- and long-term business and stockholder return objectives, align the interests of executive officers with those of long-term stockholders, and enable Redwood to hire and retain talented individuals in a competitive marketplace.
The Compensation Committee is committed to providing disclosure within the “Compensation Discussion and Analysis” section of this Proxy Statement that gives insight into the process by which it arrives at determinations relating to executive compensation and the underlying rationales. Among other things, the Compensation Discussion and Analysis describes:
•The Compensation Committee’s process for reviewing and determining the elements of the CEO’s compensation and that of the other NEOs.
•The rationale for the different elements of the NEOs’ compensation and Redwood’s compensation philosophy, objectives, and methodology for competitive benchmarking.
•The metrics and goals used for performance-based compensation and factors taken into account in the Committee’s determination of whether those metrics and goals were satisfied.
•The severance and change of control payments that NEOs may become entitled to receive under certain circumstances.
•The role of the Compensation Committee’s independent compensation consultant.

Each year the Committee reviews Redwood’s compensation philosophy and its executive compensation plans and programs. After taking into account various factors and analyses, input from its independent compensation consultant, feedback from stockholders obtained during ongoing outreach efforts, and the outcome of recent stockholder advisory votes on executive compensation (commonly referred to as “Say-on-Pay” votes), the Committee makes compensation determinations it believes are appropriate in light of its executive compensation objectives.
Please read the “Executive Summary of Compensation Discussion and Analysis” and “Compensation Discussion and Analysis” sections of this Proxy Statement, which begin on pages 32 and 38, respectively, and the related executive compensation tables, which begin on page 73, for more information about the compensation of Redwood’s NEOs for 2021. The Board of Directors and the Compensation Committee believe these disclosures should be taken into consideration by stockholders in exercising their advisory vote on executive compensation.
*  *  *

At this 2022 Annual Meeting, stockholders are being asked to indicate their support for the compensation of Redwood’s Named Executive Officers as disclosed in this Proxy Statement. As noted above, this vote is not intended to address any specific item of compensation, but rather the overall compensation of Redwood’s Named Executive Officers and the executive compensation philosophy, objectives, programs, plans, policies, and practices described in this Proxy Statement.
Accordingly, Redwood’s stockholders are asked to vote “FOR” the following advisory resolution at the Annual Meeting:
“RESOLVED, that the compensation of the Named Executive Officers, as disclosed in the Annual Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables and narrative disclosure, is hereby approved.”
This “Say-on-Pay” vote is a non-binding advisory vote. The approval or disapproval of this resolution by stockholders will not require the Board of Directors or the Compensation Committee to take any action regarding Redwood’s executive compensation practices. The final decision on the compensation and benefits of Redwood’s Named Executive Officers and on whether, and if so, how, to address stockholder disapproval of this resolution remains with the Board of Directors and the Compensation Committee. In 2011, and again in 2017, the Board of Directors determined to hold an advisory “Say-on-Pay” vote every year. Unless the Board of Directors modifies its determination of the frequency of future “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote (following the 2022 Annual Meeting) will be held at Redwood’s 2023 annual meeting of stockholders.

Vote Required
If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve, on an advisory basis, the resolution approving the compensation of Redwood’s Named Executive Officers. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), stockholders may present proper proposals for inclusion in Redwood’s 2023 annual proxy statement and for consideration at Redwood’s 2023 annual meeting of stockholders. To be eligible for inclusion in Redwood’s 2023 annual proxy statement, a stockholder proposal must be received in writing not less than 120 calendar days before the first anniversary of the date Redwood released its proxy statement for the preceding year’s annual meeting and must otherwise comply with Rule 14a-8 under the Exchange Act. Accordingly, a stockholder nomination for director or proposal of business intended to be considered at the 2023 annual meeting of stockholders must be received by Redwood’s Secretary not later than December 15, 2022 to be eligible for inclusion in Redwood’s 2023 annual proxy statement. While the Board of Directors will consider stockholder proposals, Redwood reserves the right to omit from its annual proxy statement stockholder proposals that it is not required to include under the Exchange Act and Redwood’s Bylaws, including as a result of Rule 14a-8 under the Exchange Act.

In addition, Redwood’s current Bylaws contain advance notice provisions with respect to matters to be brought before an annual meeting, including nominations for election to the Board of Directors. Redwood’s Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice containing the information required by the Bylaws must be delivered to the Secretary at Redwood’s principal executive office not earlier than the 150th calendar day nor later than 5:00 p.m., Pacific Time, on the 120th calendar day prior to the first anniversary of the date we released the proxy statement for the preceding year’s annual meeting. Accordingly, under Redwood's current Bylaws, a stockholder nomination for director or proposal of business intended to be considered at the 2023 annual meeting of stockholders must be received by the Secretary not earlier than November 15, 2022, and not later than 5:00 p.m., Pacific Time, on December 15, 2022. Proposals should be mailed to Redwood Trust, Inc., Attention: Secretary, One Belvedere Place, Suite 300, Mill Valley, CA 94941. In addition to satisfying the foregoing requirements under Redwood’s current Bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-9 under the Exchange Act no later than March 25, 2023.

A copy of the Bylaws may be obtained from Redwood’s Secretary by written request to the same address.

INFORMATION INCORPORATED BY REFERENCE

This Proxy Statement incorporates by reference the information set forth in Redwood’s Annual Report on Form 10-K for the year ended December 31, 2021 (the 2021 Annual Report) under the following headings: Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Item 7A. Quantitative and Qualitative Disclosures about Market Risk; Item 8. Financial Statements and Supplementary Data; and Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Copies of our 2021 Annual Report on Form 10-K are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of Redwood at (866) 269-4976 or at the principal executive offices of Redwood at the address set forth above under “Stockholder Proposals for the 2023 Annual Meeting.” In addition, within the Investor Relations section of Redwood’s website located at www.redwoodtrust.com, you can obtain, without charge, a copy of Redwood’s 2021 Annual Report on Form 10-K. Please note that the information on Redwood’s website is not part of this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS
March 30, 2022    /s/ Andrew P. Stone
Mill Valley, California    Secretary

ANNEX A

Reconciliation of
Non-GAAP Adjusted Return on Equity
to
Return on Equity Based on GAAP Financial Results

Reconciliation of:
2021 Adjusted Return on Equity (Adjusted ROE)
to
2021 GAAP Return on Equity (ROE)
($ in thousands)

	Calculation of:
	GAAP ROE	Adjusted ROE
2021 GAAP Net Income	$319,613	$319,613
Adjustment: Add-back of purchase accounting-related expenses(1)	—	$14,973
2021 Net Income	$319,613	$334,586

2021 Average GAAP Equity	$1,276,070	$1,276,070
Adjustment: Subtract average 2021 GAAP Accumulated Other Comprehensive Income(2)	—	$2,258
2021 Average Equity	$1,276,070	$1,273,812

Calculation: Divide 2021 GAAP Net Income by 2021 Average Equity	25.0%	26.3%

(1)	Add-back of certain purchase accounting-related items related to acquisitions completed in 2019, including amortization of purchase-related intangible assets and stock-based purchase consideration of $19.1 million, reduced by estimated tax impact of negative $4.1 million.
(2)	Represents cumulative net unrealized mark-to-market gains and losses on available-for-sale securities and cash flow hedges on certain of Redwood’s long-term debt.

Reconciliation of:
2019 Adjusted Return on Equity (Adjusted ROE)
to
2019 GAAP Return on Equity (ROE)
($ in thousands)

	Calculation of:
	GAAP ROE	Adjusted ROE
2019 GAAP Net Income	$169,183	$169,183
2019 Average GAAP Equity	$1,601,259	$1,601,259
Adjustment: Subtract average 2019 GAAP Accumulated Other Comprehensive Income(1)	—	$46,531
2019 Average Equity	$1,601,259	$1,554,727
Calculation: Divide 2019 GAAP Net Income by 2019 Average Equity	10.6%	10.9%(2)

(1)	Represents cumulative net unrealized mark-to-market gains and losses on available-for-sale securities and cash flow hedges on certain of Redwood’s long-term debt.

(2)
In determining the company performance component of NEOs’ annual bonuses earned for 2019, the Compensation Committee excluded the impact on Redwood’s financial performance of certain purchase accounting-related items and out-of-pocket transaction expenses related to acquisitions completed within 2019, as detailed in the table below. Adjusted ROE for 2019 would have been 6/10th of a percentage point higher had the net impact of these items been excluded from net income when calculating Adjusted ROE.

Purchase Accounting-Related Items and Transaction Expenses, Net ($ in thousands)

2019
Purchase accounting items:
Eliminate gain on remeasurement(1)	$(2,441)
Add back intangible asset/equity amortization(2)	$9,524
Add back contingent consideration expense(3)	$3,217
Add back corporate acquisition and related expenses:	$2,176
Estimated Tax impact:	$(2,620)
Total Purchase Accounting-Related Items and Transaction Expenses, Net	$9,856

(1) One-time gain associated with the re-measurement of initial minority investment and purchase option in 5 Arches.
(2) Amortization of purchase-related intangible assets and stock-based purchase consideration.
(3) Fair value adjustments to the contingent consideration liability related to the remaining purchase consideration for the 5 Arches platform.

Reconciliation of:
2018 Adjusted Return on Equity (Adjusted ROE)
to
2018 GAAP Return on Equity (ROE)
($ in thousands)

	Calculation of:
	GAAP ROE	Adjusted ROE
2018 GAAP Net Income	$119,600	$119,600
2018 Average GAAP Equity	$1,280,287	$1,280,287
Adjustment: Subtract average 2018 GAAP Accumulated Other Comprehensive Income(1)	—	$76,309
2018 Average Equity	$1,280,287	$1,203,978
Calculation: Divide 2018 GAAP Net Income by 2018 Average Equity	9.3%	9.9%

(1)	Represents cumulative net unrealized mark-to-market gains and losses on available-for-sale securities and cash flow hedges on certain of Redwood’s long-term debt.

Reconciliation of:
2017 Adjusted Return on Equity (Adjusted ROE)
to
2017 GAAP Return on Equity (ROE)
($ in thousands)

	Calculation of:
	GAAP ROE	Adjusted ROE
2017 GAAP Net Income	$140,406	$140,406
2017 Average GAAP Equity	$1,181,056	$1,181,056
Adjustment: Subtract average 2017 GAAP Accumulated Other Comprehensive Income(1)	—	$74,202
2017 Average Equity	$1,181,056	$1,106,854
Calculation: Divide 2017 GAAP Net Income by 2017 Average Equity	11.9%	12.7%

(1)	Represents cumulative net unrealized mark-to-market gains and losses on available-for-sale securities and cash flow hedges on certain of Redwood’s long-term debt.

REDWOOD TRUST

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Greg H. Kubicek	☐	☐	☐	02 - Christopher J. Abate	☐	☐	☐	03 - Armando Falcon	☐	☐	☐
04 - Douglas B. Hansen	☐	☐	☐	05 - Debora D. Horvath	☐	☐	☐	06 - George W. Madison	☐	☐	☐
07 - Georganne C. Proctor	☐	☐	☐	08 - Dashiell I. Robinson	☐	☐	☐	09 - Faith A. Schwartz	☐	☐	☐

+

	For	Against	Abstain
2. Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for 2022. **The Board of Directors recommends a vote FOR ratification.**	☐	☐	☐
3. Non-binding advisory resolution to approve named executive officer compensation. **The Board of Directors recommends a vote FOR approval.**	☐	☐	☐

4. To vote and otherwise represent the undersigned on any other business that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card and insert the date of your signature(s). All joint holders must sign. When signing as an attorney, trustee, executor, administrator, guardian, or corporate officer, please provide your FULL title under your signature(s).

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1UPX 530334 +

03KUDB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Redwood Trust, Inc.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders – May 24, 2022

THE UNDERSIGNED STOCKHOLDER OF REDWOOD TRUST, INC., A MARYLAND CORPORATION (THE "COMPANY"), HEREBY APPOINTS CHRISTOPHER J. ABATE AND DASHIELL I. ROBINSON, OR EITHER OF THEM, AS PROXIES FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION IN EITHER OF THEM, TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD VIRTUALLY VIA THE INTERNET AT WWW.MEETNOW.GLOBAL/MZRAR64 ON MAY 24, 2022, AT 8:30 A.M., PACIFIC TIME, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF, TO CAST ON BEHALF OF THE UNDERSIGNED ALL VOTES THAT THE UNDERSIGNED IS ENTITLED TO CAST AT THAT MEETING AND OTHERWISE TO REPRESENT THE UNDERSIGNED AT THE MEETING WITH ALL POWERS POSSESSED BY THE UNDERSIGNED IF PERSONALLY PRESENT AT THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND OF THE ACCOMPANYING PROXY STATEMENT, THE TERMS OF EACH OF WHICH ARE INCORPORATED BY REFERENCE, AND REVOKES ANY PROXY HERETOFORE GIVEN WITH RESPECT TO SUCH MEETING.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE OF THIS PROXY CARD. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE SPECIFIED NOMINEES FOR DIRECTOR, "FOR" RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2022 AND "FOR" THE NON-BINDING ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE COMPENSATION. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY IS REVOCABLE AND THE UNDERSIGNED MAY REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE. ATTENDANCE OF THE UNDERSIGNED AT SAID MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL NOT REVOKE THIS PROXY UNLESS THE UNDERSIGNED SHALL INDICATE AFFIRMATIVELY THEREAT THE INTENTION OF THE UNDERSIGNED TO VOTE SAID SHARES IN PERSON. IF THE UNDERSIGNED HOLD(S) ANY SHARES OF THE COMPANY IN A FIDUCIARY, CUSTODIAL, OR JOINT CAPACITY OR CAPACITIES, THIS PROXY IS SIGNED BY THE UNDERSIGNED IN EVERY SUCH CAPACITY AS WELL AS INDIVIDUALLY.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 24, 2022: Our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021 are available at http://www.edocumentview.com/RWT.